Exhibit 10.8

Execution Version

CREDIT AGREEMENT

dated as of

November 30, 2011

among

VITRAN CORPORATION INC. and VITRAN EXPRESS CANADA INC.,

as Canadian Borrowers

VITRAN CORPORATION, VITRAN EXPRESS, INC., LAS VEGAS/L.A. EXPRESS, INC.,

VITRAN LOGISTICS CORP., VITRAN LOGISTICS, INC., SHORTHAUL TRANSPORT

CORPORATION and MIDWEST SUPPLY CHAIN, INC.,

as U.S. Borrowers

The other U.S. Borrowers party hereto from time to time,

The other Loan Parties party hereto from time to time,

The Lenders party hereto,

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

and

JPMORGAN CHASE BANK, N.A., TORONTO BRANCH,

as Canadian Administrative Agent

J.P. MORGAN SECURITIES LLC,

as Sole Bookrunner

J.P. MORGAN SECURITIES LLC and

ROYAL BANK OF CANADA,

as Co-Lead Arrangers

ROYAL BANK OF CANADA,

as Documentation Agent

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3.10	ERISA; Canadian Pension Plans	84
3.11	Disclosure	85
3.12	Material Contracts	86
3.13	Solvency	86
3.14	Insurance	87
3.15	Capitalization and Subsidiaries	87
3.16	Security Interest in Collateral	87
3.17	Employment Matters	88
3.18	Common Enterprise	88
3.19	Inactive Foreign Subsidiaries	88

ARTICLE IV – CONDITIONS		89
4.1	Effective Date	89
4.2	Each Credit Event	93

ARTICLE V – AFFIRMATIVE COVENANTS		94
5.1	Financial Statements; Canadian Borrowing Base; U.S. Borrowing Base and Other Information	94
5.2	Notices of Material Events	98
5.3	Existence; Conduct of Business	99
5.4	Payment of Obligations	99
5.5	Maintenance of Properties	99
5.6	Books and Records	99
5.7	Compliance with Laws	100
5.8	Use of Proceeds	100
5.9	Insurance	100
5.10	Casualty and Condemnation	100
5.11	Field Examinations; Inspection Rights	101
5.12	Depository Banks; Control Agreements	101
5.13	Additional Collateral; Further Assurances	102
5.14	Inactive Foreign Subsidiaries	104

ARTICLE VI – NEGATIVE COVENANTS		104
6.1	Indebtedness	104
6.2	Liens	106
6.3	Fundamental Changes	108
6.4	Investments, Loans, Advances, Guarantees and Acquisitions	108
6.5	Asset Sales	109
6.6	Sale and Leaseback Transactions	111
6.7	Swap Agreements	111
6.8	Restricted Payments; Certain Payments of Indebtedness	111
6.9	Transactions with Affiliates	112
6.10	Restrictive Agreements	112
6.11	Amendment of Material Documents	113
6.12	Capital Expenditures	113
6.13	Fixed Charge Coverage Ratio	113

ARTICLE VII – EVENTS OF DEFAULT		114

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ARTICLE VIII – THE ADMINISTRATIVE AGENT AND CANADIAN ADMINISTRATIVE AGENT		117

ARTICLE IX – MISCELLANEOUS		122
9.1	Notices	122
9.2	Waivers; Amendments	124
9.3	Expenses; Indemnity; Damage Waiver	126
9.4	Successors and Assigns	128
9.5	Survival	132
9.6	Counterparts; Integration; Effectiveness	133
9.7	Severability	133
9.8	Right of Setoff	133
9.9	Governing Law; Jurisdiction; Consent to Service of Process	134
9.10	WAIVER OF JURY TRIAL; JUDICIAL REFERENCE	134
9.11	Headings	135
9.12	Confidentiality	135
9.13	Several Obligations; Nonreliance; Violation of Law	136
9.14	USA PATRIOT Act	136
9.15	Disclosure	136
9.16	Appointment for Perfection	137
9.17	Interest Rate Limitation	137
9.18	Judgment Currency Conversion	137
9.19	Canadian Anti-Money Laundering Legislation	138

ARTICLE X – LOAN GUARANTY		139
10.1	Guaranty	139
10.2	Guaranty of Payment	139
10.3	No Discharge or Diminishment of Loan Guaranty	139
10.4	Defenses Waived	140
10.5	Rights of Subrogation	141
10.6	Reinstatement; Stay of Acceleration	141
10.7	Information	141
10.8	Taxes	141
10.9	Maximum Liability	142
10.10	Contribution	142
10.11	Liability Cumulative	143
10.12	Termination	143

ARTICLE XI – THE BORROWER REPRESENTATIVE		143
11.1	Appointment; Nature of Relationship	143
11.2	Powers	144
11.3	Employment of Agents	144
11.4	Notices	144
11.5	Successor Borrower Representative	144
11.6	Execution of Loan Documents; Borrowing Base Certificate	144
11.7	Reporting	144

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SCHEDULES:

Commitment Schedule

Schedule 2.6	Existing Letters of Credit
Schedule 3.5	Properties
Schedule 3.6	Disclosed Matters
Schedule 3.12	Material Contracts
Schedule 3.14	Insurance
Schedule 3.15	Capitalization and Subsidiaries
Schedule 4.1	Locations of Books and Records and Domicile of Accounts
Schedule 6.1	Existing Indebtedness
Schedule 6.2	Existing Liens
Schedule 6.4	Existing Investments
Schedule 6.10	Existing Restrictions

EXHIBITS:

Exhibit A	Form of Assignment and Assumption
Exhibit B	Form of Borrowing Base Certificate
Exhibit C	Form of Compliance Certificate
Exhibit D	Form of Joinder Agreement

CREDIT AGREEMENT dated as of November 30, 2011 (as it may be amended or modified from time to time, this “Agreement”), among VITRAN CORPORATION INC., an Ontario corporation, and VITRAN EXPRESS CANADA INC., an Ontario corporation, as Canadian Borrowers, VITRAN CORPORATION, a Nevada corporation, VITRAN EXPRESS, INC., a Pennsylvania corporation, LAS VEGAS/L.A. EXPRESS, INC., a California corporation, VITRAN LOGISTICS CORP., a Delaware corporation, VITRAN LOGISTICS, INC., an Indiana corporation, SHORTHAUL TRANSPORT CORPORATION, an Indiana corporation, and MIDWEST SUPPLY CHAIN, INC., a Kansas corporation, as U.S. Borrowers, the other Loan Parties party hereto from time to time, the Lenders party hereto, JPMORGAN CHASE BANK, N.A., as Administrative Agent, and JPMORGAN CHASE BANK, N.A., TORONTO BRANCH, as Canadian Administrative Agent.

The parties hereto agree as follows:

ARTICLE I – DEFINITIONS

1.1 Defined Terms.

As used in this Agreement, the following terms have the meanings specified below:

“Account” has the meaning assigned to such term in the U.S. Security Agreement and the Canadian Security Agreement, as applicable.

“Account Debtor” means any Person obligated on an Account.

“Acquisition” any transaction, or any series of related transactions, consummated on or after the date hereof, by which any Borrower or Loan Guarantor (i) acquires any going business or all or substantially all of the assets of any firm, corporation or limited liability company, or division thereof, whether through purchase of assets, merger or otherwise or (ii) acquires all or substantially all of the Equity Interests of any other Person.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period or for any CBFR Borrowing, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Adjusted One Month LIBOR Rate” means, an interest rate per annum equal to the sum of (i) 2.5% per annum plus (ii) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day); provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the rate appearing on the Reuters Screen LIBOR01 Page (or on any successor or substitute page) at approximately 11:00 a.m. London time on such day (without any rounding).

“Adjustment Date” has the meaning assigned to such term in Section 2.9(c)(i).

“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agents” means, individually and collectively, as the context may require, the Administrative Agent and the Canadian Administrative Agent.

“Aggregate Availability” means, at any time, an amount equal to (a) the lower of (i) the Aggregate Revolving Commitments minus the Overdraft Accommodation Maximum Amount, and (ii) the Aggregate Borrowing Base minus (b) the Aggregate Revolving Exposure (excluding the aggregate undrawn amount of each outstanding Letter of Credit issued on behalf of the U.S. Loan Parties or the Canadian Loan Parties and backed by the EDC Guarantee).

“Aggregate Borrowing Base” means the aggregate amount of the U.S. Borrowing Base and the Canadian Borrowing Base.

“Aggregate Credit Exposure” means, at any time, the aggregate Credit Exposure of the Lenders at such time.

“Aggregate Revolving Commitments” means, at any time, the aggregate Revolving Commitments of the Lenders at such time.

“Aggregate Revolving Exposure” means, at any time, the aggregate Revolving Exposure of the Lenders at such time.

“AML Legislation” has the meaning assigned to such term in Section 9.19.

“Applicable Percentage” means (a) in the case of any Lender, with respect to Revolving Loans, LC Exposure, Swingline Loans, or Overadvances, the percentage of the Aggregate Revolving Commitments equal to such Lender’s Revolving Commitment (or, if the Revolving Commitments have terminated or expired, such Lender’s share of the Aggregate Revolving Exposure at that time), (b) in the case of any U.S. Lender, with respect to U.S. Revolving Loans, U.S. LC Exposure, U.S. Swingline Loans, or U.S. Overadvances, a percentage of the aggregate U.S. Commitments equal to such U.S. Lender’s U.S. Commitment (or, if the U.S. Commitments have terminated or expired, such U.S. Lender’s share of the aggregate U.S. Revolving Exposure at that time) and (c) in the case of any Canadian Lender, with respect to Canadian Revolving Loans, Canadian LC Exposure, Canadian Swingline Loans, or Canadian Overadvances, a percentage of the total Canadian Commitments equal to such Canadian Lender’s Canadian Commitment (or, if the Canadian Commitments have terminated or expired, such Canadian Lender’s share of the aggregate Canadian Revolving Exposure at that time); provided that in the case of Section 2.20 when a Defaulting Lender shall exist, any such Defaulting Lender’s Revolving Commitment (or U.S. Commitment or Canadian Commitment, as applicable) shall be disregarded in any of such calculations.

“Applicable Rate” means, for any day, with respect to any Eurodollar Loan, CDOR Rate Loan, CBFR Loan or Canadian Prime Rate Loan, as the case may be, the applicable rate per annum set forth below under the caption “Eurodollar Spread and CDOR Rate Spread” or “CBFR Spread and Canadian Prime Rate Spread”, as the case may be, based upon the Average Quarterly Availability during the most recently completed fiscal quarter of Vitran; provided that until the fifth Business Day following Vitran’s fiscal quarter ending June 30, 2012, the “Applicable Rate” shall be the applicable spreads set forth below for Category 2:

Category	Average Quarterly Availability	Eurodollar Spread and CDOR Rate Spread	CBFR Spread and Canadian Prime Rate Spread
Category 1	>$50,000,000	2.25%	0.75%
Category 2	<$50,000,000 but >$25,000,000	2.50%	1.00%
Category 3	<$25,000,000	2.75%	1.25%

For purposes of the foregoing, the Applicable Rate shall be determined by the Administrative Agent as of the end of each fiscal quarter of Vitran based upon the Borrowing Base Certificates that are delivered from time to time pursuant to Section 5.1(f) during such fiscal quarter, with any changes to the Applicable Rate resulting from changes in the Average Quarterly Availability to be effective on the fifth Business Day after the end of each fiscal quarter; provided that the Applicable Rate shall be the applicable spreads set forth above for Category 3 (A) at any time that any Event of Default has occurred and is continuing (other than an Event of Default arising from the failure to deliver any Borrowing Base Certificate) or (B) if the Borrowers fail to deliver any Borrowing Base Certificate that is required to be delivered pursuant to Section 5.1(f), during the period from the expiration of the time for delivery thereof until five Business Days after such Borrowing Base Certificate is delivered; provided further that, if any Borrowing Base Certificate is at any time restated or otherwise revised or if the information set forth in any Borrowing Base Certificate otherwise proves to be false or incorrect (i) such that the Applicable Rate would have been higher than was otherwise in effect during any period, without constituting a waiver of any Default or Event of Default arising as a result thereof, interest due under this Agreement shall be immediately recalculated at such higher rate for any such applicable periods and shall be due and payable on demand, or (ii) such that the Applicable Rate would have been lower than was otherwise in effect during any period, interest due under this Agreement shall be immediately recalculated at such lower rate for any such applicable periods and shall be credited to a Funding Account; and provided further that, the failure to pay any additional interest as a result of any such inaccuracies shall not constitute a Default or an Event of Default unless either (x) such inaccuracies are a result of wilful misconduct, or (y) such additional interest or fees are not paid in full within three Business Days of the Administrative Agent’s or any Lender’s notification thereof to the Borrower Representative.

“Approved Fund” has the meaning assigned to such term in Section 9.4.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.4), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Revolving Commitments.

“Available Revolving Commitment” means, at any time, the Aggregate Revolving Commitments then in effect minus the Overdraft Accommodation Maximum Amount minus the Aggregate Revolving Exposure at such time (calculated with respect to any Defaulting Lender, as if such Defaulting Lender had funded its Applicable Percentage of all outstanding Borrowings).

“Average Quarterly Availability” means, for any fiscal quarter, the average daily Aggregate Availability for such fiscal quarter. Average Quarterly Availability shall be calculated by the Borrower Representative in a manner acceptable to the Administrative Agent.

“Banking Services” means each and any of the following bank services provided to any Loan Party by JPMorgan (or any of its Affiliates), Canadian Cash Management Bank or U.S. Cash Management Bank: (a) credit cards for commercial customers (including, without limitation, “commercial credit cards” and purchasing cards), (b) stored value cards and (c) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).

“Banking Services Obligations” of the Loan Parties means any and all obligations of the Loan Parties, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

“Banking Services Reserves” means all Reserves which the Administrative Agent from time to time establishes in its Permitted Discretion for Banking Services then provided or outstanding.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding or proposal, or has had a receiver, interim receiver, receiver and manager, monitor, sequestrator, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business, appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding, proposal or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or Canada or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality), to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” or “Borrowers” means, individually or collectively, the U.S. Borrowers and the Canadian Borrowers.

“Borrower Representative” means Vitran, in its capacity as contractual representative of the Borrowers pursuant to Article XI.

“Borrowing” means (a) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans or CDOR Rate Loans, as to which a single Interest Period is in effect, (b) a Swingline Loan, (c) a Protective Advance and (d) an Overadvance.

“Borrowing Base Certificate” means a certificate, signed and certified as accurate and complete by a Financial Officer of the Borrower Representative, in substantially the form of Exhibit B or another form which is acceptable to the Administrative Agent and the Canadian Administrative Agent in their Permitted Discretion, setting forth the Aggregate Borrowing Base, the Canadian Borrowing Base and the U.S. Borrowing Base.

“Borrowing Request” means a request by the Borrower Representative for a Revolving Borrowing in accordance with Section 2.3.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in Toronto, Ontario are authorized or required by law to remain closed; provided that, (a) when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market; and (b) when used in connection with any U.S. Revolving Loan or U.S. Letter of Credit, the term “Business Day” shall also exclude any day in which commercial banks in Chicago, Illinois are authorized or required by law to remain closed.

“Canadian Administrative Agent” means JPMorgan Chase Bank, N.A., Toronto Branch, in its capacity as administrative agent for the Canadian Lenders hereunder.

“Canadian Availability” means, as of any date of determination, (a) the lesser of (i) the total Canadian Commitments as of such date minus the Overdraft Accommodation Maximum Amount, and (ii) the Canadian Borrowing Base as of such date, minus (b) the total Canadian Revolving Exposure as of such date (excluding the aggregate undrawn amount of each outstanding Letter of Credit issued on behalf of the Canadian Loan Parties and backed by the EDC Guarantee), minus (c) the aggregate amount of all outstanding trade payables of each Canadian Loan Party which the Administrative Agent determines have not been paid within historical Canadian Loan Party practices (other than trade payables being contested or disputed by the Canadian Loan Party in good faith), all as determined by the Administrative Agent in its Permitted Discretion.

“Canadian Benefit Plans” means any plan, fund, program, or policy, whether oral or written, formal or informal, funded or unfunded, insured or uninsured, providing employee benefits, including medical, hospital care, dental, sickness, accident, disability, life insurance, pension, retirement or savings benefits, under which any Loan Party or any Subsidiary of any Loan Party has any liability with respect to any Canadian employee or former Canadian employee, but excluding any Canadian Pension Plans.

“Canadian Borrower” or “Canadian Borrowers” means, individually or collectively, as the context may require, Vitran and Vitran Express Canada Inc..

“Canadian Borrowing Base” means, at any time, the sum of (a) up to 85% of the Eligible Accounts owing to the Canadian Loan Parties at such time that are not Eligible Accounts set forth in (b)(ii) of this definition, plus (b) the lesser of (i) $3,000,000, and (ii) up to 90% of the Eligible Accounts owing to the Canadian Loan Parties at such time that are Investment Grade Eligible Accounts, minus (c) Reserves. The Administrative Agent may, in its Permitted Discretion, reduce the advance rates set forth above, adjust Reserves or reduce one or more of the other sub-limits used in computing the Canadian Borrowing Base.

“Canadian Cash Management Bank” means (a) as of the Effective Date, Royal Bank of Canada, in its capacity as the principal depositary bank for the Canadian Loan Parties, and (b) at any time after the Effective Date, any one or more of the Lenders selected by the Canadian Loan Parties, with the prior written consent of the Canadian Administrative Agent, such consent not to be unreasonably withheld or delayed, to become the successor principal depository bank for the Canadian Loan Parties; provided that, unless the Canadian Administrative Agent otherwise consents in writing, no Person shall become the successor “Canadian Cash Management Bank” unless and until such Person shall have entered into a Deposit Account Control Agreement with the Canadian Loan Parties and the Canadian Administrative Agent in form and substance reasonably acceptable to the Canadian Administrative Agent.

“Canadian Collection Account” means the account at JPMorgan Chase Bank, N.A., Toronto Branch, so designated by the Administrative Agent, in a written notice delivered to the Borrower Representative, to be the “Canadian Collection Account”, to which funds on deposit in Deposit Accounts maintained by the Canadian Loan Parties with the Canadian Cash Management Bank and all collections and other payments received in respect of the Accounts of the Canadian Loan Parties by the Canadian Cash Management Bank shall be remitted at all times during a Dominion Trigger Period.

“Canadian Commitment” means, with respect to each Canadian Lender, the commitment, if any, of such Canadian Lender to make Canadian Revolving Loans and to acquire participations in Canadian Letters of Credit, Canadian Overadvances and Canadian Swingline Loans hereunder, expressed as an amount representing the maximum possible aggregate amount of such Canadian Lender’s Canadian Revolving Exposure hereunder, as such commitment may be reduced or increased from time to time pursuant to (a) Section 2.9 and (b) assignments by or to such Canadian Lender pursuant to Section 9.4. The initial amount of each Canadian Lender’s Canadian Commitment is set forth on the Revolving Commitment Schedule, or in the Assignment and Assumption pursuant to which such Canadian Lender shall have assumed its Canadian Commitment, as applicable. The Canadian Commitment is a sub-facility of the Revolving Commitment and is not in addition to the Revolving Commitment.

“Canadian Dollar Loan” means any Loan denominated in Canadian Dollars bearing interest at the Canadian Prime Rate or the CDOR Rate.

“Canadian Dollars” or “Cdn $” means the lawful currency of Canada.

“Canadian Guarantee” means, individually and collectively as the context may require (a) the Guarantee agreement dated as of the date hereof by the Canadian Loan Guarantors in favour of the Administrative Agent (for the benefit of the Lender Parties) and (b) any other Guarantee agreement entered into after the Effective Date by any Canadian Loan Party in favour of the Lender Parties and Administrative Agent (for the benefit of the Lender Parties) and governed by the laws of Ontario pursuant to the terms of this Agreement, or any other Loan Document, including Section 5.13, in each case, as the same may be amended, restated or otherwise modified from time to time.

“Canadian Hypothec” means, individually and collectively as the context may require, (a) the Deeds of Hypothec dated as of the date hereof of the Canadian Loan Parties in favour of the Administrative Agent, and (b) any other deed of hypothec entered into after the Effective Date by any Canadian Loan Party pursuant to the terms of this Agreement, or any other Loan Document, including Section 5.13, in each case, as the same may be amended, restated or otherwise modified from time to time.

“Canadian LC Collateral Account” has the meaning assigned to such term in Section 2.6(j).

“Canadian LC Exposure” means, at any time, the sum of the Commercial LC Exposure and the Standby LC Exposure of each Canadian Borrower. The Canadian LC Exposure of any Canadian Lender at any time shall be its Applicable Percentage of the total Canadian LC Exposure at such time.

“Canadian Lender Parties” means, individually and collectively as the context may require, the Canadian Administrative Agent, the Issuing Banks issuing Canadian Letters of Credit and the Canadian Lenders. Each Canadian Lender shall be a Canadian Qualified Lender.

“Canadian Lenders” means the Persons listed on the Revolving Commitment Schedule as having a Canadian Commitment (provided that such Person or an Affiliate of such Person also has a U.S. Commitment equal to its Applicable Percentage of the total Canadian Commitments) and any other Person that shall acquire a Canadian Commitment (provided that at such time such Person or an Affiliate of such Person has, or is acquiring, a U.S. Commitment equal to its Applicable Percentage of the total Canadian Commitments) pursuant to an Assignment and Assumption or pursuant to an Aggregate Commitment Increase in accordance with Section 2.9, other than any such Person that ceases to be a Canadian Lender pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Canadian Lenders” includes the Canadian Swingline Lender.

“Canadian Letter of Credit” means any Letter of Credit issued hereunder for the purpose of providing credit support for Vitran or any Canadian Subsidiary.

“Canadian Loan Guarantors” means, individually or collectively as the context may require (a) each Canadian Borrower, Can-Am Logistics Inc., an entity organized under the laws of Ontario, Vitran Logistics Limited, an entity organized under the laws of Ontario, Expediteur T.W. Ltée, an entity organized under the laws of Canada, 1833660 Ontario Inc., an entity organized under the laws of Ontario, 1098304 Ontario Inc., an entity organized under the laws of Ontario, Doney Holdings, Inc., an entity organized under the laws of Ontario, Rout-Way Express Lines Ltd., an entity organized under the laws of Canada, 1277050 Alberta Inc., an entity organized under the laws of Alberta, Southern Express Lines of Ontario Limited, an entity organized under the laws of Ontario, Vitran Environmental System Inc., an entity organized under the laws of Ontario and 0772703 BC Ltd., an entity organized under the laws of British Columbia, (b) any Canadian Subsidiary that becomes a party to this Agreement after the Effective Date pursuant to a Joinder Agreement and delivers a Canadian Guarantee and guarantees the payment of the Obligations pursuant to Section 5.13, and (c) the successors and assigns of the Persons described in clauses (a) and (b) of this definition.

“Canadian Loan Parties” means, individually and collectively as the context may require, each Canadian Borrower and the other Canadian Loan Guarantors.

“Canadian Loans” means, individually and collectively as the context may require, the Canadian Revolving Loans, the Canadian Swingline Loans, the Canadian Overadvances and the Canadian Protective Advances.

“Canadian Obligations” means all unpaid principal of and accrued and unpaid interest on the Canadian Loans, all Canadian LC Exposure, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Canadian Loan Parties to the Canadian Lenders or to any Canadian Lender, the Administrative Agent, the Canadian Administrative Agent, any Issuing Bank with respect to Canadian Letters of Credit or any indemnified party arising under the Loan Documents.

“Canadian Overadvance” has the meaning assigned to such term in Section 2.5(d).

“Canadian Pension Plans” means each pension plan required to be registered under Canadian federal or provincial law that is maintained or contributed to by a Loan Party or any Subsidiary of any Loan Party for its Canadian employees or former Canadian employees, but does not include a Canadian Union Plan, the Canada Pension Plan or the Quebec Pension Plan as maintained by the Government of Canada or the Province of Quebec, respectively.

“Canadian Prime Rate” means, for any period, the rate per annum determined by the Canadian Administrative Agent to be the greater of (i) the rate of interest per annum most recently announced or established by JPMorgan Chase Bank, N.A., Toronto Branch as its reference rate in effect on such day for determining interest rates for Canadian Dollar denominated commercial loans in Canada and commonly known as “prime rate” (or its equivalent or analogous such rate), such rate not being intended to be the lowest rate of interest charged by JPMorgan Chase Bank, N.A., Toronto Branch and (ii) the sum of (a) the yearly interest rate to which the one-month CDOR Rate is equivalent plus (b) one percent (1.0%).

“Canadian Prime Rate Loan” means a Loan denominated in Canadian Dollars the rate of interest applicable to which is based on the Canadian Prime Rate.

“Canadian Protective Advance” has the meaning assigned to such term in Section 2.4(a).

“Canadian Qualified Lender” means a financial institution that is listed on Schedule I, II, or III of the Bank Act (Canada), has received an approval to have a financial establishment in Canada pursuant to Section 522.21 of the Bank Act (Canada) or is not a foreign bank for purposes of the Bank Act (Canada), and if such financial institution is not resident in Canada and is not deemed to be resident in Canada for purposes of the ITA, that financial institution deals at arm’s length with the Canadian Borrowers for purposes of the ITA.

“Canadian Revolving Commitment Adjustment” has the meaning assigned to such term in Section 2.9(c)(i).

“Canadian Revolving Exposure” means, with respect to any Canadian Lender at any time, the sum of (a) the outstanding principal amount of Canadian Revolving Loans of such Canadian Lender at such time, plus (b) an amount equal to such Canadian Lender’s Applicable Percentage of the aggregate principal amount of the Canadian Swingline Loans outstanding at such time, plus (c) an amount equal to the such Canadian Lender’s Applicable Percentage of the aggregate Canadian LC Exposure outstanding at such time, plus (d) an amount equal to such Canadian Lender’s Applicable Percentage of the aggregate principal amount of the Canadian Overadvances outstanding at such time.

“Canadian Revolving Loan” means a Revolving Loan made by the Canadian Lenders to a Canadian Borrower.

“Canadian Secured Obligations” means all Canadian Obligations, together with all (a) Banking Services Obligations of the Canadian Loan Parties; (b) Swap Obligations of the Canadian Loan Parties; and (c) obligations of the Canadian Borrowers under the Overdraft Accommodations, in each case owing to one or more Canadian Lenders or their respective Affiliates that have complied with Section 2.22; provided that promptly after any transaction relating to such Swap Obligation is executed, the Canadian Lender or Affiliate of a Canadian Lender party thereto (other than JPMorgan or its Affiliates) shall have delivered written notice to the Administrative Agent that such a transaction has been entered into and that it constitutes a Canadian Secured Obligation entitled to the benefits of the Collateral Documents in favour of the Canadian Lender Parties.

“Canadian Security Agreement” means, individually and collectively as the context may require, (a) the Canadian Pledge and Security Agreement, dated as of the date hereof, of the Canadian Borrowers and the other Loan Parties party thereto in favour of the Administrative Agent (for the benefit of the Lender Parties), and (b) any other pledge or security agreement entered into, after the Effective Date, by any Canadian Loan Party pursuant to the terms of this Agreement or any other Loan Document, including Section 5.13, as the same may be amended, restated or otherwise modified from time to time.

“Canadian Subsidiary” means any Subsidiary of Vitran that is organized under the laws of Canada or one of the provinces or territories of Canada.

“Canadian Swingline Lender” means JPMorgan Chase Bank, N.A., Toronto Branch, in its capacity as lender of Canadian Swingline Loans hereunder.

“Canadian Swingline Loan” means a Loan made by the Canadian Swingline Lender pursuant to Section 2.5(b).

“Canadian Union Plan” means any registered pension plan for the benefit of Canadian employees or former Canadian employees of a Loan Party or any of its Subsidiaries that is not maintained, sponsored or administered by a Loan Party or any of its Subsidiaries, but to which a Loan Party or any of its Subsidiaries is required to contribute pursuant to a collective agreement.

“Capital Expenditures” means, without duplication, any expenditure for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of Vitran and its Subsidiaries prepared in accordance with GAAP.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“CB Floating Rate” means the Prime Rate; provided that the CB Floating Rate (x) in respect of paragraph (a) of the definition of Prime Rate, shall never be less than the Adjusted One Month LIBOR Rate, and (y) in respect of paragraph (b) of the definition of Prime Rate, shall never be less than the greater of (i) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%, and (ii) the Federal Funds Effective Rate plus 0.05%. Any change in the CB Floating Rate due to a change in the Prime Rate, the Adjusted One Month LIBOR Rate, the Adjusted LIBO Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate, the Adjusted One Month LIBOR Rate, the Adjusted LIBO Rate or the Federal Funds Effective Rate, respectively.

“CBFR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the CB Floating Rate.

“CDOR Rate” means, for the relevant Interest Period, the Canadian deposit offered rate which, in turn means on any day the sum of (a) the annual rate of interest determined with reference to the arithmetic average of the discount rate quotations of banks listed in Schedule I to the Bank Act (Canada) listed in respect of the relevant Interest Period for Canadian Dollar-denominated bankers’ acceptances displayed and identified as such on the “Reuters Screen CDOR Page” as defined in the International Swap Dealer Association, Inc. definitions, as modified and amended from time to time, as of 10:00 a.m. Toronto local time on such day and, if such day is not a Business Day, then on the immediately preceding Business Day (as adjusted by the Canadian Administrative Agent after 10:00 a.m. Toronto local time to reflect any error in the posted rate of interest or in the posted average annual rate of interest) plus (b) 0.10% per annum; provided that if such rates are not available on the Reuters Screen CDOR Page on any particular day, then the Canadian deposit offered rate component of such rate on that day shall be calculated as the cost of funds quoted by the Canadian Administrative Agent to raise Canadian dollars for the applicable Interest Period as of 10:00 a.m. Toronto local time on such day for commercial loans or other extensions of credit to businesses of comparable credit risk; or if such day is not a Business Day, then as quoted by the Canadian Administrative Agent on the immediately preceding Business Day.

“CDOR Rate Loan” means a Loan denominated in Canadian Dollars the rate of interest applicable to which is based on the CDOR Rate.

“Change in Control” means (a) the acquisition (whether by stock purchase, merger, amalgamation, consolidation or other transaction) of ownership, directly or indirectly, beneficially or of record, by any Person or group (acting collectively), of Equity Interests representing more than 20% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Vitran; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of Vitran by Persons who were neither (i) nominated by the board of directors of Vitran nor (ii) appointed by directors so nominated; or (c) other than in a transaction expressly permitted under Section 6.5(k), cessation of ownership (directly or indirectly) by Vitran, free and clear of all Liens or other encumbrances, of 100% of the outstanding voting Equity Interests of the other Loan Parties on a fully diluted basis.

“Change in Law” means (a) the adoption of any law, rule, regulation or treaty (including any rules or regulations issued under or implementing any existing law) after the date of this Agreement, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

“Chase” means JPMorgan Chase Bank, N.A., a national banking association, in its individual capacity, and its successors.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Swingline Loans, Protective Advances or Overadvances.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means any and all personal/movable property owned, leased or operated by a Person expressly described as Collateral in the Collateral Documents and any and all other personal/movable property of any Loan Party, now existing or hereafter acquired, that becomes subject, under the terms of the Collateral Documents, to a security interest, hypothec or Lien in favour of the Administrative Agent, on behalf of the Lender Parties (to secure the Secured Obligations). For clarification, Collateral does not include interests in real property, intellectual property, Inventory and Equipment (other than Rolling Stock).

“Collateral Access Agreement” has the meaning assigned to such term in the Canadian Security Agreement or the U.S. Security Agreement, as applicable.

“Collateral Documents” means, individually and collectively as the context may require, the Canadian Security Agreement, the Canadian Hypothec, the U.S. Security Agreement, each Collateral Access Agreement, each Deposit Account Control Agreement, each Lock Box Agreement, each additional security and pledge agreement of a Loan Party entered into pursuant to the terms of this Agreement (including Section 5.13 hereof) or any other Loan Document and each other document granting a Lien upon the Collateral as security for payment of the Secured Obligations.

“Commercial LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding commercial Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements relating to commercial Letters of Credit that have not yet been reimbursed by or on behalf of the Borrowers at such time. The Commercial LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the total Commercial LC Exposure at such time.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Disbursement Account” means any accounts of the Borrowers maintained with the Administrative Agent as a zero balance, cash management account pursuant to and under any agreement between a Borrower and the Administrative Agent, as modified and amended from time to time, and through which all disbursements of a Borrower, any Loan Party and any designated Subsidiary of a Borrower are made and settled on a daily basis with no uninvested balance remaining overnight.

“Convertible Debentures” means the Convertible Debentures at a yield reasonably acceptable to the Administrative Agent and having a maturity date and conversion rights on terms reasonably acceptable to the Administrative Agent and issued by Vitran pursuant to the Convertible Debentures Indenture.

“Convertible Debentures Indenture” means an Indenture dated as of a future date among Vitran as issuer, and a trustee reasonably acceptable to the Administrative Agent, including any supplemental indenture executed or delivered in connection therewith as the same may be amended, modified, waived, or supplemented from time to time and all in terms acceptable to the Administrative Agent.

“Credit Exposure” means, as to any Lender at any time, the sum of (a) such Lender’s Revolving Exposure at such time, plus (b) an amount equal to its Applicable Percentage, if any, of the aggregate principal amount of Protective Advances outstanding at such time.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Lender Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular Default, if any) has not been satisfied; (b) has notified any Borrower or any Lender Party in writing, or has made a public statement, to the effect that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent to funding a Loan under this Agreement (specifically identified and including the particular Default, if any) cannot be satisfied) or generally under other agreements in which it commits to extend credit; (c) has failed, within three Business Days after request by a Lender Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Lender Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent; or (d) has become the subject of a Bankruptcy Event.

“Deposit Account” has the meaning set forth in Article 9 of the UCC and includes any bank account with a deposit function.

“Deposit Account Control Agreement” has the meaning assigned to such term in the Canadian Security Agreement or U.S. Security Agreement, as applicable.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.6.

“Document” has the meaning assigned to such term in the Canadian Security Agreement or the U.S. Security Agreement, as applicable.

“dollars” or “$” refers to lawful money of the United States of America.

“Dominion Trigger Period” means the period (a) commencing on the day that either (i) an Event of Default occurs or (ii) Aggregate Availability is less than $10,000,000 for three (3) consecutive Business Days, and (b) continuing until a day on which, during the preceding ninety (90) consecutive days, no Event of Default existed and Aggregate Availability has been greater than $10,000,000 at all times.

“EBITDA” means, for any period, Net Income for such period plus (a) without duplication and to the extent deducted in determining Net Income for such period, the sum of (i) Interest Expense for such period, (ii) income tax expense for such period, (iii) all amounts attributable to depreciation and amortization expense for such period, (iv) any extraordinary losses or non-cash charges for such period, (v) any other non-cash losses or non-cash charges for such period (but excluding any non-cash charge in respect of an item that was included in Net Income in a prior period), (vi) amortized debt discount, and (vii) any non-cash share-based compensation, minus (b) without duplication and to the extent included in Net Income, (i) interest income, (ii) any cash payments made during such period in respect of non-cash charges described in clause (a)(v) taken in a prior period, (iii) any gain or loss from the sale, exchange or other disposition of capital assets during such period, and (iv) any extraordinary gains and any non-cash items of income for such period, all calculated for Vitran and its Subsidiaries on a consolidated basis in accordance with GAAP.

“EDC Guarantee” means the Account Performance Security Guarantee - Certificate of Cover dated June 27, 2011 by and among Export Development Canada and JPMorgan Chase Bank, N.A., as amended and replaced by the Account Performance Security Guarantee – Certificate of Cover dated November 30, 2011 among the foregoing parties, including any amendments or renewals thereof on terms acceptable to the Agent.

“EDC Loan” means the loan made to Vitran by Export Development Canada in a maximum aggregate principal amount of $3,500,000, guaranteed by Vitran Express, Inc. and Vitran Logistics, Inc. and secured by a mortgage on the property known municipally as 1600 Oliver Avenue, Indianapolis, Indiana pursuant to a loan agreement dated as of December 23, 2010, as amended by the amending agreement dated November 30, 2011.

“Effective Date” means the date on which the conditions specified in Section 4.1 are satisfied (or waived in accordance with Section 9.2).

“Eligible Accounts” means, at any time, Accounts originated by any Canadian Loan Party or U.S. Borrower which the Administrative Agent determines in its Permitted Discretion are eligible as the basis for the extension of Revolving Loans, Swingline Loans and the issuance of Letters of Credit hereunder. Without limiting the Administrative Agent’s Permitted Discretion, Eligible Accounts shall not include any Account:

(a) which is not subject to a first priority perfected security interest in favour of the Administrative Agent (for the benefit of the Lender Parties);

(b) which is subject to any Lien other than (i) a Lien in favour of the Administrative Agent (for the benefit of the Lender Parties), and (ii) a Permitted Encumbrance which does not have priority over the Lien in favour of the Administrative Agent (for the benefit of the Lender Parties);

(c) with respect to which (i) the scheduled due date is more than 60 days after the original invoice date, (ii) is unpaid more than 90 days after the date of the original invoice therefor or more than 60 days after the original due date, or (iii) which has been written off the books of the applicable Borrower or Canadian Loan Party or otherwise designated as uncollectible;

(d) which is owing by an Account Debtor for which more than 50% of the Accounts owing from such Account Debtor and its Affiliates are ineligible hereunder;

(e) which is owing by an Account Debtor to the extent the aggregate amount of Accounts owing from such Account Debtor and its Affiliates to any Loan Party exceeds 15% of the aggregate amount of Eligible Accounts of all Borrowers and Canadian Loan Parties (for clarification, only the amount of Accounts in excess of such percentage shall be deemed ineligible under this clause (e));

(f) with respect to which any covenant, representation, or warranty contained in this Agreement, the U.S. Security Agreement, or in the Canadian Security Agreement, as applicable, has been breached and not cured or is not true;

(g) which (i) does not arise from the sale of goods or performance of services in the ordinary course of business, (ii) is not evidenced by an invoice or other documentation satisfactory to the Administrative Agent in its Permitted Discretion which has been sent to the Account Debtor, (iii) represents a progress billing (which term, for greater certainty, shall not include sales in connection with an ongoing project where each sale represents a separate billable sale), (iv) is contingent upon any Borrower’s or Canadian Loan Party’s completion of any further performance, (v) represents a sale on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment, cash-on-delivery or any other repurchase or return basis or (vi) relates to payments of interest;

(h) for which the goods giving rise to such Account have not been shipped to the Account Debtor or its designee or for which the services giving rise to such Account have not been performed by the applicable Borrower or Canadian Loan Party that originated such Account or if such Account was invoiced more than once;

(i) with respect to which any cheque or other instrument of payment in the amount of $50,000 or more has been returned uncollected for any reason;

(j) which is owed by an Account Debtor which has (i) applied for, suffered, or consented to the appointment of any receiver, interim receiver, custodian, trustee, monitor, administrator, sequestrator or liquidator of its assets, (ii) has had possession of all or a material part of its property taken by any receiver, interim receiver, custodian, trustee, monitor, administrator, sequestrator or liquidator, (iii) filed, or had filed against it, any request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as bankrupt, winding-up, or voluntary or involuntary case under any state, provincial, territorial or federal bankruptcy laws, (iv) has admitted in writing its inability, or is generally unable to, pay its debts as they become due, (v) become insolvent, or (vi) ceased operation of its business;

(k) which is owed by any Account Debtor which has sold all or substantially all of its assets;

(l) which is owed by an Account Debtor which (i) does not maintain its chief executive office or principal place of business in the U.S. or Canada or (ii) is not organized under applicable law of the U.S., any state of the U.S., Canada, or any province or territory of Canada unless, in either case, such Account is backed by a Letter of Credit acceptable to the Administrative Agent which is in the possession of, and is directly drawable by, the Administrative Agent;

(m) which is owed in any currency other than U.S. or Canadian dollars;

(n) which is owed by (i) the government (or any department, agency, public corporation, or instrumentality thereof) of any country other than the U.S. or Canada unless such Account is backed by a Letter of Credit acceptable to the Administrative Agent which is in the possession of the Administrative Agent, (ii) the government of the U.S., or any department, agency, public corporation, or instrumentality thereof, unless the Federal Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq. and 41 U.S.C. § 15 et seq., the “Assignment of Claims Act”), has been complied with to the Administrative Agent’s satisfaction, or (iii) the federal government of Canada, unless the Financial Administration Act (Canada), as amended, has been complied with to the Administrative Agent’s satisfaction and any other steps necessary to perfect the Lien of the Administrative Agent in such Account have been complied with to the Administrative Agent’s satisfaction in its Permitted Discretion;

(o) which is owed by any Affiliate, employee, officer, director, agent or stockholder of any Loan Party;

(p) which, for any Account Debtor, exceeds a credit limit determined by the Administrative Agent, to the extent of such excess;

(q) which is owed by an Account Debtor or any Affiliate of such Account Debtor to which any Loan Party is indebted, but only to the extent of such indebtedness, or is subject to any security, deposit, progress payment, retainage or other similar advance made by or for the benefit of an Account Debtor, in each case to the extent thereof;

(r) which is subject to any counterclaim, deduction, defense, setoff or dispute but only to the extent of any such counterclaim, deduction, defense, setoff or dispute;

(s) which is evidenced by any promissory note, chattel paper, or instrument;

(t) which is owed by an Account Debtor located in any jurisdiction which requires filing of a “Notice of Business Activities Report” or other similar report in order to permit the applicable Borrower or Canadian Loan Party to seek judicial enforcement in such jurisdiction of payment of such Account, unless such Borrower or Canadian Loan Party has filed such report or qualified to do business in such jurisdiction;

(u) with respect to which such Borrower or Canadian Loan Party has made any agreement with the Account Debtor for any reduction thereof, other than discounts and adjustments given in the ordinary course of business, or any Account which was partially paid and such Borrower or Canadian Loan Party created a new receivable for the unpaid portion of such Account;

(v) which does not comply in all material respects with the requirements of all applicable laws and regulations, whether Federal, state, provincial, territorial or local, including without limitation the Federal Consumer Credit Protection Act, the Federal Truth in Lending Act and Regulation Z of the Board;

(w) which is for goods that have been sold under a purchase order or pursuant to the terms of a contract or other agreement or understanding (written or oral) that indicates or purports that any Person other than such Borrower or Canadian Loan Party has or has had an ownership interest in such goods, or which indicates any party other than such Borrower or Canadian Loan Party as payee or remittance party;

(x) which was created on cash on delivery terms; or

(y) which the Administrative Agent determines may not be paid by reason of the Account Debtor’s inability to pay or which the Administrative Agent otherwise determines, in its Permitted Discretion, is unacceptable for any reason whatsoever.

In the event that an Account which was previously an Eligible Account ceases to be an Eligible Account hereunder, the Borrower Representative shall notify the Administrative Agent thereof on and at the time of submission to the Administrative Agent of the next Borrowing Base Certificate. In determining the amount of an Eligible Account, the face amount of an Account may, in the Administrative Agent’s Permitted Discretion, be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that such Borrower or Canadian Loan Party may be obligated to rebate to an Account Debtor pursuant to the terms of any agreement or understanding (written or oral)) and (ii) the aggregate amount of all cash received in respect of such Account but not yet applied by such Borrower or Canadian Loan Party to reduce the amount of such Account. Notwithstanding anything to the contrary set forth herein, the Administrative Agent shall not (x) change the standards of eligibility set forth herein to make such standards more restrictive or (y) exclude from Eligible Accounts any Account that meets the eligibility standards set forth herein unless, in either case, the Administrative Agent shall have provided the Borrower Representative not less than five (5) Business Days advance notice of such change or exclusion.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Loan Party or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equipment” means equipment as defined in the PPSA or UCC, as applicable.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“Equivalent Amount” means, on any date of determination, with respect to obligations or valuations denominated in one currency (the “first currency”), the amount of another currency (the “second currency”) which would result from the conversion of the relevant amount of the first currency into the second currency at the 12:00 noon rate quoted by Bloomberg on www.bloomberg.com/markets/currencies/fxc.html (Page BOFC or such other Page as may replace such Page for the purpose of displaying such exchange rates) on such date or, if such date is not a Business Day, on the Business Day immediately preceding such date of determination, or at such other rate as may have been agreed in writing between Borrower Representative and Administrative Agent.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with a Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) the failure of any Borrower or any of its ERISA Affiliates to make by its due date a required installment under Section 430(j) of the Code with respect to any Plan or any failure by any Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 303(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by any Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by any Borrower or any ERISA Affiliate from the PBGC or other Governmental Authority, or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by any Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; (g) the receipt by any Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; or (h) the notice from any Governmental Authority of the imposition of excise taxes with respect to any Plan or a disqualification of any Plan.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Article VII.

“Excluded Subsidiaries” means Vitran S.a.r.l., a Luxembourg entity, and Vitran Rt., a Hungarian entity.

“Excluded Taxes” means, with respect to any payment made by any Loan Party under any Loan Document, any of the following Taxes imposed on or with respect to a Recipient: (a) income or franchise Taxes imposed on (or measured by) net income by the United States of America, or by the jurisdiction under the laws of which such Recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits Taxes imposed by the United States of America or any similar Taxes imposed by any other jurisdiction in which any Borrower is located (as of the date of this Agreement), and (c) in the case of a Non-U.S. Lender (other than an assignee pursuant to a request by a Borrower under Section 2.19(b)), any U.S. Federal withholding Taxes resulting from any law in effect (including FATCA) on the date such Non-U.S. Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Non-U.S. Lender’s failure to comply with Section 2.17(f) other than as a result of a change in law, treaty, regulation, ruling or official interpretation, after the date the Non-U.S. Lender became a party to this Agreement, except to the extent that such Non-U.S. Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrowers with respect to such withholding Taxes pursuant to Section 2.17(a).

“Existing Canadian Letters of Credit” means the letters of credit listed on Schedule 2.6 hereto, which letters of credit have been issued by an Issuing Bank or any Lender for the purpose of providing capital support to a Canadian Loan Party.

“Existing Letters of Credit” means the Existing Canadian Letters of Credit and the Existing U.S. Letters of Credit.

“Existing U.S. Letters of Credit” means the letters of credit listed on Schedule 2.6 hereto, which letters of credit have been issued by an Issuing Bank or any Lender for the purpose of providing credit support to a U.S. Borrower.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement and any regulations or official interpretations thereof.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” means that certain Fee Letter dated as of November 7, 2011 by and among, amongst others, the Agents, J.P. Morgan Securities LLC and Vitran.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of a Borrower

“Fixed Charge Coverage Ratio” means, for any period, the ratio of (a) EBITDA minus the unfinanced portion of Capital Expenditures (but excluding any Capital Expenditures relating to any real property purchased in the first and second fiscal quarters of 2011 up to a maximum amount of $4,700,000, and offset by the proceeds of sales of fixed assets, for the relevant period, provided that such unfinanced portion of Capital Expenditures does not result in an amount that is less than zero) to (b) Fixed Charges, all calculated for Vitran and its Subsidiaries on a consolidated basis in accordance with GAAP.

“Fixed Charge Coverage Trigger Period” means the period (a) commencing on the day that either (i) an Event of Default occurs, or (ii) Aggregate Availability falls below $10,000,000 for three (3) consecutive Business Days, and (b) continuing until a day on which during the preceding ninety (90) consecutive days, no Event of Default existed and Aggregate Availability has been greater than $10,000,000 at all times.

“Fixed Charges” means, with reference to any period, without duplication, cash Interest Expense, plus prepayments and scheduled principal payments on Indebtedness (excluding Operating Leases) made during such period (which, for the twelve (12) month period between October 31, 2011 and October 31, 2012, shall be based on a pro-forma amount of approximately $2,000,000, provided that any excess amount in payments made during that period shall be reflected in the period) (other than the Revolving Loans), plus expense for taxes paid in cash (net of cash refunds received in such period, provided that such expense for taxes paid in cash does not result in an amount less than zero), plus Restricted Payments paid in cash, plus Capital Lease Obligation payments (which, for the twelve (12) month period between October 31, 2011 and October 31, 2012, shall be based on a pro-forma amount of approximately $2,000,000, provided that any excess amount expended during that period shall be reflected in the period), plus cash contributions to any Plan or any Canadian Pension Plan, all calculated for Vitran and its Subsidiaries on a consolidated basis in accordance with GAAP.

“Funding Accounts” has the meaning assigned to such term in Section 4.1(h).

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, Canada, any other nation or any political subdivision thereof, whether state, provincial, territorial, or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guaranteed Obligations” has the meaning assigned to such term in Section 10.1.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (k) obligations of such Person under any liquidated earn-out, (l) all Swap Obligations of such Person, and (m) any other Off-Balance Sheet Liability of such Person. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. For purposes of this definition, the Swap Obligation of a Person with respect to any Swap Agreement, at any date of calculation, shall be the amount that would be owing by such Person under the Swap Agreement if such agreement was terminated on the date of calculation, net of such amounts that would be owed to such Person under all other Swap Agreements with the same counterparty if so terminated on such date.

“Indemnified Taxes” means (a) Taxes other than Excluded Taxes, imposed on or with respect to any payment made by any Loan Party under any Loan Document and (b) Other Taxes.

“Interest Election Request” means a request by the Borrower Representative to convert or continue a Revolving Borrowing in accordance with Section 2.8.

“Interest Expense” means, with reference to any period, total interest expense (whether cash or non-cash interest expense and including interest expense attributable to Capital Lease Obligations) of Vitran and its Subsidiaries for such period with respect to all outstanding Indebtedness of Vitran and its Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP), calculated on a consolidated basis for Vitran and its Subsidiaries for such period in accordance with GAAP.

“Interest Payment Date” means (a) with respect to any CBFR Loan and Canadian Prime Rate Loan (other than a Swingline Loan), the first Business Day of each calendar month and the Maturity Date, and (b) with respect to any Eurodollar Loan or CDOR Rate Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part.

“Interest Period” means with respect to: (a) any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower Representative may elect, and (b) any CDOR Rate Borrowing, the period commencing on the date of such Borrowing and ending on the day in the calendar month that is 30, 60, 90 or 180 days thereafter, as the Borrower Representative may elect; provided, that, in each case, (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a CDOR Rate Borrowing or a Eurodollar Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Inventory” means inventory as defined in the PPSA or the UCC, as applicable.

“Investment Grade Eligible Accounts” means Eligible Accounts that are owing by an Account Debtor who has a credit rating of “BBB-” or better by S&P or “Baa3” or better by Moody’s.

“IRS” means the United States Internal Revenue Service.

“Issuing Bank” means each of JPMorgan Chase Bank, N.A. and, with respect to Letters of Credit issued for the account of a Canadian Borrower, JPMorgan Chase Bank, N.A., Toronto Branch or, to the extent the beneficiary of such Letter of Credit requires such issuing bank to be a bank listed in Schedule I to the Bank Act (Canada), another Lender that is listed in said Schedule I to the Bank Act (Canada), as applicable, each in its capacity as an issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.6(i). The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Banks” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“ITA” means the Income Tax Act (Canada) and the regulations thereunder, as amended.

“Joinder Agreement” has the meaning assigned to such term in Section 5.11.

“JPMorgan” means collectively, JPMorgan Chase Bank, N.A., a national banking association and JPMorgan Chase Bank, N.A., Toronto Branch, an authorized foreign bank branch under Schedule III of the Bank Act (Canada), each in their individual capacity, and their successors.

“Judgment Currency Conversion Date” has the meaning assigned to such term in Section 9.18.

“knowledge” means, with respect to any Loan Party, the actual knowledge after due inquiry of any director, officer, or any member of senior management of such Loan Party.

“LC Collateral Account” has the meaning assigned to such term in Section 2.6(j).

“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of the U.S. LC Exposure and the Canadian LC Exposure.

“Lender Parties” means, individually and collectively as the context may require, the Agents, the Lenders (including, without limitation, any Lender or Lender Affiliate providing Banking Services, Swap Agreements or Overdraft Accommodations pursuant to this Agreement) and the Issuing Banks.

“Lenders” means, individually and collectively as the context may require, the Canadian Lenders and the U.S. Lenders. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lenders.

“Letter of Credit” means any letter of credit or similar instrument (including a bank guarantee) acceptable to the Administrative Agent and the applicable Issuing Bank issued pursuant to this Agreement.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is (x) less than zero, it shall be deemed zero, or (y) not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” means, individually and collectively as the context may require, this Agreement, any promissory notes issued pursuant to this Agreement, any Letter of Credit applications, the Collateral Documents, the Loan Guaranty, the Canadian Guarantee, the U.S. Guarantee, the Priority and Access Agreement, the Fee Letter, and each additional guarantee entered into by a Canadian Loan Party pursuant to Section 5.13, and all other agreements, instruments, documents and certificates identified in Section 4.1 executed and delivered to, or in favour of, the Administrative Agent, the Canadian Administrative Agent or any Lenders and including all other pledges, powers of attorney, consents, assignments, contracts, notices, letter of credit agreements and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Loan Party, or any employee of any Loan Party, and delivered to the Administrative Agent, the Canadian Administrative Agent or any Lender in connection with this Agreement or the transactions contemplated thereby. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to this Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Loan Guarantor” means (a) with respect to the U.S. Obligations, each Loan Party and any other Person that becomes a U.S. Loan Guarantor pursuant to Section 5.13; and (b) with respect to the Canadian Obligations, each Loan Party and any other Person that becomes a Loan Guarantor pursuant to Section 5.13.

“Loan Guaranty” means Article X of this Agreement and each separate Guarantee, Canadian Guarantee and U.S. Guarantee, in form and substance satisfactory to the Administrative Agent, delivered by each Loan Guarantor that is a Subsidiary of Vitran, as it may be amended or modified and in effect from time to time.

“Loan Parties” means, individually and collectively as the context may require, the Canadian Loan Parties and the U.S. Loan Parties.

“Loans” means the loans and advances made by the Lenders pursuant to this Agreement, including Swingline Loans, Overadvances and Protective Advances.

“Lock Box Agreement” means, individually and collectively as the context may require, each “Lock Box Agreement” referred to in the U.S. Security Agreement and the Canadian Security Agreement.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, prospects or condition, financial or otherwise, of Vitran and its Subsidiaries taken as a whole, (b) the ability of any Loan Party to perform any of its obligations under the Loan Documents to which it is a party, (c) the Collateral, the Administrative Agent’s Liens (for the benefit of the Lender Parties or the Canadian Lender Parties, as the case may be) on the Collateral or the priority of such Liens, or (d) the rights of or benefits available to the Administrative Agent, the Canadian Administrative Agent, the Issuing Bank or the Lenders under any of the Loan Documents.

“Material Contracts” has the meaning assigned to such term in Section 3.12.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of Vitran and its Subsidiaries in an aggregate principal amount exceeding $7,500,000. For purposes of determining Material Indebtedness, the “obligations” of any Loan Party or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Loan Party or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Maturity Date” means November 30, 2014 or any earlier date on which the Revolving Commitments are reduced to zero or otherwise terminated pursuant to the terms hereof.

“Maximum Liability” has the meaning assigned to such term in Section 10.9.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Income” means, for any period, the consolidated net income (or loss) of Vitran and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with Vitran or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary) in which Vitran or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by Vitran or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is prohibited by the terms of any contractual obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary.

“Net Proceeds” means, with respect to any event, (a) the cash proceeds received in respect of such event including (i) any cash received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but excluding any interest payments), but only as and when received, (ii) in the case of a casualty, insurance proceeds and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, net of (b) the sum of (i) all reasonable fees and out-of-pocket expenses paid to third parties (other than Affiliates) in connection with such event, (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), the amount of all payments required to be made as a result of such event to repay Indebtedness (other than Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event and (iii) the amount of all taxes paid (or reasonably estimated to be payable) and the amount of any reserves established to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by a Financial Officer).

“Non-Consenting Lender” has the meaning assigned to such term in Section 9.2(d).

“Non-Paying Guarantor” has the meaning assigned to such term in Section 10.10.

“Non-U.S. Lender” means a Lender that is not a U.S. Person.

“Obligated Party” has the meaning assigned to such term in Section 10.2.

“Obligations” means, individually and collectively as the context may require, the U.S. Obligations and the Canadian Obligations.

“Off-Balance Sheet Liability” of a Person means (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (b) any indebtedness, liability or obligation under any so-called “synthetic lease” transaction entered into by such Person, or (c) any indebtedness, liability or obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheets of such Person.

“Operating Leases” means any lease of (or other agreement conveying the right to use) any real or personal property by any Loan Party, as lessee, other than any capital leases.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than a connection arising from such Recipient having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to, or enforced, any Loan Document), or sold or assigned an interest in any Loan Document).

“Other Taxes” means any present or future stamp, court, documentary, intangible, recording, filing or similar excise or property Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or from the registration, receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment under Section 2.19(b)).

“Overadvances” means, individually and collectively as the context may require, the U.S. Overadvances and the Canadian Overadvances.

“Overdraft Accommodation” has the meaning assigned to such term in Section 2.5(h)(i).

“Overdraft Accommodation Maximum Amount” means $2,000,000 (or the Equivalent Amount in Canadian Dollars) as such amount may be reduced or increased in accordance with Section 2.5(h)(ii); provided that, if the Overdraft Accommodation is cancelled in accordance with Section 2.5(h)(ii), such amount shall equal zero.

“Overdraft Accommodation Reserve” means an amount equal to the Overdraft Accommodation Maximum Amount.

“Overdrafts” means the amounts, if any, by which any individual bank account maintained by any Canadian Borrower with Royal Bank of Canada (at any time that it is a Lender under this Agreement) is overdrawn or otherwise has a negative cash balance, whether in consequence of any electronic transfer or otherwise.

“Parent” means, with respect to any Lender, the Person as to which such Lender is, directly or indirectly, a subsidiary.

“Participant” has the meaning set forth in Section 9.4.

“Paying Guarantor” has the meaning assigned to such term in Section 10.10.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Pension Event” means (a) the whole or partial withdrawal of a Canadian Loan Party from a Canadian Pension Plan during a plan year; or (b) the filing of a notice of interest to terminate in whole or in part a Canadian Pension Plan or the treatment of a Canadian Pension Plan amendment as a termination or partial termination; or (c) the institution of proceedings by any Governmental Authority to terminate in whole or in part or have a trustee appointed to administer a Canadian Pension Plan; or (d) any other event or condition which might constitute grounds for the termination of, winding up or partial termination of winding up or the appointment of trustee to administer, any Canadian Pension Plan.

“Permitted Acquisition” means any Acquisition by any Borrower or Loan Guarantor in a transaction that satisfies each of the following requirements: (a) such Acquisition is not a hostile acquisition or contested by the Person to be acquired; (b) the assets being acquired (other than a de minimis amount of assets in relation to Borrowers’ and Loan Guarantors’ total assets), or the

Person whose Equity Interests are being acquired, are useful in or engaged in, as applicable, the business of Borrowers or a business reasonably related thereto and the Person whose Equity Interests or assets being acquired has had positive cash flow for the immediately preceding twelve (12) months, as determined by the Administrative Agent in its Permitted Discretion; (c) both before and after giving effect to such Acquisition, each of the representations and warranties in the Loan Documents is true and correct; (d) no Default or Event of Default shall have occurred and be continuing or would result from the consummation of such Acquisition; (e) as soon as available, but not less than twenty (20) days prior to such Acquisition, the Borrowers have provided Administrative Agent (i) notice of such Acquisition and (ii) a copy of all available business and financial information reasonably requested by Administrative Agent including pro forma financial statements, statements of cash flow, financial covenant projections, and Aggregate Availability projections; (f) not later than: (i) ten (10) Business Days prior to the anticipated closing date of such Acquisition, Borrowers shall have provided the Administrative Agent with the then current drafts of the acquisition agreement and other material documents relative to such Acquisition, which agreement and documents must be reasonably acceptable to Administrative Agent and (ii) one (1) Business Day prior to the anticipated closing date of such Acquisition, Borrowers shall have provided the Administrative Agent with the final copies of the acquisition agreement and other material documents relative to such Acquisition, which agreement and documents shall not substantially differ from the documents provided under item (i) above and must be reasonably acceptable to the Administrative Agent; (g) if such Acquisition is an acquisition of the Equity Interests of a Person, the Acquisition is structured so that the acquired Person shall become a wholly-owned Subsidiary of a Borrower or Loan Guarantor and, in accordance with Section 5.13, a Loan Party pursuant to the terms of this Agreement; (h) if such Acquisition is an acquisition of assets, the Acquisition is structured so that a Borrower or Loan Guarantor shall acquire such assets; (i) the assets being acquired (other than a de minimis amount of assets in relation to the assets being acquired) are located within the United States or Canada, or the Person whose Equity Interests are being acquired is organized in a jurisdiction located within the United States or Canada; (j) no Indebtedness will be incurred, assumed, or would exist with respect to Vitran or its Subsidiaries as a result of such Acquisition, other than Indebtedness permitted under Section 6.1 and no Liens will be incurred, assumed, or would exist with respect to the assets of Vitran or its Subsidiaries as a result or such Acquisition other than Permitted Liens; (k) if the aggregate value of consideration paid (including, for greater certainty, by the assumption of Indebtedness permitted by this Agreement, if any) for an individual Acquisition is (i) less than or equal to $10,000,000, Aggregate Availability shall exceed $20,000,000 (for the period of thirty (30) consecutive days prior to, and after giving effect to any such Acquisition, on a proforma basis) and the Fixed Charge Coverage Ratio for the 12 months most recently ended for which financial information is available (calculated with giving effect to such proposed Acquisitions) shall not be less than 1.1 to 1.00, or (ii) greater than $10,000,000, Aggregate Availability shall exceed $30,000,000, (for the period of thirty (30) consecutive days prior to, and after giving effect to any such Acquisition, on a proforma basis) and the Fixed Charge Coverage Ratio for the 12 months most recently ended for which financial information is available (calculated with giving effect to such proposed Acquisitions) shall not be less than 1.1 to 1.00; and (l) the aggregate value of the consideration paid (including for greater certainty by the assumption of Indebtedness permitted hereunder) for any individual Acquisition and in the aggregate for all Acquisitions, during the term of this Agreement, shall not exceed $30,000,000 (or such greater amount as may be approved in writing by Required Lenders in their discretion).

Three Acquisitions will be permitted during the term of this Agreement. In no event will assets acquired pursuant to a Permitted Acquisition constitute assets eligible for inclusion in the Canadian Borrowing Base or the U.S. Borrowing Base, as applicable, prior to completion of a field examination and other due diligence acceptable to Administrative Agent in its Permitted Discretion.

“Permitted Discretion” means a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.

“Permitted Encumbrances” means:

(a) Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 5.4;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.4;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII; and

(f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of any Borrower or any Subsidiary;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Investments” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America or Canada (or by any agency thereof to the extent such obligations are backed by the full faith and credit of such government), in each case maturing within one year from the date of acquisition thereof;

(b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or Canada or any State or province thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and

(e) money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated A by S&P and A by Moody’s, and (iii) have portfolio assets of at least $5,000,000.

“Permitted Lien” means any Lien permitted under Section 6.2.

“Person” means any natural person, corporation, limited liability company, unlimited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“PPSA” means the Personal Property Security Act (Ontario), including the regulations thereto and related Minister’s Orders, provided that if perfection or the effect of perfection or non-perfection or the priority of any Lien created hereunder or under any other Loan Document on the Collateral is governed by the personal property security legislation or other applicable legislation with respect to personal property security in effect in a jurisdiction in Canada other than the Province of Ontario, “PPSA” means the Personal Property Security Act or such other applicable legislation in effect from time to time in such other jurisdiction in Canada for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“Prepayment Event” means:

(a) any sale, transfer or other disposition (including pursuant to a sale and leaseback transaction) of any assets of any Loan Party, other than (i) dispositions described in Section 6.5(a), and (ii) dispositions of any real property which secure the Indebtedness under the Real Estate Loan Agreement; or

(b) subject to the reinvestment rights contemplated by Section 5.10, any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any assets of any Loan Party; or

(c) the issuance by Vitran of any Equity Interests, other than Equity Interests issued to directors, management or employees pursuant to any stock-based compensation arrangement, or the receipt by Vitran of any capital contribution; or

(d) the incurrence by any Loan Party of any Indebtedness, other than Indebtedness permitted under Section 6.1.

“Prime Rate” means (a) for the purpose of Loans made available to the U.S. Borrowers, the rate of interest per annum publicly announced from time to time by JPMorgan as its prime rate at its offices at 270 Park Avenue in New York City or any successor executive office, and (b) for the purpose of dollar-denominated Loans made available to a Canadian Borrower, the rate of interest per annum publicly announced from time to time by the Canadian Administrative Agent at its Toronto office as its U.S. base rate for dollar-denominated commercial loans; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Priority and Access Agreement” means the Priority, Access and Waiver Agreement by and among, amongst others, the Agent, CMLS Financial Ltd. and the Borrowers, dated as of the date hereof, on terms and conditions acceptable to the Administrative Agent.

“Priority Payables Reserve” means reserves for amounts secured by any Liens, choate or inchoate, which rank or are capable of ranking in priority to the Administrative Agent’s or any other Canadian Lender Parties’ Liens including, without limitation, in the Permitted Discretion of the Canadian Administrative Agent, any such amounts due and not paid for wages, vacation pay, amounts due and not paid under any legislation relating to workers’ compensation or to employment insurance, all amounts deducted or withheld and not paid and remitted when due under the ITA, amounts currently or past due and not paid for realty, municipal or similar taxes (to the extent impacting personal or moveable property) and all amounts currently or past due and not contributed, remitted or paid to or under any Canadian Pension Plan or under the Canada Pension Plan, the Pension Benefits Act (Ontario) or any similar legislation other than amounts included in the Wage Earner Protection Act Reserve.

“Proceeds of Crime Act” means the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), as amended from time to time, and including all regulations thereunder.

“Projections” has the meaning assigned to such term in Section 5.1(e).

“Protective Advance” means, individually and collectively as the context may require, the U.S. Protective Advances and the Canadian Protective Advances.

“Real Estate Facility” means the credit facility in the minimum aggregate amount of $45,000,000 provided pursuant to the Real Estate Loan Agreement on terms and conditions acceptable to the Administrative Agent.

“Real Estate Loan Agreement” means, collectively, (i) the amended and restated commitment letter dated as of November 30, 2011 by and among, amongst others, Expéditeur T.W. Ltee., as borrower and Vitran Corporation Inc. and Vitran Express Cananda Inc., as guarantors and CMLS Financial Ltd., as lender, as amended, restated, modified, replaced, waived or supplemented from time to time, and (ii) the amended and restated commitment letter dated as of November 30, 2011 by and among, amongst others, Vitran Express Canada Inc., as borrower and Expéditeur T.W. Ltee. and Vitran Corporation Inc., as guarantors and CMLS Financial Ltd., as lender, as amended, restated, modified, replaced, waived or suppmented from time to time.

“Recipient” means any Lender Party and their respective Affiliates, officers, employees or agents.

“Register” has the meaning set forth in Section 9.4.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Report” means reports prepared by the Administrative Agent or another Person showing the results of appraisals, field examinations or audits pertaining to the Loan Parties’ assets from information furnished by or on behalf of the Loan Parties, after the Administrative Agent has exercised its rights of inspection pursuant to this Agreement, which Reports may be distributed to the Lenders by the Administrative Agent.

“Required Lenders” means, at any time, Lenders (other than Defaulting Lenders) having Aggregate Credit Exposure and unused Revolving Commitments representing at least 66 2/3% of the sum of the total Aggregate Credit Exposure and total unused Revolving Commitments at such time; provided that, as long as there are only two Lenders, Required Lenders shall mean both Lenders.

“Requirement of Law” means, as to any Person, the Certificate of Incorporation and By Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserves” means any and all reserves which the Administrative Agent deems necessary, in its Permitted Discretion, to maintain (including, without limitation, reserves for accrued and unpaid interest on the Secured Obligations, Priority Payable Reserves, Wage Earner Protection Act Reserves, Banking Services Reserves, Overdraft Accommodation Reserve, volatility reserves, reserves for dilution of Accounts, reserves for rent at locations leased by any Loan Party where Collateral (other than Rolling Stock) is located, reserves for all claims of any Person, operator or carrier to whom Subsection 3 of Section 191.0.1 of the Highway Traffic Act (Ontario), reserves for carrier liens and constructive trust claims of carriers, or any similar laws of any jurisdiction, applies, reserves for Swap Obligations, reserves for contingent liabilities of any Loan Party, reserves for uninsured losses of any Loan Party, reserves for uninsured, underinsured, un-indemnified or under-indemnified liabilities or potential liabilities with respect to any litigation that are reasonably likely to become actual liabilities and reserves for taxes, fees, assessments, and other governmental charges) with respect to the Collateral or any Loan Party; provided that to the extent any reserve (including, without limitation, any Priority Payables Reserve, Wage Earner Protection Act Reserves, Banking Services Reserve, or reserve for Swap Obligations) with respect to any specific item, claim, liability or potential claim or liability is deducted by the Administrative Agent in the computation of the U.S. Borrowing Base, such reserve for such specific item, claim, liability or potential claim or liability shall not be deducted in the computation of the Canadian Borrowing Base, and vice-versa, it being the intention of the parties to avoid duplication of reserves with respect to any specific item, claim, liability or potential claim or liability in the computation of the Aggregate Borrowing Base, Canadian Borrowing Base and U.S. Borrowing Base.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in any Loan Party, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in Vitran or any option, warrant or other right to acquire any such Equity Interests in Vitran.

“Revolving Commitment” means, with respect to each Lender, individually and collectively as the context may require, the U.S. Commitment and the Canadian Commitment of such Lender. The initial Aggregate Revolving Commitments total $85,000,000.

“Revolving Commitment Schedule” means the Schedule attached hereto identified as such.

“Revolving Exposure” means, individually and collectively as the context may require, the U.S. Revolving Exposure and the Canadian Revolving Exposure.

“Revolving Lender” means, as of any date of determination, a Lender with a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with Revolving Exposure.

“Revolving Loan” means a Loan made pursuant to Section 2.1.

“Rolling Stock” has the meaning assigned to such term in the Canadian Security Agreement or the U.S. Security Agreement, as applicable.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc.

“Secured Obligations” means, individually and collectively as the context may require, the U.S. Secured Obligations and the Canadian Secured Obligations.

“Securities Account” has the meaning assigned to such term in Article 8 of the UCC or the Securities Transfer Act, 2006 of Ontario, as applicable.

“Settlement” has the meaning assigned to such term in Section 2.5(g).

“Settlement Date” has the meaning assigned to such term in Section 2.5(g).

“Standby LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding standby Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements relating to standby Letters of Credit that have not yet been reimbursed by or on behalf of the Borrowers at such time. The Standby LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the total Standby LC Exposure at such time.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Indebtedness” of a Person means any Indebtedness of such Person the payment of which is subordinated to payment of the Secured Obligations to the written satisfaction of the Administrative Agent.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any direct or indirect subsidiary of a Loan Party, as applicable.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrowers or the Subsidiaries shall be a Swap Agreement.

“Swap Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Swap Agreement transaction.

“Swingline Exposure” means, at any time, the sum of the aggregate undrawn amount of all outstanding Swingline Loans at such time. The Swingline Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.

“Swingline Lender” means, individually and collectively as the context may require, the U.S. Swingline Lender and the Canadian Swingline Lender.

“Swingline Loan” means, individually and collectively as the context may require, each U.S. Swingline Loan and each Canadian Swingline Loan.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges, fees, assessments, or withholdings imposed by any Governmental Authority, including any interest, additions to tax, fines or penalties applicable thereto.

“Transactions” means the execution, delivery and performance by the Loan Parties of this Agreement and the other Loan Documents, the borrowing of Loans and other credit extensions, the use of the proceeds thereof and the issuance of Letters of Credit hereunder and the granting of Liens under the Collateral Documents.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Canadian Prime Rate, the CDOR Rate, the Adjusted LIBO Rate, or the CB Floating Rate.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of Illinois or any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.

“Unliquidated Obligations” means, at any time, any Secured Obligations (or portion thereof) that are contingent in nature or unliquidated at such time, including any Secured Obligation that is: (i) an obligation to reimburse a bank for drawings not yet made under a letter of credit issued by it; (ii) any other obligation (including any guarantee) that is contingent in nature at such time; or (iii) an obligation to provide collateral to secure any of the foregoing types of obligations.

“U.S. Availability” means, as of any date of determination, (a) the lesser of (i) the total U.S. Commitments as of such date, and (ii) the U.S. Borrowing Base as of such date, minus (b) the total U.S. Revolving Exposure as of such date (excluding the aggregate undrawn amount of each outstanding Letter of Credit issued on behalf of the U.S. Loan Parties and backed by the EDC Guarantee), minus (c) the aggregate amount of all outstanding trade payables of each Loan

Party which the Administrative Agent determines have not been paid within historical U.S. Loan Party practices (other than trade payables being contested or disputed by the U.S. Loan Party in good faith), all as determined by the Administrative Agent in its Permitted Discretion.

“U.S. Borrower” or “U.S. Borrowers” means, individually or collectively, as the context may require, (a) Vitran Corporation, a Nevada corporation, Vitran Express, Inc., a Pennsylvania corporation, Las Vegas/L.A. Express, Inc., a California corporation, Vitran Logistics Corp., a Delaware corporation, Vitran Logistics, Inc., an Indiana corporation, Shorthaul Transport Corporation, an Indiana corporation and Midwest Supply Chain, Inc., a Kansas corporation, and (b) any U.S. Subsidiary of Vitran that becomes a party to this Agreement as an additional U.S. Borrower after the Effective Date pursuant to a Joinder Agreement in accordance with Section 5.13.

“U.S. Borrowing Base” means, at any time, the sum of (a) up to 85% of the Eligible Accounts owing to the U.S. Borrowers at such time that are not Eligible Accounts set forth in (b)(ii) of this definition, plus (b) the lesser of (i) $12,000,000, and (ii) up to 90% of the Eligible Accounts owing to the U.S. Borrowers at such time that are Investment Grade Eligible Accounts, minus (c) Reserves. The Administrative Agent may, in its Permitted Discretion, reduce the advance rates set forth above, adjust Reserves or reduce one or more of the other sub-limits used in computing the U.S. Borrowing Base.

“U.S. Cash Management Bank” means (a) as of the Effective Date, Fifth Third Bank in its capacity as the principal depositary bank for the U.S. Loan Parties, and (b) at any time after the Effective Date, any one or more of the Lenders selected by the U.S. Loan Parties, with the prior written consent of the U.S. Administrative Agent, such consent not to be unreasonably withheld or delayed, to become the successor principal depository bank for the U.S. Loan Parties; provided that, unless the U.S. Administrative Agent otherwise consents in writing, no Person shall become the successor “U.S. Cash Management Bank” unless and until such Person shall have entered into a Deposit Account Control Agreement with the U.S. Loan Parties and the Administrative Agent in form and substance reasonably acceptable to the U.S. Administrative Agent.

“U.S. Collection Account” means the account at JPMorgan Chase Bank, N.A., so designated by the Administrative Agent, in a written notice delivered to the Borrower Representative, to be the “U.S. Collection Account”, to which funds on deposit in Deposit Accounts maintained by the U.S. Loan Parties with the U.S. Cash Management Bank and all collections and other payments received in respect of the Accounts of the U.S. Loan Parties by the U.S. Cash Management Bank shall be remitted at all times during a Dominion Trigger Period.

“U.S. Commitment” means, with respect to each U.S. Lender, the commitment, if any, of such U.S. Lender to make U.S. Revolving Loans and to acquire participations in U.S. Letters of Credit, U.S. Overadvances and U.S. Swingline Loans hereunder, expressed as an amount representing the maximum possible aggregate amount of such U.S. Lender’s U.S. Revolving Exposure hereunder, as such commitment may be reduced or increased from time to time pursuant to (a) Section 2.9 and (b) assignments by or to such U.S. Lender pursuant to Section 9.4. The initial amount of each U.S. Lender’s U.S. Commitment is set forth on the Revolving

Commitment Schedule, or in the Assignment and Assumption pursuant to which such U.S. Lender shall have assumed its U.S. Commitment, as applicable. The U.S. Commitment is a sub-facility of the Revolving Commitment and is not in addition to the Revolving Commitment.

“U.S. Guarantee” means, individually and collectively as the context may require (a) the Guarantee agreement dated as of the date hereof by the U.S. Loan Guarantors in favour of the Administrative Agent (for the benefit of the Lender Parties) and (b) any other Guarantee agreement entered into after the Effective Date by any U.S. Loan Party in favour of the Administrative Agent (for the benefit of the Lender Parties) and governed by the laws of Illinois pursuant to the terms of this Agreement, or any other Loan Document, including Section 5.13, in each case, as the same may be amended, restated or otherwise modified from time to time.

“U.S. LC Exposure” means, at any time, the sum of the Commercial LC Exposure and the Standby LC Exposure of the U.S. Borrowers. The U.S. LC Exposure of any U.S. Lender at any time shall be its Applicable Percentage of the total U.S. LC Exposure at such time.

“U.S. Lender Parties” means, individually and collectively as the context may require, the Administrative Agent, the U.S. Lenders, and the Issuing Banks issuing U.S. Letters of Credit.

“U.S. Lenders” means the Persons listed on the Revolving Commitment Schedule as having a U.S. Commitment (provided that such Person or Affiliate of such Person also has a Canadian Commitment equal to its Applicable Percentage of the total U.S. Commitments) and any other Person that shall acquire a U.S. Commitment (provided that at such time such Person or an Affiliate of such Person has, or is acquiring a Canadian Commitment equal to its Applicable Percentage of the total U.S. Commitments) pursuant to an Assignment and Assumption or pursuant to an Aggregate Commitment Increase in accordance with Section 2.9, other than any such Person that ceases to be such a Person hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “U.S. Lenders” includes the U.S. Swingline Lender.

“U.S. Letter of Credit” means any Letter of Credit issued hereunder for the purpose of providing credit support for any U.S. Borrower.

“U.S. Loan Guarantor” means, individually or collectively, as the context may require (a) Vitran Corporation, an entity organized under the laws of Nevada, Vitran Express Inc., an entity organized under the laws of Pennsylvania, Vitran Logistics Corp., an entity organized under the laws of Delaware, Vitran Logistics, Inc., an entity organized under the laws of Indiana, Las Vegas/L.A. Express, Inc., an entity organized under the laws of California, Shorthaul Transport Corporation, an entity organized under the laws of Indiana, and Midwest Supply Chain, Inc., an entity organized under the laws of Kansas, (b) any U.S. Subsidiary that becomes a party to this Agreement after the Effective Date pursuant to a Joinder Agreement and delivers a U.S. Guarantee and guarantees the payment of the Obligations pursuant to Section 5.13 and (c) the successor and assigns of the Persons described in clauses (a) and (b) of this definition.

“U.S. Loan Parties” means, individually or collectively, as the context may require, the U.S. Borrowers and the U.S. Loan Guarantors.

“U.S. Loans” means, individually and collectively as the context may require, the U.S. Revolving Loans, the U.S. Swingline Loans, the U.S. Overadvances, and the U.S. Protective Advances.

“U.S. Obligations” means, with respect to the U.S. Loan Parties, all unpaid principal of and accrued and unpaid interest on the U.S. Loans, all U.S. LC Exposure, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the U.S. Loan Parties to the Lenders or to any Lender, the Administrative Agent, any Issuing Bank with respect to a U.S. Letter of Credit or any indemnified party arising under the Loan Documents.

“U.S. Overadvance” has the meaning assigned to such term in Section 2.5(c).

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Protective Advance” has the meaning assigned to such term in Section 2.4(a).

“U.S. Revolving Exposure” means, with respect to any U.S. Lender at any time, the sum of (a) the outstanding principal amount of U.S. Revolving Loans of such U.S. Lender at such time, plus (b) an amount equal to such U.S. Lender’s Applicable Percentage of the aggregate principal amount of the U.S. Swingline Loans outstanding at such time, plus (c) an amount equal to the such U.S. Lender’s Applicable Percentage of the aggregate U.S. LC Exposure outstanding at such time, plus (d) an amount equal to such U.S. Lender’s Applicable Percentage of the aggregate principal amount of the U.S. Overadvances outstanding at such time.

“U.S. Revolving Loan” means a Revolving Loan made to the U.S. Borrowers.

“U.S. Secured Obligations” means all U.S. Obligations, together with all (a) Banking Services Obligations of the U.S. Loan Parties and (b) Swap Obligations of the U.S. Loan Parties, in each case, owing to one or more U.S. Lenders or their respective Affiliates that have complied with Section 2.22; provided that promptly after any transaction relating to such Swap Obligation is executed, the U.S. Lender or Affiliate of a U.S. Lender party thereto (other than JPMorgan or its Affiliates) shall have delivered written notice to the Administrative Agent that such a transaction has been entered into and that it constitutes a U.S. Secured Obligation entitled to the benefits of the Collateral Documents in favour of the U.S. Lender Parties.

“U.S. Security Agreement” means that certain Pledge and Security Agreement, dated as of the date hereof, between the U.S. Borrowers and the other Loan Parties party thereto and the Administrative Agent, for the benefit of the Lender Parties and any other pledge or security agreement entered into, after the Effective Date by any other U.S. Loan Party (as required by this Agreement or any other Loan Document), or any other Person, as the same may be amended, restated or otherwise modified from time to time.

“U.S. Subsidiary” means any Subsidiary of Vitran that is organized under the laws of the United States, any State of the United States or the District of Columbia.

“U.S. Swingline Lender” means JPMorgan Chase Bank, N.A., in its capacity as lender of U.S. Swingline Loans hereunder.

“U.S. Swingline Loan” means a Loan made by the U.S. Swingline Lender pursuant to Section 2.5(a).

“Vitran” means Vitran Corporation Inc., an entity organized under the laws of Ontario, Canada.

“Wage Earner Protection Act Reserve” means, on any date of determination, a reserve established from time to time by Administrative Agent in such amount as Administrative Agent determines reflects the amounts that may become due under the Wage Earner Protection Program Act (Canada) with respect to the employees of any Loan Party employed in Canada which would give rise to a Lien with priority under applicable law over the Lien of Administrative Agent.

“Weekly Reporting Trigger Period” means the period (a) commencing on the day that either (i) an Event of Default occurs or (ii) Aggregate Availability is less than $10,000,000 for three (3) consecutive Business Days; and (b) continuing until a day on which, during the preceding ninety (90) consecutive days, no Event of Default existed and Aggregate Availability has been greater than $10,000,000 at all times.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means any Borrower or Agent.

1.2 Classification of Loans and Borrowings.

For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).

1.3 Terms Generally.

The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference in any definition to the phrase “at any time” or “for any time” shall refer to the same time or period for all calculations or determination within such definition, and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

For purposes of any Collateral located in the Province of Quebec or charged by any deed of hypothec (or any other Loan Document) and for all other purposes pursuant to which the interpretation or construction of a Loan Document may be subject to the laws of the Province of Quebec or a court or tribunal exercising jurisdiction in the Province of Quebec, (a) “personal property” shall be deemed to include “movable property”, (b) “real property” shall be deemed to include “immovable property”, (c) “tangible property” shall be deemed to include “corporeal property”, (d) “intangible property” shall be deemed to include “incorporeal property”, (e) “security interest” and “mortgage” shall be deemed to include a “hypothec”, (f) all references to filing, registering or recording under the UCC or the PPSA shall be deemed to include publication under the Civil Code of Québec, (g) all references to “perfection” of or “perfected” Liens shall be deemed to include a reference to the “opposability” of such Liens to third parties, (h) any “right of offset”, “right of setoff” or similar expression shall be deemed to include a “right of compensation”, (i) “goods” shall be deemed to include “corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, and (j) an “agent” shall be deemed to include a “mandatary”.

1.4 Accounting Terms; GAAP.

Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower Representative notifies the Administrative Agent that the Borrowers request an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower Representative that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

1.5 Currency Matters.

Principal, interest, reimbursement obligations, fees, and all other amounts payable under this Agreement and the other Loan Documents to Administrative Agent and the Lenders shall be payable in the currency in which such Obligations are denominated. Unless stated otherwise, all calculations, comparisons, measurements or determinations under this Agreement shall be made in dollars. For the purpose of such calculations, comparisons, measurements or determinations, amounts or proceeds denominated in other currencies shall be converted to the Equivalent Amount of dollars on the date of calculation, comparison, measurement or determination. In particular, without limitation, for purposes of valuations or computations under Article II, Article III, Article V, Article VI and Article VII and calculating the Canadian Availability, the Canadian

Borrowing Base, the Canadian Commitments, the Canadian LC Exposure, Canadian Overadvances, Canadian Protective Advances, Canadian Revolving Exposure, eligibility criteria including Eligible Accounts, Revolving Commitments or Revolving Exposure, unless expressly provided otherwise, where a reference is made to a dollar amount, the amount is to be considered as the amount in dollars and, therefore, each other currency shall be converted into the Equivalent Amount thereof in dollars.

ARTICLE II – THE CREDITS

2.1 Revolving Commitments.

Subject to the terms and conditions set forth herein, (a) each U.S. Lender agrees to make U.S. Revolving Loans to the U.S. Borrowers denominated in dollars from time to time during the Availability Period, and (b) each Canadian Lender agrees to make Canadian Revolving Loans to the Canadian Borrowers denominated in either dollars or Canadian Dollars from time to time during the Availability Period, so long as, in each case after giving effect thereto:

(i)	the U.S. Revolving Exposure, Canadian Revolving Exposure or Revolving Exposure of any Lender would not exceed such Lender’s U.S. Commitment, Canadian Commitment (minus each Lender’s Applicable Percentage of the Overdraft Accommodation Maximum Amount) or Revolving Commitment (minus each Lender’s Applicable Percentage of the Overdraft Accommodation Maximum Amount), as the case may be;

(ii)	U.S. Availability would not be less than zero;

(iii)	Canadian Availability would not be less than zero; and

(iv)	Aggregate Availability would not be less than zero;

subject to the Administrative Agent’s or Canadian Administrative Agent’s authority, as applicable, in their sole discretion, to make Protective Advances and Overadvances pursuant to the terms of Section 2.4 and 2.5. Within the foregoing limits and subject to the terms and conditions set forth herein, each Borrower may borrow, prepay and reborrow Revolving Loans.

2.2 Loans and Borrowings.

(a)	Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. Any Protective Advance, any Overadvance and any Swingline Loan shall be made in accordance with the procedures set forth in Section 2.4 and 2.5.

(b)

Subject to Section 2.14, each Revolving Borrowing denominated in Canadian Dollars shall be comprised entirely of Canadian Prime Rate Loans or CDOR Rate Loans and each Revolving Borrowing denominated in dollars shall be comprised entirely of CBFR Loans or Eurodollar Loans, in each case, as the Borrower Representative may request in accordance herewith, provided that all Borrowings made on the Effective Date must be made as Canadian Prime Rate Borrowings or CBFR Borrowings but may be converted into CDOR Rate Borrowings or Eurodollar Borrowings, as applicable, in accordance with Section 2.8. Each Swingline Loan shall be a Canadian Prime Rate Loan or an CBFR Loan. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)	At the commencement of each Interest Period for any Eurodollar Revolving Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $250,000 and not less than $250,000. At the commencement of each Interest Period for any CDOR Rate Revolving Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of Cdn.$250,000 and not less than Cdn.$250,000. CBFR Revolving Borrowings and Canadian Prime Rate Revolving Borrowings may be in any amount. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of: (i) five (5) Eurodollar Borrowings outstanding under the U.S. Revolving Loans, (ii) five (5) Eurodollar Borrowings outstanding under the Canadian Revolving Loans; and (iii) five (5) CDOR Rate Borrowings outstanding.

(d)	Notwithstanding any other provision of this Agreement, neither the Borrower Representative nor any Borrower shall be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date, or commence or end in a period of Default or Event of Default.

2.3 Requests for Revolving Borrowings.

To request a Revolving Borrowing, the Borrower Representative shall notify the Administrative Agent or the Canadian Administrative Agent, as applicable, of such request either in writing (delivered by hand, facsimile or electronic mail) in a form approved by the Administrative Agent or the Canadian Administrative Agent, as applicable, and signed by the Borrower Representative or by telephone (a) in the case of a Eurodollar Borrowing, not later than 12:00 p.m., Chicago time, three Business Days before the date of the proposed Borrowing, (b) in the case of a CDOR Rate Borrowing, not later than 12:00 p.m., Chicago time, three Business Days before the date of the proposed Borrowing, (c) in the case of a CBFR Borrowing, not later than 12:00 p.m., Chicago time, on the date of the proposed Borrowing, or (d) in the case of a Canadian Prime Rate Borrowing, not later than 12:00 p.m., Chicago time, on the date of the proposed Borrowing; provided that any such notice of a CBFR Revolving Borrowing or a Canadian Prime Rate Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.6(e) may be given not later than 12:00 p.m., Chicago time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery, facsimile or electronic mail to the Administrative

Agent or the Canadian Administrative Agent, as applicable, of a written Borrowing Request in a form reasonably approved by the Administrative Agent or the Canadian Administrative Agent, as applicable, and signed by the Borrower Representative. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.1:

(i)	the aggregate amount of the requested Borrowing and a breakdown of the separate wires comprising such Borrowing;

(ii)	the date of such Borrowing, which shall be a Business Day;

(iii)	whether such Borrowing is to be a CBFR Borrowing, a Eurodollar Borrowing, a Canadian Prime Rate Borrowing, or a CDOR Rate Borrowing; and

(iv)	in the case of a Eurodollar Borrowing or a CDOR Rate Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period.”

If no election as to the Type of Revolving Borrowing is specified, then the requested Revolving Borrowing shall be (a) a CBFR Borrowing in the case of a Revolving Borrowing requested in dollars, and (b) a Canadian Prime Rate Borrowing in the case of a Revolving Borrowing requested in Canadian Dollars. If no Interest Period is specified with respect to any requested Eurodollar Revolving Borrowing or CDOR Rate Revolving Borrowing, then the applicable Borrower(s) shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent or the Canadian Administrative Agent, as applicable, shall advise each applicable Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

2.4 Protective Advances.

(a)

Subject to the limitations set forth below, the Administrative Agent and the Canadian Administrative Agent, as applicable, are authorized by the Borrowers and the Lenders, from time to time in the Administrative Agent’s or the Canadian Administrative Agent’s, as the case may be, sole discretion (but, in either case, shall have absolutely no obligation to), to make (i) in the case of the Administrative Agent, Loans to the U.S. Borrowers in dollars, on behalf of the U.S. Lenders (each such Loan, a “U.S. Protective Advance”), or (ii) in the case of the Canadian Administrative Agent, Loans to a Canadian Borrower in Canadian Dollars or dollars, on behalf of the Canadian Lenders (each such Loan, a “Canadian Protective Advance”), which the Administrative Agent or Canadian Administrative Agent, as applicable, in its Permitted Discretion, deems necessary or desirable (A) to preserve or protect the Collateral, or any portion thereof, (B) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations, or (C) to pay any other amount chargeable to or required to be paid by the applicable Borrower pursuant to the terms of this Agreement, including payments of reimbursable expenses (including costs, fees, and expenses as described in Section 9.3) and other sums payable under the Loan Documents; provided that, (x) the aggregate amount of U.S. Protective Advances outstanding at any time shall not exceed $7,000,000 and (y) the aggregate amount of Canadian Protective Advances outstanding at any time shall not exceed Cdn.$3,000,000; provided further that, (1) the aggregate amount of outstanding U.S. Protective Advances in favour of the U.S. Borrowers plus the aggregate U.S. Revolving Exposure shall not exceed the aggregate U.S. Commitments, (2) the aggregate amount of outstanding Canadian Protective Advances in favour of the Canadian Borrowers plus the aggregate Canadian Revolving Exposure plus the Overdraft Accommodation Maximum Amount shall not exceed the aggregate Canadian Commitments, and (3) the aggregate amount of all outstanding Protective Advances plus the Aggregate Revolving Exposure plus the Overdraft Accommodation Maximum Amount shall not exceed the Aggregate Revolving Commitments. Protective Advances may be made even if the conditions precedent set forth in Section 4.2 have not been satisfied. The (i) U.S. Protective Advances shall be secured by the Liens in favour of the Administrative Agent (for the benefit of the U.S. Lender Parties) in and to the Collateral of the Loan Parties; and (ii) Canadian Protective Advances shall be secured by the Liens in favour of the Administrative Agent (for the benefit of the Canadian Lender Parties) in and to the Collateral of the Loan Parties. All U.S. Protective Advances shall constitute U.S. Obligations and all Canadian Protective Advances shall constitute Canadian Obligations. All U.S. Protective Advances and Canadian Protective Advances denominated in dollars shall be CBFR Borrowings, and all Canadian Protective Advances denominated in Canadian Dollars shall be Canadian Prime Rate Borrowings. The Administrative Agent’s or Canadian Administrative Agent’s, as the case may be, authorization to make Protective Advances may be revoked at any time by the Required Lenders. Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s or the Canadian Administrative Agent’s (as applicable) receipt thereof. At any time that there is sufficient: (I) U.S. Availability and the conditions precedent set forth in Section 4.2 have been satisfied, the Administrative Agent may request the U.S. Lenders to make a U.S. Revolving Loan to repay a U.S. Protective Advance; and (II) Canadian Availability and the conditions precedent set forth in Section 4.2 have been satisfied, the Canadian Administrative Agent may request the Canadian Lenders to make a Canadian Revolving Loan, in the currency in which the applicable Canadian Protective Advance was denominated, to repay a Canadian Protective Advance. At any other time the Administrative Agent or Canadian Administrative Agent (as applicable) may require the Lenders to fund, in the currency in which the applicable Protective Advance was denominated, their risk participations described in Section 2.4(b).

(b)

Upon the making of a U.S. Protective Advance by the Administrative Agent (whether before or after the occurrence of a Default), each U.S. Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Administrative Agent without recourse or warranty, an undivided interest and participation in such U.S. Protective Advance in proportion to its Applicable Percentage. Upon the making of a Canadian

Protective Advance by the Canadian Administrative Agent (whether before or after the occurrence of a Default), each Canadian Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Canadian Administrative Agent without recourse or warranty, an undivided interest and participation in such Canadian Protective Advance in proportion to its Applicable Percentage. From and after the date, if any, on which any Lender is required to fund its participation in any Protective Advance purchased hereunder, the Administrative Agent or the Canadian Administrative Agent, as applicable, shall promptly distribute to such Lender, such Lender’s Applicable Percentage of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent or the Canadian Administrative Agent, as applicable, in respect of such Protective Advance.

2.5 Swingline Loans, Overadvances and Overdraft Accommodations.

(a)	The Administrative Agent, the U.S. Swingline Lender and the U.S. Lenders agree that in order to facilitate the administration of this Agreement and the other Loan Documents, promptly after the Borrower Representative requests a CBFR Borrowing on behalf of any U.S. Borrower, the U.S. Swingline Lender may in its discretion (but shall not be obligated to) elect to have the terms of this Section 2.5(a) apply to such Borrowing Request by advancing, on behalf of the U.S. Lenders and in the amount requested, same day funds to the U.S. Borrowers, on the applicable Borrowing date to the Funding Account(s) of U.S. Borrowers (each such Loan made solely by the U.S. Swingline Lender pursuant to this Section 2.5(a) is referred to in this Agreement as a “U.S. Swingline Loan”), with settlement among them as to the U.S. Swingline Loans to take place on a periodic basis as set forth in Section 2.5(g). Each U.S. Swingline Loan shall be subject to all the terms and conditions applicable to other CBFR Loans funded by the U.S. Lenders, except that all payments thereon shall be payable to the U.S. Swingline Lender solely for its own account. In addition, the U.S. Borrowers hereby authorize the U.S. Swingline Lender to, and the U.S. Swingline Lender shall, subject to the terms and conditions set forth herein (but without any further written notice required), not later than 11:00 a.m., Chicago time, on each Business Day, make available to the U.S. Borrowers by means of a credit to the Funding Account(s) of U.S. Borrowers, the proceeds of a U.S. Swingline Loan to the extent necessary to pay items to be drawn on any Controlled Disbursement Account of any U.S. Borrower that day (as determined based on notice from the Administrative Agent). The aggregate amount of U.S. Swingline Loans outstanding at any time shall not exceed $10,000,000. The U.S. Swingline Lender shall not make any U.S. Swingline Loan if the requested U.S. Swingline Loan would cause (x) U.S. Availability to be less than zero or (y) Aggregate Availability to be less than zero. All U.S. Swingline Loans shall be CBFR Borrowings.

(b)	The Canadian Administrative Agent, the Canadian Swingline Lender and the Canadian Lenders agree that in order to facilitate the administration of this Agreement and the other Loan Documents, promptly after the Borrower Representative requests a CBFR Borrowing or a Canadian Prime Rate Borrowing on behalf of a Canadian Borrower, the Canadian Swingline Lender may in its discretion (but shall not be obligated to) elect to have the terms of this Section 2.5(b) apply to such Borrowing Request by advancing, on behalf of the Canadian Lenders and in the amount requested, same day funds to the Canadian Borrowers, on the applicable Borrowing date to the Funding Account(s) of Canadian Borrowers (each such Loan made solely by the Canadian Swingline Lender pursuant to this Section 2.5(b) is referred to in this Agreement as a “Canadian Swingline Loan”), with settlement among them as to the Canadian Swingline Loans to take place on a periodic basis as set forth in Section 2.5(g). Each Canadian Swingline Loan shall be subject to all the terms and conditions applicable to other CBFR Loans or Canadian Prime Rate Loans, as applicable, funded by the Canadian Lenders, except that all payments thereon shall be payable to the Canadian Swingline Lender solely for its own account. In addition, the Canadian Borrowers hereby authorize the Canadian Swingline Lender to, and the Canadian Swingline Lender shall, subject to the terms and conditions set forth herein (but without any further written notice required), not later than 11:00 a.m., Chicago time, on each Business Day, make available to the Canadian Borrowers by means of a credit to the Funding Account(s) of Canadian Borrowers, the proceeds of a Canadian Swingline Loan to the extent necessary to pay items to be drawn on any Controlled Disbursement Account of any Canadian Borrower that day (as determined based on notice from the Canadian Administrative Agent). The aggregate amount of Canadian Swingline Loans outstanding at any time shall not exceed $10,000,000. The Canadian Swingline Lender shall not make any Canadian Swingline Loan if the requested Canadian Swingline Loan would cause (x) Canadian Availability to be less than zero or (y) Aggregate Availability to be less than zero. All Canadian Swingline Loans shall be CBFR Borrowings or Canadian Prime Rate Borrowings.

(c)

Any provision of this Agreement to the contrary notwithstanding, at the request of the Borrower Representative, the Administrative Agent may in its sole discretion (at any time that no Event of Default has occurred and is continuing) or otherwise with Required Lender consent (but with absolutely no obligation), make U.S. Revolving Loans to the U.S. Borrowers, on behalf of the U.S. Lenders, in amounts that exceed U.S. Availability (any such excess U.S. Revolving Loans are herein referred to collectively as “U.S. Overadvances”); provided that, no U.S. Overadvance shall result in a Default due to U.S. Borrowers’ failure to comply with Section 2.1 for so long as such U.S. Overadvance remains outstanding in accordance with the terms of this paragraph, but solely with respect to the amount of such U.S. Overadvance. In addition, U.S. Overadvances may be made even if the condition precedent set forth in Section 4.2(c) has not been satisfied. All U.S. Overadvances shall constitute CBFR Borrowings. The authority of the Administrative Agent to make U.S. Overadvances is limited to an aggregate amount not to exceed $3,000,000 at any time, no U.S. Overadvance may remain outstanding for more than thirty days, no U.S. Overadvance shall cause any U.S. Lender’s U.S. Revolving Exposure to exceed its U.S. Commitment, and no U.S. Overadvance shall cause the Aggregate Revolving Exposure plus the Overdraft

Accommodation Maximum Amount to exceed the Aggregate Revolving Commitments; provided that, the Required Lenders may at any time revoke the Administrative Agent’s authorization to make U.S. Overadvances. Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof.

(d)	Any provision of this Agreement to the contrary notwithstanding, at the request of the Borrower Representative, the Canadian Administrative Agent may in its sole discretion (at any time that no Event of Default has occurred and is continuing) or otherwise with Required Lender consent (but with absolutely no obligation), make Canadian Revolving Loans to the Canadian Borrowers, on behalf of the Canadian Lenders, in amounts that exceed Canadian Availability (any such excess Canadian Revolving Loans are herein referred to collectively as “Canadian Overadvances”); provided that, no Canadian Overadvance shall result in a Default due to Canadian Borrowers’ failure to comply with Section 2.1 for so long as such Canadian Overadvance remains outstanding in accordance with the terms of this paragraph, but solely with respect to the amount of such Canadian Overadvance. In addition, Canadian Overadvances may be made even if the condition precedent set forth in Section 4.2(c) has not been satisfied. All Canadian Overadvances shall constitute CBFR Borrowings or Canadian Prime Rate Borrowings. The authority of the Canadian Administrative Agent to make Canadian Overadvances is limited to an aggregate amount not to exceed $2,000,000 at any time, no Canadian Overadvance may remain outstanding for more than thirty (30) days, no Canadian Overadvance shall cause any Canadian Lender’s Canadian Revolving Exposure plus its Applicable Percentage of the Overdraft Accommodation Maximum Amount to exceed its Canadian Commitment, and no Canadian Overadvance shall cause the Aggregate Revolving Exposure plus the Overdraft Accommodation Maximum Amount to exceed the Aggregate Revolving Commitments; provided that, the Required Lenders may at any time revoke the Canadian Administrative Agent’s authorization to make Canadian Overadvances. Any such revocation must be in writing and shall become effective prospectively upon the Canadian Administrative Agent’s receipt thereof.

(e)	Upon the making of a U.S. Swingline Loan or a U.S. Overadvance (whether before or after the occurrence of a Default and regardless of whether a Settlement has been requested with respect to such U.S. Swingline Loan or U.S. Overadvance), each U.S. Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the U.S. Swingline Lender or the Administrative Agent, as the case may be, without recourse or warranty, an undivided interest and participation in such U.S. Swingline Loan or U.S. Overadvance in proportion to its Applicable Percentage of the U.S. Commitment. The U.S. Swingline Lender or the Administrative Agent may, at any time, require the U.S. Lenders to fund their participations. From and after the date, if any, on which any U.S. Lender is required to fund its participation in any U.S. Swingline Loan or U.S. Overadvance purchased hereunder, the Administrative Agent shall promptly distribute to such U.S. Lender, such U.S. Lender’s Applicable Percentage of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such Loan.

(f)	Upon the making of a Canadian Swingline Loan or an Canadian Overadvance (whether before or after the occurrence of a Default and regardless of whether a Settlement has been requested with respect to such Canadian Swingline Loan or Canadian Overadvance), each Canadian Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Canadian Swingline Lender or the Canadian Administrative Agent, as the case may be, without recourse or warranty, an undivided interest and participation in such Canadian Swingline Loan or Canadian Overadvance in proportion to its Applicable Percentage of the Canadian Commitment. The Canadian Swingline Lender or the Canadian Administrative Agent may, at any time, require the Canadian Lenders to fund their participations. From and after the date, if any, on which any Canadian Lender is required to fund its participation in any Canadian Swingline Loan or Canadian Overadvance purchased hereunder, the Canadian Administrative Agent shall promptly distribute to such Canadian Lender, such Canadian Lender’s Applicable Percentage of all payments of principal and interest and all proceeds of Collateral received by the Canadian Administrative Agent in respect of such Loan.

(g)

Each of the Administrative Agent and the Canadian Administrative Agent, on behalf of the U.S. Swingline Lender or the Canadian Swingline Lender, as applicable, shall request settlement (a “Settlement”) with the U.S. Lenders or Canadian Lenders, as applicable, on at least a weekly basis or on any more frequent date that the Administrative Agent or Canadian Administrative Agent, as the case may be, elects, by notifying the applicable Revolving Lenders of such requested Settlement by facsimile, telephone, or electronic mail no later than 12:00 p.m., Chicago time, on the date of such requested Settlement (the “Settlement Date”). With respect to Settlements involving U.S. Loans, each U.S. Lender (other than the U.S. Swingline Lender, in the case of the U.S. Swingline Loans) shall transfer in dollars the amount of such U.S. Lender’s Applicable Percentage of the outstanding principal amount of the applicable Loan with respect to which Settlement is requested to the Administrative Agent, to an account of the Administrative Agent as the Administrative Agent may designate, not later than 12:00 p.m., Chicago time, on such Settlement Date. With respect to Settlements involving Canadian Loans, each Canadian Lender (other than the Canadian Swingline Lender, in the case of the Canadian Swingline Loans) shall transfer, in the currency in which the applicable Loan was denominated, the amount of such Canadian Lender’s Applicable Percentage of the outstanding principal amount of the applicable Loan with respect to which Settlement is requested to the Canadian Administrative Agent, to an account of the Canadian Administrative Agent as the Canadian Administrative Agent may designate, not later than 12:00 p.m., Chicago time, on such Settlement Date. Settlements may occur during the existence of a Default and whether or not the applicable conditions precedent set forth in Section 4.2 have then been satisfied. Such amounts transferred to: (i) the Administrative Agent shall be applied against the amounts of the U.S. Swingline Lender’s U.S. Swingline Loans and, together with U.S. Swingline Lender’s Applicable Percentage of such U.S. Swingline Loan, shall constitute U.S. Revolving Loans of such U.S. Lenders, respectively; and (ii) the Canadian Administrative Agent shall be applied against the amounts of the Canadian Swingline Lender’s Canadian Swingline Loans and, together with Canadian Swingline Lender’s Applicable Percentage of such Canadian Swingline Loan, shall constitute Canadian Revolving Loans of such Canadian Lenders, respectively. If any such amount is not transferred to the Administrative Agent or the Canadian Administrative Agent, as applicable, by any Revolving Lender on such Settlement Date, the applicable Swingline Lender shall be entitled to recover such amount on demand from such Lender together with interest thereon as specified in Section 2.7.

(h)

(i)	Subject to the limitations set forth below, Royal Bank of Canada is authorized by the Canadian Borrowers and all Lenders, from time to time, to permit Overdrafts to be created in favour of any Canadian Borrower, in an aggregate amount outstanding for all Canadian Borrowers, at any time, not to exceed the Overdraft Accommodation Maximum Amount (any such Overdraft advances are herein referred to as “Overdraft Accommodations”); provided that, (1) the aggregate amount of outstanding Overdraft Accommodations in favour of the Canadian Borrowers plus the aggregate Canadian Revolving Exposure shall not exceed the aggregate Canadian Commitments, and (2) the aggregate amount of outstanding Overdraft Accommodations plus the Aggregate Revolving Exposure shall not exceed the Aggregate Revolving Commitments. The Overdraft Accommodation is a discretionary product which may be cancelled by Royal Bank of Canada at any time upon three (3) Business Days’ prior written notice to the Borrower Representative. Once cancelled, the product will no longer be available, or be subject to re-instatement, during the term of this Agreement.

(ii)	The Borrower Representative may, upon three (3) Business Days’ prior written notice to Royal Bank of Canada (with a copy to the Administrative Agent), request a reduction or increase to the Overdraft Accommodation Maximum Amount and the corresponding Overdraft Accommodation Reserve; provided that (i) only two (2) such adjustments may be made in any fiscal year, and (ii) any increase shall not result in the Overdraft Accommodation Maximum Amount exceeding $2,000,000 (or the Equivalent Amount in Canadian Dollars).

(iii)	The Overdraft Accommodations shall be secured by the Administrative Agent’s Liens in and to the Collateral and shall constitute Canadian Secured Obligations hereunder.

2.6 Letters of Credit.

(a)	General. Subject to the terms and conditions set forth herein, the Borrower Representative may request the issuance of Letters of Credit (denominated in dollars in the case of U.S. Letters of Credit and denominated in either dollars or Canadian Dollars in the case of Canadian Letters of Credit) for its own account or for the account of another Borrower (for themselves or for the benefit of a Loan Party), in a form reasonably acceptable to the applicable Issuing Bank, the Administrative Agent in the case of U.S. Letters of Credit, and the Canadian Administrative Agent in the case of Canadian Letters of Credit, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrowers to, or entered into by the Borrowers with, an Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b)

Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower Representative shall deliver by hand or facsimile (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to the applicable Issuing Bank and the Administrative Agent in the case of U.S. Letters of Credit and the Canadian Administrative Agent in the case of Canadian Letters of Credit (with a copy to the Administrative Agent) (in each case, prior to 11:00 a.m., Chicago time, at least three Business Days prior to the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, whether such Letter of Credit is to be issued for the account of a Canadian Loan Party or a U.S. Borrower, the currency in which such Letter of Credit will be denominated (which may be in: (x) dollars in the case of U.S. Letters of Credit and (y) dollars or Canadian Dollars in the case of Canadian Letters of Credit), the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the applicable Issuing Bank, the applicable Borrower also shall submit a letter of credit application on the applicable Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrowers shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the U.S. LC Exposure shall not exceed $22,000,000 (with respect to Letters of Credit issued hereunder and not supported by the EDC Guarantee) plus $12,186,723 (with respect to Letters of Credit issued hereunder and supported by the EDC Guarantee), (ii) the Canadian LC Exposure

shall not exceed $3,000,000 (with respect to Letters of Credit issued hereunder and not supported by the EDC Guarantee) plus $1,000,000 (with respect to Letters of Credit issued hereunder and supported by the EDC Guarantee), (iii) U.S. Availability shall not be less than zero, (iv) Canadian Availability shall not be less than zero, (v) Aggregate Availability shall not be less than zero; and (vi) the U.S. Revolving Exposure, Canadian Revolving Exposure (plus each Lender’s Applicable Percentage of the Overdraft Accommodation Maximum Amount) or Revolving Exposure (plus each Lender’s Applicable Percentage of the Overdraft Accommodation Maximum Amount) of any Lender would not exceed any such Lender’s U.S. Commitment, Canadian Commitment or Revolving Commitment, as the case may be.

(c)	Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date; provided that any Letter of Credit with a one year term may provide for the automatic renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (ii) above).

(d)	Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of any Issuing Bank or the Revolving Lenders, the applicable Issuing Bank hereby grants to each U.S. Lender, with respect to a U.S. Letter of Credit, and each Canadian Lender, with respect to a Canadian Letter of Credit, and each U.S. Lender and Canadian Lender, as applicable, hereby acquires from the applicable Issuing Bank, a participation in each such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, (i) with respect to each U.S. Letter of Credit, each U.S. Lender hereby absolutely and unconditionally agrees to pay in dollars to the Administrative Agent, and (ii) with respect to any Canadian Letters of Credit, each Canadian Lender hereby absolutely and unconditionally promises to pay, in the same currency in which such Canadian Letter of Credit is issued, the Canadian Administrative Agent, in each case for the account of the applicable Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement, made by such Issuing Bank and not reimbursed by the applicable Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to such Borrowers for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Commitments, U.S. Commitments or Canadian Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)

Reimbursement. If any Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the applicable Borrower shall reimburse such LC Disbursement by paying to (i) the Administrative Agent (in the case of any U.S. Letter of Credit) in dollars, and (ii) the Canadian Administrative Agent (in the case of any Canadian Letter of Credit) in the same currency as the applicable LC Disbursement, an amount equal to such LC Disbursement not later than noon, Chicago time, on the date that such LC Disbursement is made, if the Borrower Representative shall have received notice of such LC Disbursement prior to 10:00 a.m., Chicago time, on such date, or, if such notice has not been received by the Borrower Representative prior to such time on such date, then not later than noon, Chicago time, on (x) the Business Day that the Borrower Representative receives such notice, if such notice is received prior to 10:00 a.m., Chicago time, on the day of receipt, or (y) the Business Day immediately following the day that the Borrower Representative receives such notice, if such notice is not received prior to such time on the day of receipt; provided that the Borrowers may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.3 or 2.5 that such payment be financed with a CBFR Revolving Borrowing or U.S. Swingline Loan (in the case of U.S. Letters of Credit), or a Canadian Prime Rate Revolving Borrowing or Canadian Swingline Loan (in the case of Canadian Letters of Credit), in an equivalent amount and, to the extent so financed, the Borrowers’ obligation to make such payment shall be discharged and replaced by the resulting CBFR Revolving Borrowing, Canadian Prime Rate Revolving Borrowing or Swingline Loan. If the Borrowers fail to make such payment when due, the Administrative Agent or the Canadian Administrative Agent, as applicable, shall notify each U.S. Lender of the applicable LC Disbursement with respect to U.S. Letters of Credit and each Canadian Lender of the applicable LC Disbursement with respect of Canadian Letters of Credit, the payment then due from the applicable Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice with respect to any Letter of Credit, each U.S. Lender (in the case of any U.S. Letter of Credit) and each Canadian Lender (in the case of any Canadian Letter of Credit) shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the applicable Borrower, in the same manner as provided in Section 2.7 with respect to Loans made by such Lender (and Section 2.7 shall apply, mutatis mutandis, to the payment obligations of the applicable Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent or the Canadian Administrative Agent, as the case may be, of any payment from the Borrowers pursuant to this paragraph or any payment by Export Development Canada pursuant to the EDC Guarantee, the Administrative Agent and Canadian Administrative Agent, as applicable, shall distribute such payment to the applicable Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse the applicable Issuing Bank, then to such Lenders and the applicable Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse any Issuing Bank for any LC Disbursement (other than the funding of CBFR Revolving Loans, Canadian Prime Rate Revolving Loans, or a Swingline Loan as contemplated above) shall not constitute a Loan (but shall be a Secured Obligation) and shall not relieve the Borrowers of their obligation to reimburse such LC Disbursement.

(f)	Obligations Absolute. The joint and several obligations of U.S. Borrowers to reimburse LC Disbursements and the joint and several obligations of Canadian Borrowers to reimburse LC Disbursements on account of Canadian Letters of Credit, in each case, as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by an Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrowers’ obligations hereunder. Neither the Administrative Agent, the Canadian Administrative Agent, the Revolving Lenders nor any Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of any Issuing Bank; provided that the foregoing shall not be construed to excuse the applicable Issuing Bank from liability to the Borrowers to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by any Borrower that are caused by such Issuing Bank’s gross negligence or wilful misconduct (as finally determined by a court of competent jurisdiction) when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or wilful misconduct on the part of an Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)	Disbursement Procedures. The applicable Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The applicable Issuing Bank shall promptly notify the Administrative Agent (in the case of U.S. Letters of Credit), the Canadian Administrative Agent (in the case of Canadian Letters of Credit) and the applicable Borrower by telephone (confirmed by facsimile or electronic mail) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrowers of their obligation to reimburse the applicable Issuing Bank and the applicable Revolving Lenders with respect to any such LC Disbursement.

(h)	Interim Interest. If any Issuing Bank shall make any LC Disbursement, then, unless the Borrowers shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrowers reimburse such LC Disbursement, at the rate per annum then applicable to: (i) CBFR Revolving Loans in the case of LC Disbursements made in dollars; and (ii) Canadian Prime Rate Revolving Loans in the case of LC Disbursements made in Canadian Dollars; provided that, if the applicable Borrowers fail to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(f) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Revolving Lender to the extent of such payment.

(i)	Replacement of the Issuing Bank. Any Issuing Bank may be replaced at any time by written agreement among the Borrower Representative, the Administrative Agent, the Issuing Bank to be replaced and the successor Issuing Bank. The Administrative Agent shall notify the Revolving Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the Borrowers shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j)	Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower Representative receives notice from the Administrative Agent, the Canadian Administrative Agent or the Required Lenders demanding the deposit of cash collateral pursuant to this paragraph, (i) the U.S. Borrowers shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the U.S. Lenders (the “LC Collateral Account”), an amount in cash in dollars equal to 105% of the U.S. LC Exposure as of such date plus accrued and unpaid interest thereon; and (ii) the Canadian Borrowers shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Canadian Lenders (the “Canadian LC Collateral Account”), an amount in cash in Canadian Dollars or dollars, as applicable equal to 105% of the Canadian LC Exposure as of such date plus accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to any Borrower described in clause (h) or (i) of Article VII. Such deposits shall be held by the Administrative Agent as collateral for the payment and performance of the Secured Obligations in the case of deposits in the LC Collateral Account, and the Canadian Secured Obligations in the case of deposits in the Canadian LC Collateral Account. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such accounts; and (x) the U.S. Borrowers hereby grant the Administrative Agent (for the benefit of the Lender Parties) a security interest in the LC Collateral Account and (y) each Canadian Borrower hereby grants the Administrative Agent (for the benefit of the Canadian Lender Parties) a security interest in the Canadian LC Collateral Account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrowers’ risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the applicable Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the U.S. Borrowers or the Canadian Borrowers, as applicable, for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Required Lenders), be applied, in the case of moneys in the LC Collateral Account, to satisfy other Secured Obligations or, in the case of moneys in the Canadian LC Collateral Account, to satisfy other Canadian Secured Obligations. If the Borrowers are required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid), together with all interest thereon, if any, shall be returned to the Borrowers within three Business Days after all such Events of Default have been cured or waived.

(k)	Treatment of Existing Letters of Credit. On the Effective Date, (i) each Existing U.S. Letter of Credit, to the extent outstanding, shall automatically and without further action by the parties thereto be deemed converted into a U.S. Letter of Credit under this Agreement (as reflected on Schedule 2.6) and each Existing Canadian Letter of Credit, to the extent outstanding, shall automatically and without further action by the parties thereto be deemed converted into a Canadian Letter of Credit under this Agreement (as reflected on Schedule 2.6), in each case, pursuant to this Section 2.6 and subject to the provisions hereof as if each such Existing U.S. Letter of Credit and each Existing Canadian Letter of Credit had been issued on the Effective Date, (ii) each Existing U.S. Letter of Credit shall be included in the calculation of U.S. LC Exposure and each Existing Canadian Letter of Credit shall be included in the calculation of Canadian LC Exposure, and (iii) all liabilities of the Borrowers and the other Loan Parties with respect to such Existing Letters of Credit shall constitute Obligations.

2.7 Funding of Borrowings.

(a)	Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 2:00 p.m., Chicago time, to the account of the Administrative Agent or the Canadian Administrative Agent, as applicable, most recently designated by it for such purpose by notice to the Lenders; provided that, Swingline Loans shall be made as provided in Section 2.5. Each of the Administrative Agent and the Canadian Administrative Agent, as applicable, will make such Loans available to the Borrower Representative by promptly crediting the amounts so received, in like funds, to the Funding Account(s); provided that CBFR Revolving Loans made to finance the reimbursement of (i) an LC Disbursement as provided in Section 2.6(e) shall be remitted by the Administrative Agent or the Canadian Administrative Agent, as applicable, to the applicable Issuing Bank, (ii) a U.S. Protective Advance or a U.S. Overadvance shall be retained by the Administrative Agent, and (iii) a Canadian Protective Advance or a Canadian Overadvance shall be retained by the Canadian Administrative Agent. U.S. Loans and participations in U.S. Swingline Loans and U.S. Letters of Credit will be funded by each U.S. Lender pro rata in accordance with its Applicable Percentage of the U.S. Commitments. Canadian Loans and participations in Canadian Swingline Loans and Canadian Letters of Credit will be funded by each Canadian Lender pro rata in accordance with its Applicable Percentage of the Canadian Commitments.

(b)

Unless the Administrative Agent or the Canadian Administrative Agent, as applicable, shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent or the Canadian Administrative Agent, as applicable, such Lender’s share of such Borrowing, the Administrative Agent or the Canadian Administrative Agent, as applicable, may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent or the Canadian Administrative Agent, as applicable, then the applicable Lender and the

Borrowers severally agree to pay to the Administrative Agent or the Canadian Administrative Agent, as applicable, forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the applicable Borrower to but excluding the date of payment to the Administrative Agent or the Canadian Administrative Agent, as applicable, at (i) in the case of such Lender, the greater of either the Federal Funds Effective Rate (in the case of dollar denominated amounts) or the Canadian Administrative Agent’s cost of funds (in the case of Canadian Dollar denominated amounts) and a rate determined by the Administrative Agent or the Canadian Administrative Agent, as applicable, in accordance with banking industry rules on interbank compensation, or (ii) in the case of the Borrowers, the interest rate applicable to CBFR Loans (in the case of dollar denominated amounts), or Canadian Prime Rate Loans (in the case of Canadian Dollar denominated amounts). If such Lender pays such amount to the Administrative Agent or the Canadian Administrative Agent, as applicable, then such amount shall constitute such Lender’s Loan included in such Borrowing.

2.8 Interest Elections.

(a)	Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Revolving Borrowing or a CDOR Rate Revolving Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower Representative may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Revolving Borrowing or a CDOR Rate Revolving Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower Representative may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing, provided that a Borrowing in one currency may only be converted to another Type of Borrowing denominated in the same currency as the Borrowing to be so converted. This Section shall not apply to Swingline Borrowings, Overadvances or Protective Advances, which may not be converted or continued.

(b)	To make an election pursuant to this Section, the Borrower Representative shall notify the (i) Administrative Agent, with respect to each U.S. Revolving Loan, and (ii) the Canadian Administrative Agent (with a copy to the Administrative Agent) with respect to any Canadian Revolving Loan, of such election by telephone by the time that a Borrowing Request would be required under Section 2.3 if the Borrowers were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent or the Canadian Administrative Agent (with a copy to the Administrative Agent), as applicable, of a written Interest Election Request in a form approved by the Administrative Agent or the Canadian Administrative Agent, as applicable, and signed by the Borrower Representative.

(c)	Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.2:

(i)	the name of the applicable Borrower and the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)	the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)	whether the resulting Borrowing, if in Canadian Dollars, is to be a Canadian Prime Rate Borrowing or a CDOR Rate Borrowing, or, if in dollars is to be an CBFR Borrowing or a Eurodollar Borrowing; and

(iv)	if the resulting Borrowing is a Eurodollar Borrowing or a CDOR Rate Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing or a CDOR Rate Borrowing but does not specify an Interest Period, then the Borrowers shall be deemed to have selected an Interest Period of one month’s duration.

(d)	Promptly following receipt of an Interest Election Request by (i) the Administrative Agent, the Administrative Agent shall advise each U.S. Lender of the details thereof and of such U.S. Lender’s portion of each resulting Borrowing, and (ii) the Canadian Administrative Agent, the Canadian Administrative Agent shall advise each Canadian Lender of the details thereof and of such Canadian Lender’s portion of each resulting Borrowing.

(e)	If the Borrower Representative fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to a CBFR Borrowing. Notwithstanding any contrary provision hereof, if a Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower Representative, then, so long as a Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to a CBFR Borrowing at the end of the Interest Period applicable thereto.

(f)	If the Borrower Representative fails to deliver a timely Interest Election Request with respect to a CDOR Rate Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to a Canadian Prime Rate Borrowing. Notwithstanding any contrary provision hereof, if a Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower Representative, then, so long as a Default is continuing (i) no outstanding Borrowing may be converted to or continued as a CDOR Rate Borrowing and (ii) unless repaid, each CDOR Rate Borrowing shall be converted to a Canadian Prime Rate Borrowing of the same class at the end of the Interest Period applicable thereto.

2.9 Termination of Commitments; Increase or Adjustments in Revolving Commitments.

(a)	Unless previously terminated, all Revolving Commitments shall terminate on the Maturity Date. For clarification, all U.S. Commitments and Canadian Commitments, as sub-facilities of the Revolving Commitments, shall terminate upon the termination of the Revolving Commitments.

(b)	The Borrowers may at any time terminate the Revolving Commitments upon (i) the payment in full in cash of all outstanding U.S. Loans, in the case of the U.S. Commitment, and Canadian Loans, in the case of the Canadian Commitment, together with accrued and unpaid interest thereon and on any U.S. Letters of Credit, in the case of the U.S. Commitment, and Canadian Letters of Credit, in the case of the Canadian Commitment, as applicable, (ii) the cancellation and return of all outstanding U.S. Letters of Credit, in the case of the U.S. Commitment, and Canadian Letters of Credit, in the case of the Canadian Commitment (or alternatively, (A) with respect to each such U.S. Letter of Credit, the deposit in the LC Collateral Account of cash in dollars equal to 105% of the U.S. LC Exposure or with respect to each such Canadian Letter of Credit, the deposit in the Canadian LC Collateral Account of cash in Canadian Dollars or dollars, as applicable equal to 105% Canadian LC Exposure, as applicable, as of such date in accordance with Section 2.6(j), or (B) with the consent of the Administrative Agent and the Canadian Administrative Agent, as applicable, and each applicable Issuing Bank, a back-up standby letter of credit equal to 105% of the U.S. LC Exposure or Canadian LC Exposure, as applicable, as of such date), (iii) the payment in full in cash of the accrued and unpaid fees, and (iv) the payment in full in cash of all reimbursable expenses and other U.S. Obligations or Canadian Obligations, as applicable, together with accrued and unpaid interest thereon. For clarification, all U.S. Commitments and Canadian Commitments, as sub-facilities of the Revolving Commitments, shall terminate upon the termination of the Revolving Commitments.

(i)

The Borrower Representative may, by written notice to the Administrative Agent, request that the Administrative Agent and the Lenders increase or decrease the total Canadian Commitments (a “Canadian Revolving Commitment Adjustment”), which request shall be granted provided that each of the following conditions are satisfied: (i) only two Canadian Revolving Commitment Adjustments may be made in any fiscal year (such adjustment to be made within 30 days of the delivery of the Compliance Certificate contemplated by Section 5.1(d) (with respect to delivery under Section 5.1(c)) and a Borrowing Base Certificate contemplated by Section 5.1(f), in each case, for the most recently ended month, (ii) the written request for a Canadian Revolving Commitment Adjustment must be received by the Administrative Agent at least thirty (30) Days prior to the requested date (which shall be a Business Day) of the effectiveness of such Canadian Revolving Commitment Adjustment (such date of effectiveness, the “Adjustment Date”), (iii) no Default or Event of Default shall have occurred and be continuing as of the date of such request or both immediately before and after giving effect thereto as of the Adjustment Date, (iv) any increase in the total Canadian Commitments shall result in a dollar-for-dollar decrease in the total U.S. Commitments, and vice-versa for any decrease in the total Canadian Commitments pursuant to this Section, (v) in no event shall the total Canadian Commitments plus the total U.S. Commitments exceed the Aggregate Revolving Commitments, (vi) each of the total U.S. Commitments and total Canadian Commitments shall at no time exceed, after any such adjustments, $85,000,000 (or any such greater amount in effect after a permitted increase pursuant to Section 2.9(d)), (vii) no Canadian Revolving Commitment Adjustment shall be permitted if, after giving effect thereto, an overadvance would exist, and (viii) the Administrative Agent shall have received a certificate of the Borrower Representative dated as of the Adjustment Date certifying the satisfaction of all such conditions (including calculations thereof in reasonable detail) and otherwise in form and substance reasonably satisfactory to the Administrative Agent. Any such Canadian Revolving Commitment Adjustment shall be in an amount equal to $5,000,000 or a multiple of $1,000,000 in excess thereof and shall concurrently increase or reduce, as applicable, (1) the total U.S. Commitments then in effect pro rata among the U.S. Lenders and (2) the total Canadian Commitments then in effect pro rata among the Canadian Lenders. After giving effect to any Canadian Revolving Commitment Adjustment, the Canadian Commitment of each Canadian Lender shall be equal to such Canadian Lender’s pro rata share of the amount of the total Canadian Commitments.

(ii)

The Administrative Agent shall promptly inform the Lenders of any request for a Canadian Revolving Commitment Adjustment made by the Borrower Representative. If the conditions set forth in clause (c)(i) above are not satisfied on the applicable Adjustment Date (or, to the extent such conditions relate to an earlier date, such earlier date), the Administrative Agent shall notify the Borrower Representative in writing that the requested Canadian Revolving Commitment Adjustment will not be effectuated; provided, however, that the Administrative Agent shall in all cases be entitled to rely (without liability) on the certificate delivered by the Borrower Representative pursuant to clause (c)(i)(viii) above in making its determination as to the satisfaction of such conditions. On each Adjustment Date, the Administrative Agent shall notify the Lenders and the Borrower Representative, on or before 1:00 p.m. (Chicago time), by telecopier, electronic mail or telex, of the occurrence of the Canadian Revolving Commitment Adjustment to be effected on such Adjustment Date, the amount of Revolving Loans held by each Lender as a result thereof, the amount of the U.S. Revolving Exposure of each U.S. Lender and the amount of the Canadian Revolving Exposure of each Canadian Lender as a result thereof.

(c)	The Borrower Representative shall notify the Administrative Agent and the Canadian Administrative Agent of any election to terminate the Revolving Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent or the Canadian Administrative Agent, as applicable, shall advise the U.S. Lenders or the Canadian Lenders, as applicable, of the contents thereof. Each notice delivered by the Borrower Representative pursuant to this Section shall be irrevocable; provided that a notice of termination of the Revolving Commitments delivered by the Borrower Representative may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower Representative (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination of the Commitments shall be permanent.

(d)	The Borrowers shall have the right to increase the Aggregate Revolving Commitments by obtaining additional Revolving Commitments, either from one or more of the Lenders or another lending institution provided that (i) any such request for an increase shall be in a minimum amount of $10,000,000, (ii) the Borrower Representative, on behalf of the Borrowers, may make a maximum of three (3) such requests, (iii) the Administrative Agent has approved the identity of any such new Lender, such approval not to be unreasonably withheld, (iv) any such new Lender assumes all of the rights and obligations of a “Lender” hereunder, (v) the aggregate amount of all such increases shall not exceed $30,000,000, and (vi) the conditions described in Section 2.9(e) shall be satisfied. Administrative Agent may, in consultation with the Borrower Representative, allocate the additional Revolving Commitments between U.S. Commitments and Canadian Commitments so long as subject to Section 2.9(f) each Lender maintains Canadian Commitments equal to such Lender’s Applicable Percentage of the total U.S. Commitments and U.S. Commitments equal to such Lender’s Applicable Percentage of Total Canadian Commitments.

(e)	Any amendment hereto for such an increase or addition shall be in form and substance reasonably satisfactory to the Administrative Agent and shall only require the written signatures of the Administrative Agent, the Borrowers and the Lender(s) being added or increasing their Revolving Commitment(s), subject only to the approval of all Lenders if any such increase would cause the Aggregate Revolving Commitment to exceed $115,000,000. As a condition precedent to such an increase, Borrower Representative shall deliver to the Administrative Agent a certificate of each Loan Party (in sufficient copies for each Lender) signed by an authorized officer of such Loan Party (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (ii) in the case of the Borrowers, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article III and the other Loan Documents are true and correct, and (B) no Default exists.

(f)	Within a reasonable time after the effective date of any increase or adjustment in Commitments pursuant to this Section 2.9, the Administrative Agent shall, and is hereby authorized and directed to, revise the Revolving Commitment Schedule to reflect such increase or adjustment and shall distribute such revised Revolving Commitment Schedule to each of the Lenders and the Borrowers, whereupon such revised Revolving Commitment Schedule shall replace the old Revolving Commitment Schedule and become part of this Agreement. On the Business Day following any such increase or adjustment, all outstanding CBFR Loans and Canadian Prime Rate Loans shall be reallocated among the Lenders (including any newly added Lenders) in accordance with the Lenders’ respective revised Applicable Percentages. Eurodollar Loans and CDOR Rate Loans shall not be reallocated among the Lenders prior to the expiration of the applicable Interest Period in effect at the time of any such increase.

2.10 Repayment and Amortization of Loans; Evidence of Debt.

(a)	(i) The U.S. Borrowers hereby unconditionally promise to pay (A) to the Administrative Agent for the account of each U.S. Lender the then unpaid principal amount of each U.S. Revolving Loan on the Maturity Date, (B) to the Administrative Agent the then unpaid amount of each U.S. Protective Advance on the earlier of the Maturity Date and demand by the Administrative Agent and (C) to the Administrative Agent the then unpaid principal amount of each U.S. Overadvance on the earliest of the Maturity Date, the 30th day after such U.S. Overadvance is made, and demand by the Administrative Agent; and (ii) the Canadian Borrowers hereby unconditionally promise to pay (A) to the Canadian Administrative Agent for the account of each Canadian Lender the then unpaid principal amount of each Canadian Revolving Loan on the Maturity Date, (B) to the Canadian Administrative Agent the then unpaid amount of each Canadian Protective Advance on the earlier of the Maturity Date and demand by the Canadian Administrative Agent and (C) to the Canadian Administrative Agent the then unpaid principal amount of each Canadian Overadvance on the earliest of the Maturity Date, the 30th day after such Canadian Overadvance is made, and demand by the Canadian Administrative Agent.

(b)	On each Business Day during any Dominion Trigger Period, (i) the Administrative Agent shall apply all funds credited to each U.S. Collection Account on such Business Day or the immediately preceding Business Day (at the discretion of the Administrative Agent, whether or not immediately available) first, to prepay any U.S. Protective Advances and U.S. Overadvances that may be outstanding, pro rata, second, to prepay the U.S. Revolving Loans (including U.S. Swingline Loans) and to cash collateralize outstanding U.S. LC Exposure and third, to the payment of Canadian Obligations in the order of priority set forth in Section 2.10(b)(ii) (other than item ‘third’ thereof); and (ii) the Canadian Administrative Agent shall apply all funds credited to each Canadian Collection Account on such Business Day or the immediately preceding Business Day (at the discretion of the Canadian Administrative Agent, whether or not immediately available) first, to prepay any Canadian Protective Advances and Canadian Overadvances that may be outstanding, pro rata, second, to prepay the Canadian Revolving Loans (including Canadian Swingline Loans) and to cash collateralize outstanding Canadian LC Exposure, and third, to the payment of U.S. Obligations in the order or priority set forth in Section 2.10(b)(i) (other than item ‘third’ thereof).

(c)	Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d)	(i) The Administrative Agent shall maintain accounts in which it shall record (A) the amount of each U.S. Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (B) the amount of any principal or interest due and payable or to become due and payable from the U.S. Borrowers to each U.S. Lender hereunder and (C) the amount of any sum received by the Administrative Agent hereunder for the account of the U.S. Lenders and each U.S. Lender’s share thereof; and (ii) the Canadian Administrative Agent shall maintain accounts in which it shall record (A) the amount of each Canadian Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (B) the amount of any principal or interest due and payable or to become due and payable from the Canadian Borrowers to each Canadian Lender hereunder and (C) the amount of any sum received by the Canadian Administrative Agent hereunder for the account of the Canadian Lenders and each Canadian Lender’s share thereof.

(e)	The entries made in the accounts maintained pursuant to paragraph (c) or (d) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein subject to manifest error; provided that the failure of any Lender the Administrative Agent, or the Canadian Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement.

(f)	Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the applicable Borrowers shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.4) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

2.11 Prepayment of Loans.

(a)	The Borrowers shall have the right at any time and from time to time, without premium or penalty other than any break funding payments required in accordance with Section 2.16, to prepay any Borrowing in whole or in part (without any reduction in the Revolving Commitments), subject to prior notice in accordance with paragraph (e) of this Section.

(b)	Except for Overadvances permitted under Section 2.5, in the event and on such occasion that (i) Aggregate Availability shall be less than zero, (ii) U.S. Availability shall be less than zero, or (iii) Canadian Availability shall be less than zero, the Borrowers shall immediately prepay (or in the case of the LC Exposure, cash collateralize) the Revolving Loans, LC Exposure and/or Swingline Loans in an aggregate amount sufficient to cause Aggregate Availability, U.S. Availability and Canadian Availability to no longer be less than zero.

(c)	In the event and on each occasion that any Net Proceeds are received by or on behalf of any Loan Party in respect of any Prepayment Event, the Borrowers shall, immediately after such Net Proceeds are received by any Loan Party, prepay the Obligations as set forth in Section 2.11(d) below in an aggregate amount equal to 100% of such Net Proceeds (without any reduction in the Revolving Commitments).

(d)	All such prepaid amounts pursuant to Section 2.11(c) shall be applied, first to prepay any Protective Advances and Overadvances that may be outstanding, pro rata, and second to prepay the Revolving Loans (including Swing Line Loans) without a corresponding reduction in the Aggregate Revolving Commitments and to cash collateralize outstanding LC Exposure (in an amount up to 105% of the outstanding LC Exposure).

(e)

The Borrower Representative shall notify the Administrative Agent and the Canadian Administrative Agent (and, in the case of prepayment of a Swingline Loan, the applicable Swingline Lender) by telephone (confirmed by facsimile) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Revolving Borrowing or a CDOR Rate Revolving Borrowing, not later than 12:00 p.m., Chicago time, three Business Days before the date of prepayment, or (ii) in the case of prepayment of a CBFR Revolving Borrowing or a Canadian Prime

Rate Revolving Borrowing, not later than 12:00 p.m., Chicago time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Revolving Commitments as contemplated by Section 2.9, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.9. Promptly following receipt of any such notice relating to a Revolving Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in Section 2.2. Each prepayment of a Revolving Borrowing shall be applied ratably to the Revolving Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.

2.12 Fees.

(a)	The Borrowers agree to pay to the Administrative Agent and the Canadian Administrative Agent, as applicable, for the account of each Lender a commitment fee, which shall accrue at 0.50% per annum on the average daily amount of the Available Revolving Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which such Lenders’ Revolving Commitment terminates. Accrued commitment fees shall be payable monthly in arrears on the first Business Day of each calendar month and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed.

(b)

The (i) U.S. Borrowers agree to pay to the Administrative Agent for the account of each U.S. Lender a participation fee with respect to its participations in U.S. Letters of Credit and (ii) Canadian Borrowers agree to pay to the Canadian Administrative Agent for the account of each Canadian Lender a participation fee with respect to its participations in Canadian Letters of Credit, which, in each case, shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurodollar Loans or CDOR Rate Loans, as applicable, on the average daily amount of such Lender’s applicable LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Revolving Lender ceases to have any LC Exposure. In addition, each Borrower agrees to pay to the applicable Issuing Bank with respect to each Letter of Credit issued for the account of such Borrower by such Issuing Bank a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the

Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as the applicable Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of each calendar month shall be payable on the first Business Day of each calendar month following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to an Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed.

(c)	Borrowers agree to pay all other fees set forth (and at the time prescribed) in the Fee Letter. The parties hereto agree that notwithstanding each reference to “Proposal Letter” in the Fee Letter and notwithstanding the context in which it was delivered and executed pursuant to the proposal letter, it is understood and agreed that the terms of the Fee letter remain binding obligations on the parties thereto and hereto and that the Fee Letter is in full force and effect.

(d)	All fees payable hereunder or under the Fee Letter shall be paid on the dates due, in immediately available funds, to the Administrative Agent or the Canadian Administrative Agent, as applicable, (or to the applicable Issuing Bank in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

2.13 Interest.

(a)	The Loans comprising each CBFR Borrowing shall bear interest at the CB Floating Rate plus the Applicable Rate for such Type of Loan.

(b)	The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate for such Type of Loan.

(c)	The Loans comprising each Canadian Prime Rate Borrowing shall bear interest at the Canadian Prime Rate plus the Applicable Rate for such Type of Loan.

(d)	The Loans comprising each CDOR Rate Borrowing shall bear interest at the CDOR Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate for such Type of Loan.

(e)	Each Protective Advance and each Overadvance shall bear interest at the Canadian Prime Rate, if denominated in Canadian Dollars, or at the CB Floating Rate, if denominated in dollars, plus the Applicable Rate for corresponding Revolving Loans plus 2% per annum.

(f)	Notwithstanding the foregoing, during the occurrence and continuance of an Event of Default, the Administrative Agent or the Required Lenders may, at their option, by notice to the Borrower Representative (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 9.2 requiring the consent of “each Lender affected thereby” for reductions in interest rates), declare that (i) all Loans shall bear interest at 2% plus the rate otherwise applicable to such Loans as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount outstanding hereunder, such amount shall accrue at 2% above the rate applicable to such fee or other obligation, if any, as provided hereunder.

(g)	Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Revolving Commitments; provided that (i) interest accrued pursuant to paragraph (f) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of a CBFR Revolving Loan or a Canadian Prime Rate Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan or CDOR Rate Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(h)	All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the CB Floating Rate, the Canadian Prime Rate and the CDOR Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed. The applicable CB Floating Rate, Canadian Prime Rate, CDOR Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent or the Canadian Administrative Agent, as applicable, and such determination shall be conclusive absent manifest error.

(i)	For purposes of disclosure pursuant to the Interest Act (Canada), the annual rates of interest or fees to which the rates of interest or fees provided in this Agreement and the other Loan Documents (and stated herein or therein, as applicable, to be computed on the basis of 360 days or any other period of time less than a calendar year) are equivalent are the rates so determined multiplied by the actual number of days in the applicable calendar year and divided by 360 or such other period of time, respectively.

2.14 Alternate Rate of Interest.

(a)	If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(i)	the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

(ii)	the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower Representative and the Lenders by telephone, facsimile or electronic mail as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower Representative and the Lenders that the circumstances giving rise to such notice no longer exist, (A) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Eurodollar Borrowing shall be ineffective, and (B) if any Borrowing Request requests a Eurodollar Revolving Borrowing, such Borrowing shall be made as a CBFR Borrowing.

(b)	If prior to the commencement of any Interest Period for a CDOR Rate Borrowing:

(i)	the Canadian Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the CDOR Rate for such Interest Period; or

(ii)	the Canadian Administrative Agent is advised by the Required Lenders that the CDOR Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Canadian Administrative Agent shall give notice thereof to the Borrower Representative and the Lenders by telephone facsimile, or electronic mail as promptly as practicable thereafter and, until the Canadian Administrative Agent notifies the Borrower Representative and the Lenders that the circumstances giving rise to such notice no longer exist, (A) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a CDOR Rate Borrowing shall be ineffective, and (B) if any Borrowing Request requests a CDOR Borrowing, such Borrowing shall be made as a Canadian Prime Rate Borrowing.

2.15 Increased Costs.

(a)	If any Change in Law shall:

(i)	impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or Issuing Bank;

(ii)	impose on any Lender or Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurodollar Loans or CDOR Rate Loans made by such Lender or any Letter of Credit or participation therein; or

(iii)	subject any Recipient to any Taxes on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto (other than (A) Excluded Taxes and (B) Other Connection Taxes on gross or net income, profits or receipts (including value-added or similar Taxes));

and the result of any of the foregoing shall be to increase the cost to such Lender (or such other Recipient) of making or maintaining any Eurodollar Loan or CDOR Rate Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or such Issuing Bank (or such other Recipient) of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank (or such other Recipient) hereunder (whether of principal, interest or otherwise), then the Borrowers will pay to such Lender or Issuing Bank (or such other Recipient), as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank (or such other Recipient), as the case may be, for such additional costs incurred or reduction suffered.

(b)	If any Lender or Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by a Issuing Bank, to a level below that which such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction suffered.

(c)	A certificate of a Lender or Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower Representative and shall be conclusive absent manifest error. The Borrowers shall pay such Lender or Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)	Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or Issuing Bank, as the case may be, notifies the Borrower Representative of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

2.16 Break Funding Payments.

In the event of (a) the payment of any principal of any Eurodollar Loan or CDOR Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan or CDOR Rate Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan or CDOR Rate Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked in accordance with this Agreement), or (d) the assignment of any Eurodollar Loan or CDOR Rate Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower Representative pursuant to Section 2.19, then, in any such event, the U.S. Borrowers shall compensate each U.S. Lender and the Canadian Borrowers shall compensate each Canadian Lender, as applicable, for the loss, cost and expense incurred by such Lender that is attributable to such event. In the case of a Eurodollar Loan or CDOR Rate Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate or the CDOR Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period to such Eurodollar Loan from other banks in the eurodollar market, or for Canadian Dollar deposits of a comparable amount and period to such CDOR Rate Loan from other banks in the Canadian bankers’ acceptance market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower Representative and shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

2.17 Taxes.

(a)

Withholding of Taxes; Gross-Up. Each payment by any Loan Party under this Agreement or any other Loan Document shall be made without deduction or withholding for any Taxes, unless such deduction or withholding is required by any law. If any Withholding Agent determines, in its sole discretion exercised in good faith, that it is so required to deduct or withhold Taxes, then such Withholding Agent may so deduct or withhold and shall timely pay the full amount of deducted or withheld Taxes to the relevant Governmental Authority in accordance with applicable law. If such Taxes are Indemnified Taxes, then the amount payable by such Loan Party shall be increased as necessary so that, net of such deduction or withholding (including such deduction or withholding applicable to additional amounts payable under this Section), the applicable Recipient receives the amount it would have received had no such deduction or withholding been made.

(b)	Payment of Other Taxes by the Borrowers. The Borrowers shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)	Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes by any Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d)	Indemnification by the Borrowers. The Loan Parties shall jointly and severally indemnify each Recipient for any Indemnified Taxes that are paid or payable by such Recipient in connection with this Agreement or any other Loan Document (including amounts paid or payable under this Section 2.17(d)) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 2.17(d) shall be paid within 10 days after the Recipient delivers to the Borrower Representative a certificate stating the amount of any Indemnified Taxes so paid or payable by such Recipient and describing the basis for the indemnification claim. Such certificate shall be conclusive of the amount so paid or payable absent manifest error. Such Recipient shall deliver a copy of such certificate to the Administrative Agent.

(e)	Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent for any Taxes (but, in the case of any Indemnified Taxes, only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so) attributable to such Lender that are paid or payable by the Administrative Agent in connection with this Agreement or any other Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 2.17(e) shall be paid within 10 days after the Administrative Agent delivers to the applicable Lender a certificate stating the amount of Taxes so paid or payable by the Administrative Agent. Such certificate shall be conclusive of the amount so paid or payable absent manifest error.

(f)	Status of Lenders.

(i)	Any Lender that is entitled to an exemption from, or reduction of, any applicable withholding Tax with respect to any payments under this Agreement or any other Loan Document shall deliver to the Borrower Representative and the Administrative Agent, at the time or times reasonably requested by the Borrower Representative or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower Representative or the Administrative Agent as will permit such payments to be made without, or at a reduced rate of, withholding. In addition, any Lender, if requested by the Borrower Representative or the Administrative Agent, shall deliver such other documentation prescribed by law or reasonably requested by the Borrower Representative or the Administrative Agent as will enable the Borrower Representative or the Administrative Agent to determine whether or not such Lender is subject to any withholding (including backup withholding) or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(f)(ii)(A) through (E) below) shall not be required if in the Lender’s judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Upon the reasonable request of the Borrower Representative or the Administrative Agent, any Lender shall update any form or certification previously delivered pursuant to this Section 2.17(f). If any form or certification previously delivered pursuant to this Section expires or becomes obsolete or inaccurate in any respect with respect to a Lender, such Lender shall promptly (and in any event within 10 days after such expiration, obsolescence or inaccuracy) notify the Borrower Representative and the Administrative Agent in writing of such expiration, obsolescence or inaccuracy and update the form or certification if it is legally eligible to do so.

(ii)	Without limiting the generality of the foregoing, if any Borrower is a U.S. Person, any Lender with respect to such Borrower shall, if it is legally eligible to do so, deliver to the Borrower Representative and the Administrative Agent (in such number of copies reasonably requested by the Borrower Representative and the Administrative Agent) on or prior to the date on which such Lender becomes a party hereto, duly completed and executed copies of whichever of the following is applicable:

(A)	in the case of a Lender that is a U.S. Person, IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B)	in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (1) with respect to payments of interest under this Agreement or any other Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (2) with respect to any other applicable payments under this Agreement, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(C)	in the case of a Non-U.S. Lender for whom payments under this Agreement constitute income that is effectively connected with such Lender’s conduct of a trade or business in the United States, IRS Form W-8ECI;

(D)	in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code both (1) IRS Form W-8BEN and (2) a tax certificate substantially to the effect that such Lender is not (a) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (b) a “10 percent shareholder” of such Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (c) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code;

(E)	in the case of a Non-U.S. Lender that is not the beneficial owner of payments made under this Agreement (including a partnership or a participating Lender) (1) an IRS Form W-8IMY on behalf of itself and (2) the relevant forms prescribed in clauses (A), (B), (C), (D) and (F) of this paragraph (f)(ii) that would be required of each such beneficial owner or partner of such partnership if such beneficial owner or partner were a Lender; provided, however, that if the Lender is a partnership and one or more of its partners are claiming the exemption for portfolio interest under Section 881(c) of the Code, such Lender may provide a tax certificate substantially on behalf of such partners; or

(F)	any other form prescribed by law as a basis for claiming exemption from, or a reduction of, U.S. Federal withholding Tax together with such supplementary documentation necessary to enable the Borrower Representative or the Administrative Agent to determine the amount of Tax (if any) required by law to be withheld.

(iii)

If a payment made to a Lender under this Agreement or any other Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section

1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Withholding Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Withholding Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Withholding Agent as may be necessary for the Withholding Agent to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.17(f)(iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(g)	Treatment of Certain Refunds. If it is commercially reasonable in the opinion of a Lender receiving an indemnification payment under this Section 2.17, the Lender shall make reasonable efforts to limit the incidence of that indemnification payment, including seeking recovery for the account of the applicable Borrower following the Borrower’s request and at the Borrower’s expense, if the Lender, in its sole determination, would suffer no appreciable economic, legal, regulatory or other disadvantage as a result. So long as no Event of Default exists, if any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes as to which it has been indemnified pursuant to this Section 2.17 (including additional amounts paid pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Indemnified Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid to such indemnifying party pursuant to the previous sentence (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.17(g), in no event will any indemnified party be required to pay any amount to any indemnifying party pursuant to this Section 2.17(g) if such payment would place such indemnified party in a less favourable position (on a net after-Tax basis) than such indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 2.17(g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the indemnifying party or any other Person.

2.18 Payments Generally; Allocation of Proceeds; Sharing of Set-offs.

(a) The Borrowers shall make each payment required to be made by them hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 2:00 p.m., Chicago time, on the date when due, in immediately available funds, without set off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent or the Canadian Administrative Agent, as applicable, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 10 South Dearborn Street, 22nd Floor, Chicago, Illinois, except (i) payments of principal, interest, fees or reimbursements of LC Disbursements relating to any Canadian Loan or Canadian Letter of Credit shall be made to the Canadian Administrative Agent at its offices at 200 Bay Street, Royal Bank Plaza, Floor 18, Toronto M57 2J2 Canada, (ii) payments to be made directly to an Issuing Bank or Swingline Lender as expressly provided herein shall be made to such Issuing Bank or Swingline Lender, and (iii) payments pursuant to Sections 2.15, 2.16, 2.17 and 9.3 shall be made directly to the Persons entitled thereto. Each of the Administrative Agent and the Canadian Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient, in like funds, promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in the currency in which the applicable Obligations are denominated, and, if not otherwise specified, in dollars.

(b)

Any proceeds of Collateral received by the Administrative Agent or the Canadian Administrative Agent after an Event of Default has occurred and is continuing and the Administrative Agent or the Canadian Administrative Agent so elects, or the Required Lenders so direct, shall be applied ratably (based in respect of each of the following separate categories, computed independently of the other categories, on each Lender Party’s interest in the aggregate specific type of outstanding Secured Obligations described within (and only within) each specific category of Secured Obligations listed respectively below) first, to pay any fees, indemnities, or expense reimbursements including amounts then due to the Administrative Agent, the Canadian Administrative Agent, and each Issuing Banks from the Borrowers (other than in connection with Banking Services or Swap Obligations), second, to pay interest due in respect of Swingline Loans, Overadvances and Protective Advances, third, to pay the principal of Swingline Loans, Overadvances and Protective Advances, fourth, to pay interest then due and payable on the Loans (other than Swingline Loans, Overadvances and Protective Advances), fifth, to prepay principal on the Loans (other than Swingline Loans, Overadvances and Protective Advances), to pay any outstanding amounts owing to Royal Bank of Canada with respect to Overdraft Accommodations (any such payments not to exceed the Overdraft Accommodation Maximum Amount) and to prepay unreimbursed LC Disbursements, sixth, to pay an amount to the Administrative Agent equal to one hundred five percent (105%) of the U.S. LC Exposure, and to pay an amount to the Canadian Administrative Agent equal to one hundred five percent (105%) of the Canadian LC Exposure, to be held as cash collateral for such Obligations, seventh, to pay any amounts owing to the Lenders and their Affiliates with respect to Banking Services (excluding Overdraft Accommodations) and Swap Obligations (up to and including the amount most recently provided to the Administrative Agent pursuant to Section 2.22) and to pay any other fees or expense reimbursements then due to the Lenders from the Borrowers, and eighth, to pay any other Secured Obligation due to the Administrative Agent, the Canadian Administrative Agent or any Lender (excluding Overdraft Accommodations) by the Borrowers. Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Borrower Representative, or unless a Default is in existence, neither the Administrative Agent, the Canadian Administrative Agent, nor any Lender shall apply any payment which it receives to any Eurodollar Loan or CDOR Rate Loan of a Class, except (a) on the expiration date of the Interest Period applicable to any such Eurodollar Loan or such CDOR Rate Loan or (b) in the event, and only to the extent, with respect to CDOR Rate Loans, that there are no outstanding Canadian Prime Rate Loans of the same Class, and with respect to Eurodollar Loans, that there are no outstanding CBFR Loans of the same Class and, in any such event, the Borrowers shall pay the break funding payment required in accordance with Section 2.16. The Administrative Agent, the Canadian Administrative Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Secured Obligations.

(c)	At the election of the Administrative Agent or the Canadian Administrative Agent, as the case may be, all payments of principal, interest, LC Disbursements, fees, premiums, reimbursable expenses (including, without limitation, all reimbursement for fees and expenses pursuant to Section 9.3), and other sums payable under the Loan Documents, may be paid from the proceeds of Borrowings made hereunder whether made following a request by the Borrower Representative pursuant to Section 2.3 or a deemed request as provided in this Section or may be deducted from any deposit account of any Borrower maintained with the Administrative Agent or the Canadian Administrative Agent. Each Borrower hereby irrevocably authorizes (i) the Administrative Agent or the Canadian Administrative Agent, as applicable, to make a Borrowing for the purpose of paying each payment of principal, interest, fees or expense reimbursements as it becomes due hereunder or any other amount due under the Loan Documents and agrees that all such amounts charged shall constitute Loans (including Swingline Loans and Overadvances, but such a Borrowing may only constitute a Protective Advance if it is to reimburse costs, fees, expenses or expense reimbursements as described in Section 9.3) and that all such Borrowings shall be deemed to have been requested pursuant to Sections 2.3, 2.4 or 2.5, as applicable and (ii) the Administrative Agent or the Canadian Administrative Agent, as applicable, to charge any deposit account of any Borrower maintained with the Administrative Agent or the Canadian Administrative Agent, as applicable, for each payment of principal, interest, fees or expense reimbursements as it becomes due hereunder or any other amount due under the Loan Documents.

(d)	If any Lender shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Loan Parties pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Loan Parties or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

(e)	Unless the Administrative Agent shall have received notice from the Borrower Representative prior to the date on which any payment is due to the Administrative Agent or the Canadian Administrative Agent, as applicable, for the account of the Lenders or an Issuing Bank hereunder that the Borrowers will not make such payment, the Administrative Agent or the Canadian Administrative Agent, as applicable, may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Banks, as the case may be, the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or the Issuing Banks, as the case may be, severally agrees to repay to the Administrative Agent or the Canadian Administrative Agent, as applicable, forthwith on demand the amount so distributed to such Lender or such Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent or the Canadian Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent or the Canadian Administrative Agent, as applicable, in accordance with banking industry rules on interbank compensation.

(f)	If any Lender shall fail to make any payment required to be made by it hereunder, then the Administrative Agent and, if applicable, the Canadian Administrative Agent, may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent or the Canadian Administrative Agent, as applicable, for the account of such Lender to satisfy such Lender’s obligations hereunder until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account as cash collateral for, and apply any such amounts to, any future funding obligations of such Lender hereunder; application of amounts pursuant to (i) and (ii) above shall be made in such order as may be determined by the Administrative Agent or the Canadian Administrative Agent, as applicable, in its discretion.

2.19 Mitigation Obligations; Replacement of Lenders.

(a)	If any Lender requests compensation under Section 2.15, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)	If any Lender requests compensation under Section 2.15, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender becomes a Defaulting Lender, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.4), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrowers shall have received the prior written consent of the Administrative Agent and the Issuing Banks, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

(c)	If any Lender requests compensation under Section 2.14 or 2.15, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, the Lender shall first use reasonable efforts to mitigate its costs or the effects of the applicable law or Change in Law, and any request for additional compensation shall specify in sufficient detail the reasons therefor and the mitigating actions taken.

2.20 Defaulting Lenders.

Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)	fees shall cease to accrue on the unfunded portion of the Revolving Commitment of such Defaulting Lender pursuant to Section 2.12(a);

(b)	such Defaulting Lender shall not have the right to vote on any issues on which voting is required (other than to the extent expressly provided in Section 9.2(b)), and the Revolving Commitment and Credit Exposure of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 9.2(b)), provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender differently than other affected Lenders shall require the consent of such Defaulting Lender;

(c)	if any Swingline Exposure or LC Exposure exists at the time a Lender becomes a Defaulting Lender then:

(i)	all or any part of the Swingline Exposure and LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent the sum of all non-Defaulting Lenders’ Credit Exposures plus such Defaulting Lender’s Swingline Exposure and LC Exposure does not exceed the total of all non-Defaulting Lenders’ Revolving Commitments;

(ii)	if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrowers shall within one Business Day following notice by the Administrative Agent (x) first, prepay such Defaulting Lender’s Swingline Exposure and (y) second, cash collateralize such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.6(j) for so long as such LC Exposure is outstanding;

(iii)	if the Borrowers cash collateralize any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) of this Section 2.20(c), the Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv)	if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (ii) of this Section 2.20(c), then the fees payable to the Lenders pursuant to Section 2.12(a) and Section 2.12(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; or

(v)	if all or any portion of any Defaulting Lender’s LC Exposure is neither cash collateralized nor reallocated pursuant to this Section 2.20(c), then, without prejudice to any rights or remedies of the applicable Issuing Bank or any Lender hereunder, all facility fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Commitment that was utilized by such LC Exposure) and letter of credit fees payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the applicable Issuing Bank until such Defaulting Lender’s LC Exposure is cash collateralized and/or reallocated;

(d)	no Issuing Bank shall be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure will be 100% covered by the Revolving Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrowers in accordance with Section 2.20(c), and participating interests in any such newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.20(c)(i) (and Defaulting Lenders shall not participate therein); and

If a Defaulting Lender exists, the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit and the Swingline Lender shall not be required to fund any Swingline Loan, unless the Issuing Bank or the Swingline Lender, as the case may be, shall have entered into arrangements with the Borrowers or such Lender, satisfactory to the Issuing Bank or the Swingline Lender, as the case may be, to defease any risk in respect of such Lender hereunder;

(e)	in the event and on the date that each of the Administrative Agent, the Canadian Administrative Agent, the Borrowers, the Issuing Banks and the Swingline Lenders agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the other Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.

2.21 Returned Payments.

If after receipt of any payment which is applied to the payment of all or any part of the Obligations, the Administrative Agent, the Canadian Administrative Agent or any Lender is for any reason compelled to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason, then the Obligations or part thereof intended to be satisfied shall be revived and continued and this Agreement shall continue in full force as if such payment or proceeds had not been received by the Administrative Agent, the Canadian Administrative Agent or such Lender. The provisions of this Section 2.21 shall be and remain effective notwithstanding any contrary action which may have been taken by the Administrative Agent, the Canadian Administrative Agent or any Lender in reliance upon such payment or application of proceeds. The provisions of this Section 2.21 shall survive the termination of this Agreement.

2.22 Banking Services and Swap Agreements.

Each Lender or Affiliate (other than JPMorgan and its Affiliates) thereof providing Banking Services for, or having Swap Agreements with, any Loan Party shall deliver to the Administrative Agent, promptly after entering into such Banking Services or Swap Agreements, written notice setting forth the aggregate amount of all Banking Services Obligations and Swap Obligations of such Loan Party to such Lender or Affiliate (whether matured or unmatured, absolute or contingent). Thereafter at Administrative Agent’s request and, in any event, no less frequently than quarterly, each such Lender or Affiliate thereof shall furnish the Administrative Agent, a summary of the amounts due or to become due in respect of such Banking Services Obligations and Swap Obligations. The most recent information provided to the Administrative Agent shall be used in determining which tier of the waterfall, contained in Section 2.18(b), such Banking Services Obligations and/or Swap Obligations will be placed.

2.23 Excess Resulting From Exchange Rate Change.

With respect to the Canadian Commitment, at any time following one or more fluctuations in the exchange rate of the Canadian Dollar against the dollar, (i) the aggregate Canadian Revolving Exposure of the Canadian Lenders exceeds the lesser of: (A) the Canadian Borrowing Base, or (B) the total Canadian Commitments, based on dollars or (ii) the aggregate Canadian Obligations exceeds any other limit based on dollars set forth herein for such Canadian Obligations, the Canadian Borrowers shall (A) if such excess is in an aggregate amount that is greater than or equal to $1,000,000, within two Business Days of notice from the Canadian Administrative Agent, (B) if such excess is an aggregate amount that is less than $1,000,000 and such excess continues to exist in an aggregate amount less than $1,000,000 for at least five Business Days, within two Business Days of notice from the Canadian Administrative Agent or (C) if any Event of Default has occurred and is continuing, immediately (x) make the necessary payments or repayments to reduce such Canadian Obligations to an amount necessary to eliminate such excess or (y) maintain or cause to be maintained with the Administrative Agent (for the benefit of the Canadian Lender Parties) deposits as continuing collateral security for the Canadian Obligations in an amount equal to or greater than the amount of such excess, such deposits to be maintained in such form and upon such terms as are acceptable to the Canadian Administrative Agent. Without in any way limiting the foregoing provisions, the Canadian Administrative Agent shall, weekly or more frequently in the sole discretion of the Canadian Administrative Agent, make the necessary exchange rate calculations to determine whether any such excess exists on such date and advise the Borrowers if such excess exists.

ARTICLE III – REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants to the Lenders that:

3.1 Organization; Powers.

Each of the Loan Parties and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and is qualified to do business in, and is in good standing in, every jurisdiction where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect.

3.2 Authorization; Enforceability.

The Transactions are within each Loan Party’s organizational powers and have been duly authorized by all necessary organizational actions and, if required, actions by equity holders. The Loan Documents to which each Loan Party is a party have been duly executed and delivered by such Loan Party and constitute a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

3.3 Governmental Approvals; No Conflicts.

The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except for filings necessary to perfect Liens created pursuant to the Loan Documents, (b) will not violate any Requirement of Law applicable to any Loan Party or any of its Subsidiaries, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon any Loan Party or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by any Loan Party or any of its Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of any Loan Party or any of its Subsidiaries, except Liens created pursuant to the Loan Documents.

3.4 Financial Condition; No Material Adverse Effect.

(a)	Vitran has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders equity and cash flows as of and for the fiscal year ended December 31, 2010, reported on by KPMG LLP, independent chartered/public accountants, and as of and for the fiscal quarter and the portion of the fiscal year ended September 30 certified by its chief financial officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of Vitran and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(b)	No event, change or condition has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect, since December 31, 2010.

3.5 Properties.

(a)	As of the date of this Agreement, Schedule 3.5 sets forth the address of each parcel of real property that is owned or leased by each Loan Party. Each of such leases and subleases is valid and enforceable in accordance with its terms and is in full force and effect, and no material default by any Loan Party to any such lease or sublease exists, which individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Each Loan Party and each Subsidiary has good and indefeasible title to, or valid leasehold interests in, all of its real and personal property, free of all Liens other than those permitted by Section 6.2.

(b)	Each Loan Party and each Subsidiary owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property necessary to its business as currently conducted, a correct and complete list of such property which is registered as of the date of this Agreement is set forth on Schedule 3.5, and the use thereof by the Loan Parties and their Subsidiaries does not infringe upon the rights of any other Person, and the Loan Parties’ rights thereto are not subject to any licensing agreement or similar arrangement, except, in each case, where the failure would not result in a Material Adverse Effect.

3.6 Litigation and Environmental Matters.

(a)	There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Loan Party, threatened against or affecting the Loan Parties or any of their Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve this Agreement or the Transactions.

(b)	Except for the Disclosed Matters (i) no Loan Party nor any Subsidiary has received notice of any claim with respect to any Environmental Liability or knows of any basis for any Environmental Liability and (ii) except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, no Loan Party nor any Subsidiary (A) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law or (B) has become subject to any Environmental Liability.

(c)	Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or could reasonably be expected to result in, a Material Adverse Effect.

3.7 Compliance with Laws and Agreements.

Each Loan Party and its Subsidiaries is in compliance with all Requirements of Law applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

3.8 Investment Company Status.

No Loan Party nor any Subsidiary is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

3.9 Taxes.

Each Loan Party and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except Taxes that are being contested in good faith by appropriate proceedings, for which such Loan Party or such Subsidiary, as applicable, has set aside on its books adequate reserves, and to the extent the failure to pay such taxes would not reasonably be expected to result in a Material Adverse Effect. No Liens for Taxes (other than Permitted Encumbrances) have been filed other than tax liens which in an aggregate amount do not exceed $50,000 and no claims are being asserted with respect to any such Taxes. Each Loan Party and its Subsidiaries has withheld all employee or other applicable withholdings and has made all employer contributions to be withheld and made by it pursuant to applicable law including, without limitation, on account of the Canada and Quebec pension plans, employment insurance and employee income taxes.

3.10 ERISA; Canadian Pension Plans.

(a)	No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Financial Accounting Standards Board Accounting Standards Codification 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan.

(b)	Each Canadian Loan Party and its Canadian Subsidiaries is in compliance with the requirements of the Pension Benefits Act (Ontario) and other federal or provincial laws with respect to each Canadian Pension Plan, except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect. No fact or situation that may reasonably be expected to result in a Material Adverse Effect exists in connection with any Canadian Pension Plan. Neither any Canadian Loan Party nor any of its Canadian Subsidiaries has any material withdrawal liability in connection with a Canadian Pension Plan. No Pension Event which has resulted or could reasonably be expected to result in any Loan Party incurring any liability in excess of $2,000,000 has occurred. All contributions required to be made by a Loan Party or any of its Subsidiaries under the Canadian Union Plans have been made in the amounts and in the manner set forth in the applicable collective agreement. As of the date hereof, each Canadian Pension Plan has no solvency deficiency and is funded as required under the most recent actuarial valuation filed with the applicable Governmental Authority pursuant to generally accepted actuarial practices and principles. All contributions (including employee contributions made by authorized payroll deductions or other withholdings) required to be made to the appropriate funding agency in accordance with all applicable laws and the terms of each Canadian Pension Plan have been made in accordance with all applicable laws and the terms of each Canadian Pension Plan. All contributions required to be made by a Loan Party or any of its Subsidiaries under the Canadian Union Plans have been made, and the sole obligation of a Loan Party or any of its Subsidiaries under any Canadian Union Plan is to make contributions to the Canadian Union Plan, in the amounts and in the manner set forth in the applicable collective agreement.

3.11 Disclosure.

Each Borrower has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any Loan Party is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, other than matters affecting the economy generally or the industry segment in which the Loan Parties operate. No report, financial statement, certificate or other information furnished by or on behalf of the any Loan Party to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrowers represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time delivered and, if such projected financial information was delivered prior to the Effective Date, as of the Effective Date, and no representation or warranty is made as to the actual attainability of any such projections.

3.12 Material Contracts.

All material agreements and contracts to which any Loan Party is a party or is bound as of the date of this Agreement are listed on Schedule 3.12 (the “Material Contracts”). No Loan Party is in material default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (i) the EDC Guarantee or any other Material Contract to which it is a party or (ii) any agreement or instrument evidencing or governing Material Indebtedness.

3.13 Solvency.

(a)	Immediately after the consummation of the Transactions to occur on the Effective Date, (i) the fair value of the assets of Vitran Express, Inc., at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (ii) the present fair or saleable value of the property of Vitran Express, Inc. will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) Vitran Express, Inc. will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) Vitran Express, Inc. will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted after the Effective Date.

(b)	Immediately after the consummation of the Transactions to occur on the Effective Date, (i) the fair value of the assets of the U.S. Loan Parties, taken as whole, at a fair valuation, will exceed their debts and liabilities, subordinated, contingent or otherwise; (ii) the present fair or saleable value of the property of the U.S. Loan Parties, taken as a whole, will be greater than the amount that will be required to pay the probable liability of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the U.S. Loan Parties, taken as a whole, will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) the U.S. Loan Parties, taken as a whole, will not have unreasonably small capital with which to conduct the business in which they are engaged as such business is now conducted and is proposed to be conducted after the Effective Date.

(c)

Immediately after the consummation of the Transactions to occur on the Effective Date, (i) the fair value of the assets of the Canadian Loan Parties, taken as a whole, at a fair valuation, will exceed their debts and liabilities, subordinated, contingent or otherwise; (ii) the present fair or saleable value of the property of the Canadian Loan Parties, taken as a whole, will be greater than the amount that will be required to pay the probable liability of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Canadian Loan Parties, taken as a whole, will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; (iv) the Canadian Loan Parties, taken as a whole, will not have unreasonably small capital with which to conduct the business in which they are engaged as such business is now conducted and is proposed to be conducted after the Effective Date; and (v) Canadian Loan Parties, taken as a whole, shall not be an “insolvent person” as such term is defined in the Bankruptcy and Insolvency Act (Canada).

(d)	No Loan Party intends to, or will permit any of its Subsidiaries to, and no Loan Party believes that it or any of its Subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it or any such Subsidiary and the timing of the amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Subsidiary.

3.14 Insurance.

Schedule 3.14 sets forth a description of all insurance maintained by or on behalf of the Loan Parties and the Subsidiaries as of the Effective Date. As of the Effective Date, all premiums in respect of such insurance (due and payable prior to the Effective Date) have been paid. The Loan Parties believe that the insurance maintained by or on behalf of the Loan Parties is adequate.

3.15 Capitalization and Subsidiaries.

Schedule 3.15 sets forth (a) an organizational chart of Vitran and its Subsidiaries showing the name and relationship of each and all of Vitran’s Subsidiaries to Vitran, (b) a true and complete listing of each class of each of the Loan Parties’ authorized Equity Interests, of which all of such issued shares are validly issued, outstanding, fully paid and non-assessable, and owned beneficially and of record by the Persons identified on Schedule 3.15, and (c) the type of entity of Vitran and each of its Subsidiaries. All of the issued and outstanding Equity Interests owned by any Loan Party has been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and is fully paid and non assessable.

3.16 Security Interest in Collateral.

The provisions of this Agreement and the other Loan Documents create legal and valid Liens on all the Collateral in favour of the Administrative Agent, for the benefit of the Lender Parties and the Canadian Lender Parties, as the case may be, and such Liens constitute perfected and continuing Liens on the Collateral, securing the Secured Obligations, enforceable against the applicable Loan Party and all third parties, and having priority over all other Liens on the Collateral except in the case of (a) Permitted Encumbrances, to the extent any such Permitted Encumbrances would have priority over the Liens in favour of the Administrative Agent pursuant to any applicable law or agreement, (b) Liens perfected only by possession (including possession of any certificate of title) to the extent the Administrative Agent has not obtained or does not maintain possession of such Collateral, and (c) Liens permitted under Section 6.2, to the extent such Liens would have priority over the Liens in favour of the Administrative Agent pursuant to any applicable law or agreement.

3.17 Employment Matters.

As of the Effective Date, there are no strikes, lockouts or slowdowns against any Loan Party or any Subsidiary pending or, to the knowledge of the Borrowers, threatened. The hours worked by and payments made to employees of the Loan Parties and the Subsidiaries have not been in violation of the Fair Labor Standards Act, the Employee Standards Act (Ontario) or any other applicable federal, provincial, territorial, state, local or foreign law dealing with such matters, except where the failure to so comply would not reasonably be expected to result in a Material Adverse Effect. All payments due from any Loan Party or any Subsidiary, or for which any claim may be made against any Loan Party or any Subsidiary, on account of wages, vacation pay, and employee health and welfare insurance and other benefits, including with respect to the Canada Pensions Plans, have been paid or accrued as a liability on the books of the Loan Party or such Subsidiary.

3.18 Common Enterprise.

The successful operation and condition of each of the Loan Parties is dependent on the continued successful performance of the functions of the group of the Loan Parties as a whole and the successful operation of each of the Loan Parties is dependent on the successful performance and operation of each other Loan Party. Each Loan Party expects to derive benefit (and its board of directors or other governing body has determined that it may reasonably be expected to derive benefit), directly and indirectly, from (i) successful operations of each of the other Loan Parties and (ii) the credit extended by the Lenders to the Borrowers hereunder, both in their separate capacities and as members of the group of companies. Each Loan Party has determined that execution, delivery, and performance of this Agreement and any other Loan Documents to be executed by such Loan Party is within its purpose, in furtherance of its direct and/or indirect business interests, will be of direct or indirect benefit to such Loan Party, and is in its best interest.

3.19 Inactive Foreign Subsidiaries.

Each of the Excluded Subsidiaries, (i) does not carry on any business whatsoever, (ii) does not own any Accounts or Rolling Stock or any other personal or real property and assets (other than as set forth in Schedule 6.1), and (iii) has not granted a Lien to any Person and no Person otherwise has a Lien against it or its personal or real property and assets, save in the case of clause (ii) that Vitran S.a.r.l. owns one hundred percent (100%) of the Equity Interests in Vitran Rt.

ARTICLE IV – CONDITIONS

4.1 Effective Date.

The obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.2):

(a)	Credit Agreement and Loan Documents. The Administrative Agent (or its counsel) shall have received (i) from each party hereto either (A) a counterpart of this Agreement signed on behalf of such party or (B) written evidence satisfactory to the Administrative Agent (which may include facsimile or other electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and (ii) duly executed copies of the Loan Documents and such other certificates, documents, instruments and agreements as the Administrative Agent shall reasonably request in connection with the transactions contemplated by this Agreement and the other Loan Documents, including any promissory notes requested by a Lender pursuant to Section 2.10 payable to the order of each such requesting Lender and written opinions of the Loan Parties’ counsel, addressed to the Administrative Agent, the Canadian Administrative Agent, the Issuing Banks and the Lenders in form and substance satisfactory to the Agents.

(b)	Financial Statements and Projections. The Lenders shall have received (i) audited consolidated financial statements of Vitran for the 2010 fiscal year, (ii) unaudited interim consolidated financial statements of Vitran for fiscal month ending September 30, 2011, which shall be satisfactory in substance (and performance) to the Agents, in their Permitted Discretion, (iii) unaudited interim consolidated financial statements of Vitran for each fiscal quarter ended after the date of the latest applicable financial statements delivered pursuant to clause (i) of this paragraph as to which such financial statements are available, and such financial statements shall not, in the reasonable judgment of the Administrative Agent, reflect any material adverse change in the consolidated financial condition of Vitran, as reflected in the financial statements delivered pursuant to clause (i) of this paragraph and (iv) satisfactory projections through 2013.

(c)	Closing Certificates; Certified Certificate of Incorporation; Good Standing Certificates. The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Effective Date and executed by its Secretary, Assistant Secretary or other Officer, which shall (A) certify the resolutions of its Board of Directors, members or other body authorizing the execution, delivery and performance of the Loan Documents to which it is a party, (B) identify by name and title and bear the signatures of the Officers and any other officers of such Loan Party authorized to sign the Loan Documents to which it is a party, and (C) contain appropriate attachments, including the certificate or articles of incorporation or organization of each Loan Party certified by the relevant authority of the jurisdiction of organization of such Loan Party and a true and correct copy of its by laws or operating, management or partnership agreement, and (ii) a long form good standing certificate for each Loan Party from its jurisdiction of organization.

(d)	No Default Certificate. The Administrative Agent shall have received a certificate, signed by a Financial Officer of each Borrower and each other Loan Party, on the initial Borrowing date (i) stating that no Default has occurred and is continuing, (ii) stating that the representations and warranties contained in Article III are true and correct as of such date, and (iii) certifying any other factual matters as may be reasonably requested by the Administrative Agent.

(e)	Fees. The Lenders, the Administrative Agent and the Canadian Administrative Agent shall have received all fees required to be paid (including those pursuant to the Fee Letter), and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Effective Date. All such amounts will be paid on the Effective Date.

(f)	Lien Searches. The Administrative Agent shall have received the results of a recent lien search in each of the jurisdictions where assets of the Loan Parties are located, and such search shall reveal no liens on any of the assets of the Loan Parties except for liens permitted by Section 6.2 or discharged on or prior to the Effective Date pursuant to a pay-off letter or other documentation satisfactory to the Administrative Agent.

(g)	Pay-Off Letter. The Administrative Agent shall have received satisfactory pay-off letters for all existing Indebtedness to be repaid from the proceeds of the initial Borrowing, confirming that all Liens upon any of the property of the Loan Parties constituting Collateral (other than Permitted Liens) will be terminated concurrently with such payment and all letters of credit issued or guaranteed as part of such Indebtedness (other than Existing Letters of Credit) shall have been cash collateralized or supported by a Letter of Credit.

(h)	Funding Accounts. The Administrative Agent shall have received a notice from the Borrower Representative setting forth the deposit account(s) of the Borrowers (the “Funding Accounts”) to which the Lender is authorized by the Borrowers to transfer the proceeds of any Borrowings requested or authorized pursuant to this Agreement.

(i)	Customer List. The Administrative Agent shall have received a true and complete customer list as of a recent date to be specified by the Administrative Agent.

(j)	Control Agreements. The Administrative Agent shall have received each Deposit Account Control Agreement required to be provided pursuant to Section 5.12.

(k)	Collateral Access Agreements. The Administrative Agent shall have received Collateral Access Agreements with respect to the locations listed on Schedule 4.1 hereto.

(l)	Solvency. The Administrative Agent shall have received solvency certificates from one or more Financial Officers of the Loan Parties.

(m)	Borrowing Base Certificate. The Administrative Agent shall have received a Borrowing Base Certificate which calculates the Aggregate Borrowing Base, U.S. Borrowing Base and the Canadian Borrowing Base as of October 31, 2011.

(n)	Closing Aggregate Availability. After giving effect to all Borrowings to be made on the Effective Date and all Letters of Credit (including Existing Letters of Credit and excluding Letters of Credit backed by the EDC Guarantee) to be issued or to remain outstanding on the Effective Date and payment of all fees and expenses due hereunder, and with all of the Loan Parties’ indebtedness, liabilities, and obligations current, the Aggregate Availability shall not be less than $20,000,000.

(o)	Pledged Stock; Stock Powers; Pledged Notes. The Administrative Agent shall have received (i) the certificates representing the shares of Equity Interests pledged pursuant to the U.S. Security Agreement or the Canadian Security Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) to the extent required by the U.S. Security Agreement or the Canadian Security Agreement, each promissory note (if any) pledged to the Administrative Agent pursuant to the U.S. Security Agreement or the Canadian Security Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

(p)	There shall exist no action, suit, investigation, litigation or proceeding pending or threatened in any court or before any arbitrator or governmental instrumentality that, in the reasonable judgment of the Administrative Agent, would reasonably be expected to have a Material Adverse Effect or (ii) adversely affect this Agreement or any of the other Loan Documents or any of the transactions contemplated hereby or thereby.

(q)	The Administrative Agent and the Lenders shall have had an opportunity to, as individual entities or by an examiner acceptable to the Administrative Agent, examine the books of account and other records and files of each Loan Party and to conduct a pre closing field audit which shall include, without limitation, verification of Accounts, the U.S. Borrowing Base and the Canadian Borrowing Base and the results of such examination and audit shall have been satisfactory to the Administrative Agent and the Lenders in all respects.

(r)	The Administrative Agent shall be reasonably satisfied with the corporate and legal structure and capitalization of the Loan Parties after giving effect to the consummation of the Loan Documents.

(s)	The Administrative Agent and Lenders shall have completed all due diligence which they consider necessary or appropriate in their discretion in regard to the Loan Parties and their properties, assets, books and records, operations, prospects and condition (financial and otherwise).

(t)	Filings, Registrations and Recordings. Each document (including any UCC financing statement, PPSA financing statement or RDPRM recordation) required by the Collateral Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favour of the Administrative Agent, for the benefit of the Lender Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 6.2), shall be in proper form for filing, registration or recordation.

(u)	Insurance. The Administrative Agent shall have received evidence of insurance coverage in form, scope, and substance reasonably satisfactory to the Administrative Agent and otherwise in compliance with the terms of Section 5.9 and Section 4.9 of the U.S. Security Agreement and Section 4.9 of the Canadian Security Agreement, in each case, in a manner satisfactory to the Administrative Agent as of the Effective Date.

(v)	Letter of Credit Application. The applicable Issuing Bank shall have received a properly completed letter of credit application if the issuance of a Letter of Credit will be required on the Effective Date.

(w)	Approvals. All governmental and third party approvals necessary in connection with the Transactions and the financing contemplated hereby shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the Transactions or the financing contemplated hereby.

(x)	Real Estate Facility. The Administrative Agent shall have received a true, correct and complete copy of a fully executed Real Estate Loan Agreement (in form and substance satisfactory to the Administrative Agent and the Lenders) and the Administrative Agent shall have received evidence that the Real Estate Facility has closed and is fully funded.

(y)	Priority and Access Agreement. The Administrative Agent shall have entered into and received a fully executed original copy of the Priority and Access Agreement (in form and substance satisfactory to the Administrative Agent and the Lenders).

(z)	Representations and Warranties. The representations and warranties of the Loan Parties set forth in this Agreement shall be true and correct on and as of the date hereof.

(aa)	Other Documents. The Administrative Agent shall have received such other documents as the Administrative Agent, the Canadian Administrative Agent, any Issuing Bank, any Lender or their respective counsel may have reasonably requested.

The Administrative Agent shall notify the Borrowers and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

4.2 Each Credit Event.

The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of each Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a)	The representations and warranties of the Loan Parties set forth in this Agreement shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality, Material Adverse Effect or a dollar threshold in the text thereof) on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date).

(b)	At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing, and

(c)	After giving effect to any Borrowing or the issuance, amendment, renewal or extension of any Letter of Credit (i) U.S. Availability shall not be less than zero, (ii) Canadian Availability shall not be less than zero, and (iii) Aggregate Availability shall not be less than zero.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrowers on the date thereof as to the matters specified in paragraphs (a), (b) or (c) of this Section.

Notwithstanding the failure to satisfy the conditions precedent set forth in paragraphs (a) or (b) of this Section, unless otherwise directed by the Required Lenders, the Administrative Agent may, but shall have no obligation to, continue to make (or authorize the Canadian Administrative Agent to make) Loans and an Issuing Bank may, but shall have no obligation to, issue or cause to be issued any Letter of Credit for the ratable account and risk of the Lenders from time to time if the Administrative Agent believes that making such Loans or issuing or causing to be issued any such Letter of Credit is in the best interests of the Lenders.

ARTICLE V – AFFIRMATIVE COVENANTS

Until all the Revolving Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, each Loan Party executing this Agreement covenants and agrees, jointly and severally with all of the Loan Parties, with the Lender Parties that:

5.1 Financial Statements; Canadian Borrowing Base; U.S. Borrowing Base and Other Information.

The Borrowers will furnish to the Administrative Agent and each Lender:

(a)	within 90 days after the end of each fiscal year of Vitran, its audited consolidated balance sheet of Vitran and its Subsidiaries and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year (in the same format as the financial statements historically filed with the Ontario Securities Commission), setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by chartered accountants or independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of Vitran and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, accompanied by any management letter, if any, prepared by said accountants, and (ii) the unaudited consolidating balance sheets of Vitran and its Subsidiaries and related consolidating statements of operations as of the end of and for such year, (which unaudited consolidating financial statements shall be in a format reasonably satisfactory to the Administrative Agent, it being understood that such financial statements may be delivered to the Administrative Agent in electronic format), all certified by one of the Financial Officers of the Borrower Representative as presenting fairly in all material respects the financial condition and results of operations of Vitran and its Subsidiaries on a consolidating basis;

(b)	within 45 days after the end of each of the first three fiscal quarters of Vitran, its unaudited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year (in the same format as the financial statements historically filed with the Ontario Securities Commission), setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of the Financial Officers of the Borrower Representative as presenting fairly in all material respects the financial condition and results of operations of Vitran and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c)	within 30 days after the end of each fiscal month of Vitran, its consolidated and consolidating balance sheet and related statements of operations, and other reports, as of the end of and for such fiscal month and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of Vitran and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(d)	concurrently with any delivery of financial statements under clause (a) or (b) or (c) above, a certificate of a Financial Officer of the Borrower Representative in substantially the form of Exhibit D (i) certifying, in the case of the financial statements delivered under clause (b) or (c), as presenting fairly in all material respects the financial condition and results of operations of Vitran and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, (ii) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (iii) in the case of delivery of a certificate concurrent with the delivery of financial statements under clause (a) or (b) above (or, if a Fixed Charge Coverage Trigger Period exists, under clause (c) above) setting forth reasonably detailed calculations of the Fixed Charge Coverage Ratio, and, when a Fixed Charge Coverage Trigger Period exists, demonstrating compliance with Section 6.13, and (iv) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.4 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(e)	as soon as available, but in any event not more than 45 days after the end of each fiscal year of Vitran, a copy of the plan and forecast (including a projected consolidated and consolidating balance sheet, income statement and statement of cash flows) of Vitran and its Subsidiaries for each quarter of the upcoming fiscal year (the “Projections”) in form reasonably satisfactory to the Administrative Agent;

(f)	as soon as available but in any event within 20 days after the end of each calendar month (or, on or before Wednesday of each week, with respect to the most recently ended calendar week during any Weekly Reporting Trigger Period), and at such other times as may be requested by the Administrative Agent, as of the period then ended, Borrowing Base Certificates which calculate the Aggregate Borrowing Base, the U.S. Borrowing Base and the Canadian Borrowing Base, and supporting information in connection therewith, together with any additional reports with respect to the Canadian Borrowing Base and the U.S. Borrowing Base as the Administrative Agent may reasonably request;

(g)	as soon as available but in any event within 20 days after the end of each calendar month (or, on or before Wednesday of each calendar week, with respect to the most recently ended calendar week during any Weekly Reporting Trigger Period) and at such other times as may be requested by the Administrative Agent, as of the period then ended, all delivered electronically in a pdf/text formatted file acceptable to the Administrative Agent:

(i)	a detailed aging of the Loan Parties’ Accounts (1) including all invoices aged by invoice date or due date and (2) reconciled to the Borrowing Base Certificate delivered as of such date prepared in a manner reasonably acceptable to the Administrative Agent, together with a summary specifying the name, address, and balance due for each Account Debtor;

(ii)	a worksheet of calculations prepared by the Borrowers Representative to determine Eligible Accounts, such worksheets detailing the Accounts excluded from Eligible Accounts and the reason for such exclusion;

(iii)	a reconciliation of the Loan Parties’ Accounts between the amounts shown in the Loan Parties’ general ledger and financial statements and the reports delivered pursuant to clause (i) above;

(iv)	a reconciliation of the loan balance per the Loan Parties’ general ledger to the loan balance under this Agreement;

(h)	as soon as available but in any event within 20 days after the end of each calendar month and at such other times as may be requested by the Administrative Agent, (i) a schedule of the Borrowers’ accounts payable, and (ii) an aging of the Loan Parties’ accounts payable, delivered electronically in a pdf/text formatted file acceptable to the Administrative Agent;

(i)	as soon as available but in any event within 20 days after the end of each calendar quarter, as of the quarter then ended, and at such other times as may be requested by the Administrative Agent, a schedule detailing the Loan Parties’ Equipment that is Rolling Stock, in form satisfactory to the Administrative Agent setting forth the year, make, model, serial number or VIN and location of each such Rolling Stock, (reconciling, to the immediate previous report, such sales and purchases to each VIN or title certificate, as applicable), in each case, delivered electronically in a pdf/text formatted file acceptable to the Administrative Agent;

(j)	promptly upon the Administrative Agent’s request during a Weekly Reporting Trigger Period, the Borrowers’ sales journal, cash receipts journal (identifying trade and non-trade cash receipts) and debt memo/credit journal;

(k)	promptly upon the Administrative Agent’s request:

(i)	copies of invoices issued by the Loan Parties in connection with any Accounts, credit memos, shipping and delivery documents, and other information related thereto;

(ii)	copies of purchase orders, invoices, and shipping and delivery documents in connection with any Equipment that is rolling stock purchased by any Loan Party;

(iii)	a schedule detailing the balance of all intercompany accounts of the Loan Parties; and

(iv)	copies of all tax returns filed by any Loan Party with the U.S. Internal Revenue Service or the Canada Revenue Agency;

(l)	within 20 days after each March 31 and September 30, an updated customer list for each Loan Party and its Subsidiaries, which list shall state the customer’s name, mailing address and phone number and shall be certified as true and correct by a Financial Officer of the Borrower Representative;

(m)	within 20 days after each fiscal year of the Loan Parties whose Accounts collectively represent 95% of the total Accounts constituting the Collateral, a certificate of status/good standing for each Loan Party from the appropriate governmental officer in its jurisdiction of incorporation, formation, or organization;

(n)	within 30 days after the end of each calendar quarter, a list of all Swap Agreements and amendments to Swap Agreements, in each case, having a term of 60 or more days, entered into by any Loan Party during such calendar quarter, which list shall include the estimated exposure of the Loan Parties under each such Swap Agreement and the counterparty party thereto;

(o)	promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by any Loan Party with the Securities and Exchange Commission, the Ontario Securities Commission or any Governmental Authority succeeding to any or all of the functions of said Commissions, or with any national securities exchange, or distributed by any Loan Party to its shareholders generally, as the case may be, provided that the filing of such documents on EDGAR or SEDAR shall satisfy the delivery obligation in relation to such documents so filed;

(p)	promptly after the consummation of any Permitted Acquisition, final copies of the acquisition agreement and other material documents related to such Acquisition;

(q)	promptly after any Loan Party has any additions to or deletions from its Equipment that is Rolling Stock which individually exceed $1,000,000, notice of such addition or deletion to the Administrative Agent;

(r)	within 20 days after the end of each calendar month and at such other times as may be requested by the Administrative Agent, each Loan Party shall provide the Administrative Agent with a list of all applications for the registration of any Patent, Trademark or Copyright with the United States Patent and Trademark Office, the United States Copyright Office, the Canadian Intellectual Property Office or any similar office or agency, made in the prior month; and

(s)	promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of any Loan Party or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent may reasonably request.

5.2 Notices of Material Events.

The Borrowers will furnish to the Administrative Agent and each Lender prompt (but in any event within any time period specified below) written notice of the following:

(a)	the occurrence of any Default or Event of Default;

(b)	receipt of any notice of any governmental investigation or any litigation or proceeding commenced or threatened against any Loan Party that (i) seeks damages in excess of $2,000,000, (ii) seeks injunctive relief, (iii) is asserted or instituted against any Plan or any Canadian Pension Plan, its fiduciaries or its assets, (iv) alleges criminal misconduct by any Loan Party, (v) alleges the violation of any law regarding, or seeks remedies in connection with, any Environmental Laws to the extent the foregoing results in, or could reasonably be expected to result in, damages or liabilities in excess of $2,000,000, or (vi) contests any tax, fee, assessment, or other governmental charge in excess of $1,000,000;

(c)	any Lien (other than Permitted Encumbrances and Liens in favour of the Administrative Agent (for the benefit of the Lender Parties or the Canadian Lender Parties, as the case may be)) or claim or filing made or asserted in writing against any of the Collateral;

(d)	any loss, damage, or destruction to the Collateral or Equipment in the amount of $2,000,000 or more, whether or not covered by insurance;

(e)	within two Business Days of the receipt thereof, any and all material default notices received under or with respect to any leased location (where Collateral having a value in excess of $2,000,000 is located);

(f)	all material amendments to Material Contracts, the EDC Guarantee and any documents evidencing any Material Indebtedness, together with a copy of each such amendment;

(g)	within two Business Days of the receipt thereof, the fact that a Loan Party has entered into a Swap Agreement or an amendment to a Swap Agreement, together with copies of all agreements evidencing such Swap Agreement or amendments thereto;

(h)	the occurrence of any ERISA Event or Pension Event that, alone or together with any other ERISA Events and Pension Events that have occurred, could reasonably be expected to result in liability of the Borrowers and their Subsidiaries in an aggregate amount exceeding $2,000,000; and

(i)	any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower Representative setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

5.3 Existence; Conduct of Business.

Each Loan Party will, and will cause each Subsidiary (other than Excluded Subsidiaries) to, (a) (i) do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, qualifications, licenses, permits, franchises, governmental authorizations, intellectual property rights, licenses and permits material to the conduct of its business, and (ii) maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except where the failure to so comply could not reasonably be expected to result in a Material Adverse Effect; provided that the foregoing in this clause (a) shall not prohibit any merger, consolidation, amalgamation, liquidation or dissolution permitted under Section 6.3 and (b) carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted and such fields reasonably related thereto.

5.4 Payment of Obligations.

Each Loan Party will, and will cause each Subsidiary to, pay or discharge all Material Indebtedness and all other material liabilities and obligations, including Taxes, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Loan Party or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) such liabilities would not result in aggregate liabilities in excess of $3,000,000 and none of the Collateral becomes subject to forfeiture or loss as a result of the contest.

5.5 Maintenance of Properties.

Each Loan Party will, and will cause each Subsidiary to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted.

5.6 Books and Records.

Each Loan Party will, and will cause each Subsidiary to, keep their books of record and account in accordance with GAAP.

5.7 Compliance with Laws.

Each Loan Party will, and will cause each Subsidiary to, comply with all Requirements of Law applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

5.8 Use of Proceeds.

The proceeds of the Loans will be used only for general corporate purposes of the Borrowers and their Subsidiaries in the ordinary course of business, to fund Permitted Acquisitions and to refinance existing Indebtedness. No part of the proceeds of any Loan and no Letter of Credit will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

5.9 Insurance.

Each Loan Party will, and will cause each Subsidiary to, maintain with financially sound and reputable carriers having a financial strength rating of at least A- by A.M. Best Company the insurance listed in Schedule 3.14 (including any replacement or issuance of new policies in connection therewith which shall at all times, be insurance as is customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations). The Borrowers will furnish to the Lenders, upon request of the Administrative Agent information in reasonable detail as to the insurance so maintained. Notwithstanding any provision to the contrary contained in this Agreement, if any Loan Party’s insurance carrier at any time becomes insolvent or its financial strength weakens such that such insurance carrier loses the ratings described herein, such event shall not constitute a breach of this Section 5.9 provided that the Loan Parties promptly replace such insurance carrier with a carrier that meets the requirements of this Section 5.9.

5.10 Casualty and Condemnation.

The Borrowers (a) will furnish to the Administrative Agent prompt written notice of any casualty or other insured damage to any material portion of the Collateral or other assets of the Loan Parties or the commencement of any action or proceeding for the taking of any material portion of the Collateral or other assets of the Loan Parties or interest therein under power of eminent domain or by condemnation or similar proceeding and (b) will ensure that the Net Proceeds of any such event (whether in the form of insurance proceeds, condemnation awards or otherwise) are collected and applied in accordance with the applicable provisions of this Agreement and the Collateral Documents; provided that, this clause (b) shall not apply if such proceeds (i) do not exceed $10,000,000 (excluding amounts under clause (ii) below) in the aggregate, and have been committed for the repair or replacement of the damaged, destroyed or condemned property or assets, are set aside for reinvestment in other property or assets, in each case within one hundred and eighty (180) days from the relevant casualty or damage date, or (ii) are derived from assets that do not form part of the Collateral and that are subject to the security interests of any third party in such assets.

5.11 Field Examinations; Inspection Rights.

At any time that the Administrative Agent requests, the Borrowers and the other Loan Parties will allow the Administrative Agent (including employees of the Administrative Agent, or any consultants, accountants, lawyers and appraisers retained by the Administrative Agent), (i) to conduct field examinations or updates thereof upon reasonable prior notice (which shall not be required during the existence of an Event of Default) and during normal business hours to ensure the adequacy of Collateral included in the Canadian Borrowing Base or the U.S. Borrowing Base and related reporting and control systems; and/or (ii) to visit and inspect its properties, to examine and make extracts from its books and records and to discuss its affairs, finances and condition with its officers and independent accountants; provided, however, that (i) one such field examination and/or inspection per calendar year shall be at the sole expense of the Loan Parties, unless Aggregate Availability at any one time falls below $15,000,000 for three (3) consecutive Business Days, then two such field examinations and/or inspections per calendar year shall be at the expense of the Loan Parties (until a day on which during the preceding ninety (90) consecutive days Aggregate Availability has been greater than $15,000,000 at all times), and (ii) if an Event of Default shall have occurred and be continuing, there shall be no limit on the number or frequency of field examinations and/or inspections conducted at the expense of the Loan Parties. The Loan Parties acknowledge that the Administrative Agent, after exercising its rights of inspection, may prepare and distribute to the Lenders certain Reports pertaining to the Loan Parties’ assets for internal use by the Administrative Agent and the Lenders.

5.12 Depository Banks; Control Agreements.

(a)	The U.S. Loan Parties will at all times maintain the U.S. Cash Management Bank as their principal depository bank, including for the maintenance of operating, administrative, cash management, collection activity, and other Deposit Accounts for the conduct of their business. The Canadian Loan Parties will at all times maintain the Canadian Cash Management Bank as their principal depository bank, including for the maintenance of operating, administrative, cash management, collection activity, and other Deposit Accounts for the conduct of their business.

(b)	On or before the Effective Date (i) the U.S. Loan Parties will cause the U.S. Cash Management Bank to enter into a Deposit Account Control Agreement with respect to all Deposit Accounts and control agreements with respect to such Securities Accounts maintained by the U.S. Loan Parties with the U.S. Cash Management Bank as of the Effective Date, (ii) the Canadian Loan Parties will cause the Canadian Cash Management Bank to enter into a Deposit Account Control Agreement with respect to all Deposit Accounts and control agreements with respect to such Securities Accounts maintained with the Canadian Loan Parties at the Canadian Cash Management Bank as of the Effective Date, and (iii) the Loan Parties will cause each other depository bank or other institution at which any Deposit Account or Securities Account is maintained as of the Effective Date to enter into a Deposit Account Control Agreement with respect to such Deposit Account or control agreements with respect to such Securities Account.

(c)	The Loan Parties will (i) provide prompt written notice to the Administrative Agent of the establishment of any Deposit Account or Securities Account or lock box after the Effective Date and (ii) contemporaneous with the establishment of such Deposit Account or control agreements with respect to such Securities Account or lock box, obtain a Deposit Account Control Agreement with respect to such Deposit Account or control agreements with respect to such Securities Account or a Lock Box Agreement with respect to lock boxes. The U.S. Loan Parties will not change the U.S. Cash Management Bank without the prior written consent of the Administrative Agent. The Canadian Loan Parties will not change the Canadian Cash Management Bank without the prior written consent of the Canadian Administrative Agent.

(d)	At all times during the continuance of a Dominion Trigger Period (i) the U.S. Cash Management Bank shall be required to remit to the U.S. Collection Account on a daily basis (A) all available funds on deposit in any Deposit Account maintained by the U.S. Loan Parties with the U.S. Cash Management Bank and (B) all cash, cheques, electronic funds transfers and other similar payments relating to or constituting payments made in respect of Accounts of the U.S. Loan Parties received by the U.S. Cash Management Bank, including any such items remitted to any lock box maintained or controlled by the U.S. Cash Management Bank, and (ii) the Canadian Cash Management Bank shall be required to remit to the Canadian Collection Account on a daily basis (A) all available funds on deposit in any Deposit Account maintained by the Canadian Loan Parties with the Canadian Cash Management Bank and (B) all cash, cheques, electronic funds transfers and other similar payments relating to or constituting payments made in respect of Accounts of the Canadian Loan Parties received by the Canadian Cash Management Bank, including any such items remitted to any lock box maintained or controlled by the Canadian Cash Management Bank.

5.13 Additional Collateral; Further Assurances.

(a)	Subject to applicable law, Vitran, each U.S. Borrower and each Subsidiary that is a U.S. Loan Party shall cause each of its U.S. Subsidiaries formed or acquired after the date of this Agreement in accordance with the terms of this Agreement to become a U.S. Loan Party by executing the Joinder Agreement set forth as Exhibit D hereto (the “Joinder Agreement”) and executing a U.S. Guarantee and a U.S. Security Agreement. Upon execution and delivery thereof, each such Person (i) shall automatically become a U.S. Borrower or U.S Loan Guarantor hereunder, as specified by such Person at the time of such joinder, and thereupon shall have all of the rights, benefits, duties, and obligations in such capacity under the Loan Documents and (ii) will grant Liens to the Administrative Agent, for the benefit of the Lender Parties, in all personal property of a type required to be encumbered pursuant to the Collateral Documents.

(b)

Subject to applicable law, Vitran and each other Canadian Loan Party shall cause each of their Subsidiaries formed or acquired after the date of this Agreement that is organized under the laws of Canada or any province thereof to become a Canadian Loan Party by executing a Joinder Agreement and executing a Canadian Guarantee and a Canadian Security Agreement. Upon execution and delivery thereof, each such Person (i) shall automatically become a Canadian Loan Guarantor hereunder, and thereupon shall have all of the rights, benefits, duties, and obligations in such capacity under the Loan Documents and (ii) will grant Liens to the Administrative Agent, for the benefit of the Lender Parties, in all personal property of a type required to be encumbered pursuant to the Collateral Documents.

(c)	To secure the prompt payment and performance of all Secured Obligations, each Subsidiary of Vitran, and Vitran, will cause 100% of the issued and outstanding Equity Interests of each of its Subsidiaries (other than the Excluded Subsidiaries), to become subject to a first priority, perfected Lien in favour of the Administrative Agent (for the benefit of the Lender Parties) pursuant to the terms and conditions of the Loan Documents or other security documents as the Administrative Agent shall reasonably request.

(d)	Intentionally deleted

(e)	Without limiting the foregoing, each Loan Party will, and will cause each Subsidiary (other than the Excluded Subsidiaries) to, execute and deliver, or cause to be executed and delivered, to the Administrative Agent such documents, agreements and instruments, and will take or cause to be taken such further actions (including the filing and recording of financing statements, and other documents and such other actions or deliveries of the type required by Section 4.1, as applicable), which may be required by law or which the Administrative Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure perfection and priority of the Liens created or intended to be created by the Collateral Documents, all at the expense of the Loan Parties.

(f)	If any assets constituting personal property of a type required to be encumbered under the Collateral Documents are acquired by any Loan Party (other than assets constituting Collateral under the U.S. Security Agreement or the Canadian Security Agreement that become subject to the Lien in favour of the Administrative Agent (for the benefit of the Lender Parties), upon acquisition thereof, the Borrower Representative will promptly notify the Administrative Agent and the Lenders thereof, and, if requested by the Administrative Agent or the Required Lenders, the Borrowers will cause such assets to be subjected to a Lien in favour of Administrative Agent (for the benefit of the Lender Parties) securing the Secured Obligations and will take, and cause the applicable Loan Parties to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect such Liens, including actions described in paragraph (c) of this Section, all at the expense of the Loan Parties.

5.14 Inactive Foreign Subsidiaries.

Borrower Representative shall cause each of the Excluded Subsidiaries, not to (i) carry on any business whatsoever, (ii) own any Accounts or Rolling Stock or any other personal or real property and assets other than (x) one hundred percent (100%) of the equity Interests in Vitran Rt. owned by Vitran S.a.r.l., and (y) as set forth in Schedule 6.1, and (iii) grant a Lien to any Person against it or its personal or real property and assets.

ARTICLE VI – NEGATIVE COVENANTS

Until all of the Revolving Commitments have expired or terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable under any Loan Document have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the Loan Parties covenant and agree, jointly and severally, with the Lender Parties that:

6.1 Indebtedness.

No Loan Party will, nor will it permit any Subsidiary to, create, incur or suffer to exist any Indebtedness, except:

(a)	the Secured Obligations;

(b)	Indebtedness existing on the date hereof and set forth in Schedule 6.1 and extensions, renewals and replacements of any such Indebtedness in accordance with clause (f) hereof;

(c)	Operating Leases;

(d)	Indebtedness of any Loan Party incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including equipment (whether or not constituting purchase money Indebtedness), including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness in accordance with clause (f) hereof; provided that (i) such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause (d) shall not exceed $25,000,000 at any time outstanding;

(e)

Indebtedness of any Loan Party or any Subsidiary (including without limitation, Indebtedness owing under the Real Estate Loan Agreement and the EDC Loan) secured by a Lien on any real property and fixed assets (located at such real property) and extensions, renewals and replacements of any such Indebtedness in accordance with clause (f) hereof; provided that (i), if required by the Administrative Agent, the Loan Party or Subsidiary has used commercially reasonable efforts to obtain an access agreement with respect to any such property subject to a Lien, in form and substance satisfactory to Administrative Agent, from the holder of such Indebtedness (it being understood that to the extent such an access agreement is not obtained, Administrative Agent may establish a

Reserve in its Permitted Discretion); (ii) the aggregate principal amount of Indebtedness permitted by this clause (e) (in addition to the Indebtedness under the Real Estate Loan Agreement and the EDC Loan) shall not at any time exceed an amount equal to the lesser of (a) $25,000,000 and (b) 85% of the value of real estate owned or hereafter acquired by such Loan Party or such Subsidiary; and (iii) no Event of Default has occurred and is continuing at the time any such Indebtedness is incurred, or would result therefrom;

(f)	Indebtedness which represents an extension, refinancing, or renewal of any of the Indebtedness described in clauses (b), (d) or (e) hereof; provided that, (i) the principal amount or interest rate of such Indebtedness is not materially increased, (ii) any Liens securing such Indebtedness are not extended to any additional property of any Loan Party, (iii) no Loan Party that is not originally obligated with respect to repayment of such Indebtedness is required to become obligated with respect thereto, (iv) in the case of any extension, refinancing, or renewal of any of the Indebtedness described in clauses (b), (d) or (e), such extension, refinancing or renewal does not result in a shortening of the average weighted maturity of the Indebtedness so extended, refinanced or renewed, (v) the terms of any such extension, refinancing, or renewal are not materially less favourable to the obligor thereunder than the original terms of such Indebtedness and (vi) if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Secured Obligations, then the terms and conditions of the refinancing, renewal, or extension Indebtedness must include subordination terms and conditions that are substantially similar to those that were applicable to the refinanced, renewed, or extended Indebtedness;

(g)	(i) Indebtedness owing by any U.S. Loan Party to any other U.S. Loan Party and Guarantees by any U.S. Loan Party of Indebtedness of any other U.S. Loan Party, (ii) Indebtedness owing by any Canadian Loan Party to any other Canadian Loan Party and Guarantees by any Canadian Loan Party of Indebtedness of any other Canadian Loan Party, and (iii) Indebtedness owing by any Canadian Loan Party to any U.S. Loan Party and Guarantees by any U.S. Loan Party of Indebtedness of any Canadian Loan Party;

(h)	Indebtedness owing by any U.S. Loan Party to any Canadian Loan Party and Guarantees by any Canadian Loan Party of any Indebtedness of any U.S. Loan Party so long as: (i) in the case of Indebtedness owing by any U.S. Loan Party to any Canadian Loan Party, Aggregate Availability exceeds $5,000,000 at all times that such Indebtedness is outstanding; (ii) in the case of Indebtedness owing by any U.S. Loan Party to any Canadian Loan Party, such Indebtedness shall be subordinated to the Secured Obligations on terms reasonably satisfactory to the Administrative Agent; and (v) Guarantees referenced under this clause (h) shall be subordinated to the Secured Obligations on the same terms as the Indebtedness so Guaranteed is subordinated to the Secured Obligations (to the extent such Indebtedness is so subordinated);

(i)	Indebtedness owed to any person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such person, in each case incurred in the ordinary course of business;

(j)	Indebtedness of any Loan Party or any Subsidiary in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations, in each case provided in the ordinary course of business and so long as the aggregate amount of all Indebtedness pursuant to this Section 6.1(j) does not exceed $1,000,000 at any one time outstanding;

(k)	Indebtedness of any Person that becomes a Subsidiary after the date hereof; provided that (i) such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary, (ii) the Liens, if any, in respect of such Indebtedness is in compliance with Section 6.2(e), and (iii) the aggregate principal amount of Indebtedness permitted by this clause (k) shall not exceed $15,000,000 at any time outstanding;

(l)	other unsecured Indebtedness of any Loan Party (including, without limitation, Subordinated Indebtedness); provided that (i) the stated maturity date of such Indebtedness is not earlier than 120 days after the Maturity Date, (ii) the interest rate, principal amortization and other terms of such Indebtedness are acceptable to the Administrative Agent in its Permitted Discretion, and (iii) such Indebtedness shall not exceed $20,000,000 at any time outstanding; and

(m)	unsecured Indebtedness under the Convertible Debentures (in an aggregate amount and on terms satisfactory to the Required Lenders).

6.2 Liens.

No Loan Party will, nor will it permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a)	Liens created pursuant to any Loan Document;

(b)	any Lien on any property or asset of any Loan Party existing on the date hereof and set forth in Schedule 6.2; provided that (i) such Lien shall not apply to any other property or asset of such Loan Party and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof to the extent permitted by Section 6.1(f);

(c)	Liens on fixed or capital assets acquired, constructed or improved by any Loan Party; provided that (i) such security interests secure Indebtedness permitted by clause (d) of Section 6.1 or any refinancing thereof pursuant to clause (f) of Section 6.1, (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other property or assets of such Borrower or Subsidiary or any other Borrower or Subsidiary;

(d)	Liens on real property and fixed assets located on such real property; provided that (i) such security interests secure Indebtedness permitted by clause (e) of Section 6.1, and (ii) such security interests shall not apply to any other property or assets of such Borrower or Subsidiary or any other Borrower or Subsidiary;

(e)	any Lien existing on any property or asset (other than Accounts and Equipment that is Rolling Stock) prior to the acquisition thereof by any Loan Party or existing on any property or asset (other than Accounts and Equipment that is Rolling Stock) of any Person that becomes a Loan Party after the date hereof prior to the time such Person becomes a Loan Party; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Loan Party, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Loan Party and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Loan Party, as the case may be and extensions, renewals and replacements thereof to the extent permitted by Section 6.1(f);

(f)	Liens of a collecting bank arising in the ordinary course of business under Section 4 208 of the Uniform Commercial Code in effect in the relevant jurisdiction covering only the items being collected upon;

(g)	Liens arising out of sale and leaseback transactions permitted by Section 6.6;

(h)	any interest of title of a lessor under, and Liens arising from UCC financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to, leases permitted by this Agreement;

(i)	Permitted Encumbrances; and

(j)	Liens granted by a Subsidiary that is not a Loan Party in favour of any Borrower or another Loan Party in respect of Indebtedness owed by such Subsidiary.

Notwithstanding the foregoing, none of the Liens permitted pursuant to this Section 6.2 may at any time attach to any Loan Party’s (1) Accounts, other than those permitted under clause (a) of the definition of Permitted Encumbrance and clause (a) above and (2) Inventory, other than those permitted under clauses (a) and (b) of the definition of Permitted Encumbrance and clauses (a) and (e) above.

6.3 Fundamental Changes.

(a)	No Loan Party will, nor will it permit any Subsidiary to, merge into or consolidate or amalgamate with any other Person, or permit any other Person to merge into or consolidate or amalgamate with it, or liquidate or dissolve (and distribute its assets), except that, if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing (i) any U.S. Loan Party may merge into another U.S. Loan Party so long as in a transaction in which a U.S. Borrower is involved, any U.S. Borrower is the surviving corporation, (ii) any Canadian Loan Party may merge or amalgamate into another Canadian Loan Party so long as in a transaction in which Vitran is involved, Vitran is the surviving corporation, (iii) any Loan Party may liquidate or dissolve (and distribute its assets to its immediate parent) if such parent is a Loan Party, (iv) any Subsidiary that is not a Loan Party may liquidate or dissolve (and distribute its assets to its immediate parent) if Vitran determines in good faith that such liquidation or dissolution is in the best interests of Vitran and is not materially disadvantageous to the Lenders, and (v) any Loan Party may merge or amalgamate with any other Person (in the same Country of domicile as such Loan Party) in connection with the consummation of a Permitted Acquisition so long as (x)(A) no Change of Control results therefrom, and (B) the entity resulting therefrom shall have (a) entered into and delivered to the Administrative Agent an agreement in form and substance satisfactory to the Administrative Agent, wherein such successor entity shall have duly assumed in writing the obligations of such Loan Party hereunder and under each other Loan Document to which it is a party, and (b) delivered all requirements pursuant to Section 5.13, as the Administrative Agent may reasonably request; and (y) this Agreement and each other Loan Document to which it is a party shall remain in full force and effect with respect to such successor entity.

(b)	No Loan Party will, nor will it permit any of its Subsidiaries to, engage in any business other than businesses substantially similar to the type conducted by the Loan Parties on the date of execution of this Agreement and businesses reasonably related thereto.

(c)	No Loan Party will, nor will it permit any of its Subsidiaries to, change its fiscal year.

6.4 Investments, Loans, Advances, Guarantees and Acquisitions.

No Loan Party will, nor will it permit any Subsidiary to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a Loan Party and a wholly owned Subsidiary prior to such merger) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit (whether through purchase of assets, merger or otherwise), except:

(a)	Permitted Investments, subject (as provided in the U.S. Security Agreement or the Canadian Security Agreement, as the case may be) to control agreements in favour of the Administrative Agent (for the benefit of the Lender Parties or the Canadian Lender Parties, as the case may be) or otherwise subject to a perfected security interest in favour of the Administrative Agent (for the benefit of the Lender Parties or the Canadian Lender Parties, as the case may be);

(b)	investments in existence on the date of this Agreement and described in Schedule 6.4 (including investments by the Loan Parties in Equity Interests in their respective Subsidiaries);

(c)	investments made after the date hereof by: (i) a U.S. Loan Party in any other U.S. Loan Party; (ii) a Canadian Loan Party in any other Canadian Loan Party; or (iii) a Canadian Loan Party in a U.S. Loan Party so long as: (A) Aggregate Availability exceeds $5,000,000 at the time of, and immediately after the making of, such investment, and (B) no Event of Default has occurred and is continuing at the time of such investment, or would result therefrom;

(d)	loans or advances made by a Loan Party to an employee of a Loan Party on an arms-length basis in the ordinary course of business consistent with past practices up to a maximum of $100,000 in the aggregate at any one time outstanding;

(e)	Guarantees permitted pursuant to Section 6.1;

(f)	investments in the form of Swap Agreements permitted by Section 6.7;

(g)	investments received in connection with the dispositions of assets permitted by Section 6.5;

(h)	investments constituting deposits described in clauses (c) and (d) of the definition of the term “Permitted Encumbrances;”

(i)	Permitted Acquisitions;

(j)	investments constituting Indebtedness permitted under Section 6.1(j);

(k)	the formation by any U.S. Loan Party of any U.S. Subsidiary and the formation by any Canadian Loan Party of any Canadian Subsidiary thereof, so long as, in each case: (i) the Loan Parties comply with Section 5.13, and (ii) no Event of Default has occurred and is continuing or would result after giving effect to such formation; and

(l)	Investments in joint ventures acceptable to the Agent in its Permitted Discretion.

6.5 Asset Sales.

No Loan Party will, nor will it permit any Subsidiary to, sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by it, nor will any Borrower permit any Subsidiary to issue any additional Equity Interest in such Subsidiary (other than to another Loan Party in compliance with Section 6.4), except:

(a)	sales, transfers and dispositions of Inventory in the ordinary course of business;

(b)	sales, transfers, leases and dispositions by: (i) any U.S. Loan Party to any other U.S. Loan Party, or (ii) any Canadian Loan Party to any other Canadian Loan Party;

(c)	sales, transfers and dispositions of accounts receivable in connection with the compromise, settlement or collection thereof;

(d)	sales, transfers and dispositions of Permitted Investments and other investments permitted by clause (h) of Section 6.4;

(e)	sale and leaseback transactions permitted by Section 6.6;

(f)	dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of any Borrower or any Subsidiary;

(g)	the licensing, on a non-exclusive basis, of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business;

(h)	the granting of Permitted Liens;

(i)	sales, transfers and dispositions to the extent constituting investments permitted under Section 6.4 (other than sales of Equity Interests in Loan Parties or in any parent of any Loan Party); and

(j)	sales, transfers and other dispositions of real property, equipment or other fixed or capital assets that are no longer used or useful to the business operations of the Loan Parties;

(k)	so long as no Event of Default has occurred and is continuing or would result therefrom, transfers and other dispositions of assets (other than assets constituting Collateral or Equity Interests in Loan Parties or in any parent of any Loan Party) that are not permitted by any other paragraph of this Section, provided that the aggregate fair market value of all assets sold, transferred or otherwise disposed of in reliance upon this paragraph (k) shall not exceed $5,000,000 during any fiscal year and the form of consideration received for such transactions shall be (at a minimum) 75% in cash;

provided that all sales, transfers, leases and other dispositions permitted hereby (other than those permitted by paragraphs (a), (b) and (f) above) shall be made for fair value.

6.6 Sale and Leaseback Transactions.

No Loan Party will, nor will it permit any Subsidiary to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, except for: (a) any such sale of any fixed or capital assets by any Borrower or any Subsidiary that is made for cash consideration in an amount not less than the fair value of such fixed or capital asset and is consummated within 90 days after such Borrower or such Subsidiary acquires or completes the construction of such fixed or capital asset; or (b) other sales of any fixed or capital assets by any Borrower or any Subsidiary so long as: (i) for the period of sixty (60) consecutive days prior to, and after giving effect to such sale of fixed or capital assets, Aggregate Availability exceeds 17.5% of the Aggregate Revolving Commitments; (ii) the aggregate fair market value of all property sold under this clause (b) does not exceed $10,000,000; and (iii) no Event of Default has occurred and is continuing at the time of any such sale, or would result therefrom; or (c) the sale and leaseback of the terminal located at 1325 Central Avenue, University Park, Illinois 60466.

6.7 Swap Agreements.

No Loan Party will, nor will it permit any Subsidiary to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which any Loan Party has actual exposure (other than those in respect of Equity Interests of any Loan Party), and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of any Loan Party.

6.8 Restricted Payments; Certain Payments of Indebtedness.

(a)	No Loan Party will, nor will it permit any Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except

(i)	each of Vitran and each Subsidiary may declare and pay dividends with respect to its common stock payable solely in additional shares of its common stock, and, with respect to its preferred stock, payable solely in additional shares of such preferred stock or in shares of its common stock;

(ii)	any U.S. Loan Party may pay dividends to any other U.S. Loan Party or Canadian Loan Party; and

(iii)	any Canadian Loan Party (other than Vitran) may make dividends to any other Canadian Loan Party.

(b)	No Loan Party will, nor will it permit any Subsidiary to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Indebtedness, except:

(i)	payment of Indebtedness created under the Loan Documents;

(ii)	payment of regularly scheduled interest and principal payments as and when due in respect of any Indebtedness (including, without limitation, the EDC Loan and the Real Estate Loan Agreement), other than payments in respect of any Subordinated Indebtedness prohibited by the subordination provisions thereof;

(iii)	refinancings of Indebtedness to the extent permitted by Section 6.1;

(iv)	payment of secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness; and

(v)	payment of quarterly scheduled interest payments (in the maximum aggregate amount of $2,000,000) to the Excluded Subsidiaries, as permitted under Section 6.1, provided that no Event of Default has occurred and is continuing and provided that such interest payments are distributed by an Excluded Subsidiary to a Loan Party within three (3) Business Days of such payment being made.

6.9 Transactions with Affiliates.

No Loan Party will, nor will it permit any Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions that (i) are in the ordinary course of business and (ii) are at prices and on terms and conditions not less favourable to such Loan Party or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among: (i) any U.S. Loan Parties; or (ii) any Canadian Loan Parties, (c) investments permitted by Section 6.4, (d) Indebtedness permitted under Section 6.1, (e) sale and lease back transactions permitted by Section 6.6; (f) Restricted Payments permitted by Section 6.8, (g) payments permitted under 6.8(vi); (h) loans or advances to employees permitted under Section 6.4, (i) the payment of reasonable fees to directors of any Loan Party who are not employees of such Loan Party, and compensation and employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers or employees of the Loan Parties in the ordinary course of business and (j) any issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans approved by a Loan Party’s board of directors.

6.10 Restrictive Agreements.

No Loan Party will, nor will it permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of such Loan Party or any of its Subsidiaries to create, incur or permit to exist any Lien upon any the Collateral, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to any Borrower or any other Subsidiary or to Guarantee Indebtedness of any Borrower or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.10 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (v) clause (a) of the foregoing shall not apply to customary provisions in leases restricting the assignment thereof.

6.11 Amendment of Material Documents.

No Loan Party will, nor will it permit any Subsidiary to, amend, modify or waive any of its rights under (a) Convertible Debenture, the Real Estate Loan Agreement or the EDC Guarantee; or (b) (i) its certificate of incorporation, by-laws, operating, memorandum of association, management or partnership agreement or other organizational documents or (ii) any Material Contract or other document evidencing any Material Indebtedness (other than Indebtedness described in clause (a) of this Section 6.11), to the extent any such amendment, modification or waiver of any instrument, contract or agreement described in this clause (b) would be materially adverse to the Lenders.

6.12 Capital Expenditures.

(a)	The Loan Parties will not, nor will they permit any Subsidiary to, incur or make any unfinanced Capital Expenditures (offset by the proceeds of sales of fixed assets for the period) during any fiscal year, in an aggregate amount exceeding $20,000,000 for all such Persons.

6.13 Fixed Charge Coverage Ratio.

During a Fixed Charge Coverage Trigger Period, the Loan Parties will not permit the Fixed Charge Coverage Ratio, determined on a trailing twelve (12) month basis, to be less than 1.10 to 1.00 (a) as of the last day of the month ended immediately prior to such Fixed Charge Coverage Trigger Period, and (b) as of the last day of each month during such Fixed Charge Coverage Trigger Period, until such Fixed Charge Coverage Trigger Period shall no longer be continuing.

ARTICLE VII – EVENTS OF DEFAULT

If any of the following events (“Events of Default”) shall occur:

(a)	any Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)	any Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days;

(c)	any representation or warranty made by or on behalf of any Loan Party or any Subsidiary in or in connection with this Agreement or any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been materially incorrect when made;

(d)	any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in: (i) Section 5.2(a), 5.3 (with respect to a Loan Party’s existence) or 5.8 or in Article VI of this Agreement, or (ii) Article IV or Article VII of the Canadian Security Agreement or Article IV or Articles VII of the U.S. Security Agreement;

(e)	any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement or any other Loan Document (other than those which constitute a default under another Section of this Article), and such failure shall continue unremedied for a period of (i) 5 days after the earlier of any Loan Party’s knowledge of such failure or notice thereof from the Administrative Agent (which notice will be given at the request of any Lender) if such failure relates to terms or provisions of Section 5.1, 5.2 (other than Section 5.2(a)), 5.3 (other than with respect to a Loan Party’s existence), 5.4, 5.6, 5.7, 5.9, 5.10 or 5.12 of this Agreement or (ii) 30 days after the earlier of any Loan Party’s knowledge of such failure or notice thereof from the Administrative Agent (which notice will be given at the request of any Lender) if such breach relates to terms or provisions of any other Section of this Agreement or any other Loan Document;

(f)	any Loan Party or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable;

(g)	any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any such Material Indebtedness or any trustee or agent on its or their behalf to cause any such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, in each case, after the expiry of any cure period with respect thereto; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h)	an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of a Loan Party or its debts, or of a substantial part of its assets, under any federal, state, provincial or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, interim receiver, trustee, custodian, sequestrator, monitor, administrator, conservator or similar official for any Loan Party or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed or unstayed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)	any Loan Party shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state, provincial or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, interim receiver, trustee, custodian, sequestrator, monitor, administrator, conservator or similar official for such Loan Party or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j)	any Loan Party shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k)	one or more judgments for the payment of money in an aggregate amount in excess of $3,000,000 shall be rendered against any Loan Party or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Loan Party to enforce any such judgment or any Loan Party shall fail within 30 days to discharge one or more non-monetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgments or orders, in any such case, are not stayed on appeal or otherwise being appropriately contested in good faith by proper proceedings diligently pursued;

(l)

(i) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrowers and their Subsidiaries in an aggregate amount exceeding $3,000,000 for all periods; or (ii) a Pension Event shall occur which, in the Administrative Agent’s determination, constitutes grounds for the termination under any applicable law, of any Canadian Pension Plan or for the appointment by the appropriate Governmental Authority of a trustee for any Canadian Pension Plan, or if any Canadian Pension Plan shall be terminated or any such trustee shall be requested or appointed, or if a Loan Party or any of its Subsidiaries is in default with respect to payments to a Multiemployer Plan or Canadian Pension Plan resulting from their complete or partial withdrawal from such Canadian Pension Plan and any such event may reasonably be expected to have a Material Adverse Effect or any Canadian Loan Party is in default of or with respect to any required contributions to a Canadian Pension Plan or a Canadian Union Plan or any Lien arises (except for contribution amounts not yet due) in connection with any Canadian Pension Plan;

(m)	a Change in Control shall occur;

(n)	the EDC Guarantee shall fail to remain in full force or effect (including the termination thereof) or any action shall be taken to discontinue or to assert the invalidity or unenforceability of the EDC Guarantee, or Export Development Canada or a Loan Party shall deny that it has any further liability under the EDC Guarantee, or shall give notice to such effect, and any U.S. LC Exposure or Canadian LC Exposure in excess of the limits specified in Section 2.6(b) (resulting from the removal (by the Agent) of any EDC Guarantee amounts from any outstanding Letters of Credit, as a result of the foregoing), is not remedied within three Business Days; provided that such three (3) Business Day cure shall only be permitted if Aggregate Availability is greater than or equal to zero after the removal (by the Agent) of any such EDC Guarantee amounts from any outstanding Letters of Credit or, if Aggregate Availability is less than zero, there is immediate compliance with Section 2.11(b);

(o)	the Loan Guaranty, the Canadian Guarantee or the U.S. Guarantee shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of the Loan Guaranty, the Canadian Guarantee or the U.S. Guarantee, or any Loan Guarantor shall fail to comply with any of the terms or provisions of the Loan Guaranty, the Canadian Guarantee or the U.S. Guarantee to which it is a party, or any Loan Guarantor shall deny that it has any further liability under the Loan Guaranty, the Canadian Guarantee or the U.S. Guarantee to which it is a party, or shall give notice to such effect;

(p)	any Collateral Document shall for any reason fail to create a valid and perfected first priority security interest in any Collateral purported to be covered thereby, except as permitted by the terms of any Collateral Document, or any Collateral Document shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Collateral Document;

(q)	any material provision of any Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (or any Loan Party shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms);

(r)	any “Event of Default” (or similar term or definition reflecting defaults or breaches) occurs under the Convertible Debentures Indenture; or

(s)	any “Event of Default” occurs under the Real Estate Loan Agreement (as such term is defined therein).

then, and in every such event (other than an event with respect to the Borrowers described in paragraph (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower Representative, take either or both of the following actions, at the same or different times: (i) terminate the Revolving Commitments, and thereupon the Revolving Commitments shall terminate immediately and (ii) declare the Loans and other Obligations then outstanding to be due and payable in whole (or in part, in which case any Obligations not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans and other Obligations so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers; and in case of any event with respect to the Borrowers described in paragraph (h) or (i) of this Article, the Revolving Commitments shall automatically terminate and the principal of the Loans and other Obligations then outstanding, together with accrued interest thereon and all fees and other Obligations of the Borrowers accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers. Upon the occurrence and the continuance of an Event of Default, the Administrative Agent or the Canadian Administrative Agent, may, and at the request of the Required Lenders shall, exercise any rights and remedies provided to it under the Loan Documents or at law or equity, including all remedies provided under the UCC and the PPSA.

ARTICLE VIII – THE ADMINISTRATIVE AGENT AND CANADIAN

ADMINISTRATIVE AGENT

Each of the Lender Parties hereby irrevocably appoints each of the Administrative Agent and the Canadian Administrative Agent as its agent hereunder and under the other Loan Documents and authorizes the Administrative Agent and the Canadian Administrative Agent to take such actions on its behalf, including execution of the other Loan Documents, and to exercise such powers as are delegated to the Administrative Agent and the Canadian Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

Without limiting the generality of the paragraph above, for the purposes of creating a solidarité active in accordance with Article 1541 of the Civil Code of Québec, between each Lender Party, taken individually, on the one hand, and the Administrative Agent, on the other hand, each Loan Party, each such Lender Party and the Administrative Agent acknowledge and agree with the Administrative Agent that each such Lender Party and the Administrative Agent are hereby conferred the legal status of solidary creditors of each Loan Party in respect of all Obligations, present and future, owed by each such Loan Party to the Administrative Agent and each such Lender Party hereunder and under the other Loan Documents (collectively, the “Solidary Claim”). Each Loan Party which is not a signatory of this Agreement but is or may become a signatory to any other Loan Documents shall be deemed to have accepted the provisions contained in this paragraph by its execution of such other Loan Documents. Accordingly, but subject (for the avoidance of doubt) to Article 1542 of the Civil Code, each such Loan Party is irrevocably bound towards the Administrative Agent and each Lender Party in respect of the entire Solidary Claim of the Administrative Agent and such Lender Party. As a result of the foregoing, the parties hereto acknowledge that the Administrative Agent and each Lender Party shall at all times have a valid and effective right of action for the entire Solidary Claim of the Administrative Agent and such Lender Party and the right to give full acquittance for same. The parties further agree and acknowledge that the Administrative Agent’s Liens on the Collateral under the Collateral Documents shall be granted to the Administrative Agent, for its own benefit and for the benefit of the Lender Parties, as solidary creditor as hereinabove set forth.

In addition, and without limiting any of the foregoing, for the purposes of holding any security granted by any Borrower or any other Loan Party pursuant to the laws of the Province of Quebec to secure payment of any bond issued by any Borrower or any Loan Party, each of the Lender Parties hereby irrevocably appoints and authorizes the Administrative Agent and, to the extent necessary, ratifies the appointment and authorization of the Administrative Agent, to act as the person holding the power of attorney (i.e. “fondé de pouvoir”) (in such capacity, the “Attorney”) of the Lender Parties as contemplated under Article 2692 of the Civil Code of Québec, and to enter into, to take and to hold on its behalf, and for its benefit, any hypothec, and to exercise such powers and duties that are conferred upon the Attorney under any hypothec. Moreover, without prejudice to such appointment and authorization to act as the person holding the power of attorney as aforesaid, each of the Lender Parties hereby irrevocably appoints and authorizes the Administrative Agent (in such capacity, the “Custodian”) to act as agent and custodian for and on behalf of the Lender Parties to hold and be the sole registered holder of any bond which may be issued under any hypothec, the whole notwithstanding Section 32 of An Act respecting the special powers of legal persons (Quebec) or any other applicable law, and to execute all related documents. Each of the Attorney and the Custodian shall: (a) have the sole and exclusive right and authority to exercise, except as may be otherwise specifically restricted by the terms hereof, all rights and remedies given to the Attorney and the Custodian (as applicable) pursuant to any hypothec, bond, pledge, applicable laws or otherwise, (b) benefit from and be subject to all provisions hereof with respect to the Administrative Agent mutatis mutandis, including, without limitation, all such provisions with respect to the liability or responsibility to and indemnification by the Lender Parties, and (c) be entitled to delegate from time to time any of its powers or duties under any hypothec, bond, or pledge on such terms and conditions as it may determine from time to time. Any person who becomes a Lender Party shall, by its execution of an Assignment and Assumption, be deemed to have consented to and confirmed: (i) the Attorney as the person holding the power of attorney as aforesaid and to have ratified, as of the date it becomes a Lender Party, all actions taken by the Attorney in such capacity, and (ii) the Custodian as the agent and custodian as aforesaid and to have ratified, as of the date it becomes a Lender Party, all actions taken by the Custodian in such capacity. The substitution of the Administrative Agent pursuant to the provisions of this Article VIII shall also constitute the substitution of the Attorney and the Custodian.

The bank serving as the Administrative Agent or the Canadian Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent or the Canadian Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Loan Parties or any Subsidiary of a Loan Party or other Affiliate thereof as if it were not the Administrative Agent or the Canadian Administrative Agent hereunder.

Neither the Administrative Agent nor the Canadian Administrative Agent shall have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) neither the Administrative Agent nor the Canadian Administrative Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent and the Canadian Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent or the Canadian Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.2), and (c) except as expressly set forth in the Loan Documents, neither the Administrative Agent nor the Canadian Administrative Agent shall have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of the Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or Canadian Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent and the Canadian Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.2) or in the absence of its own gross negligence or wilful misconduct. The Administrative Agent or the Canadian Administrative Agent, as the case may be, shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent and the Canadian Administrative Agent by the Borrower Representative or a Lender Party, and the Administrative Agent and the Canadian Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the adequacy, accuracy or completeness of any information (whether oral or written) set forth or in connection with any Loan Document, (v) the legality, the validity, enforceability, effectiveness, adequacy or genuineness of any Loan Document or any other agreement, instrument or document, (v) the creation, perfection or priority of Liens on the Collateral or the existence of the Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent and the Canadian Administrative Agent, as the case may be.

The Administrative Agent and the Canadian Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any representation, notice, request, certificate, consent, statement, instrument, document or other writing or communication believed by it to be genuine, correct and to have been authorized, signed or sent by the proper Person. The Administrative Agent and the Canadian Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made or authorized by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent and the Canadian Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent and the Canadian Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent or the Canadian Administrative Agent, as the case may be. The Administrative Agent, the Canadian Administrative Agent and any such sub-agent thereof may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent, the Canadian Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent and the Canadian Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent and Canadian Administrative Agent, as the case may be, as provided in this paragraph, the Administrative Agent and the Canadian Administrative Agent may resign at any time by notifying the Lenders, the Issuing Banks and the Borrower Representative. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrowers, to appoint a successor (which shall, in the case of the Canadian Administrative Agent only, be an Affiliate of the Administrative Agent acting through a branch or an office in Canada). If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent or Canadian Administrative Agent, as the case may be, gives notice of its resignation, then the retiring Administrative Agent or Canadian Administrative Agent, as the case may be, may, on behalf of the Lender Parties, appoint a successor Administrative Agent which shall be a commercial bank or an Affiliate of any such commercial bank (which shall, in the case of the Canadian Administrative Agent only, be an Affiliate of the Administrative Agent acting through an office in Canada). Upon the acceptance of its appointment as Administrative Agent or Canadian Administrative Agent, as the case may be, hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges, obligations and duties of the retiring (or retired) Administrative Agent or Canadian Administrative Agent, as the case may be, and the retiring Administrative Agent or Canadian Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrowers to a successor Administrative Agent and Canadian Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the Administrative Agent’s or Canadian Administrative Agent’s resignation hereunder, the provisions of this Article, Section 2.17(d) and Section 9.3 shall continue in effect for the benefit of such retiring Administrative

Agent or Canadian Administrative Agent as the case may be, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent or Canadian Administrative Agent as the case may be.

All services rendered in Canada under this Agreement or any other Loan Document to be performed by the Administrative Agent or the Canadian Administrative Agent will be performed by a Canadian resident for purposes of the ITA or an authorized foreign bank for purposes of the Bank Act (Canada).

Each Lender Party acknowledges that it has, independently and without reliance upon the Administrative Agent, the Canadian Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender Party also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Canadian Administrative Agent or any other Lender Party and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Each Lender hereby agrees that (a) it has requested a copy of each Report prepared by or on behalf of the Administrative Agent or the Canadian Administrative Agent; (b) the Administrative Agent and the Canadian Administrative Agent (i) makes no representation or warranty, express or implied, as to the completeness or accuracy of any Report or any of the information contained therein or any inaccuracy or omission contained in or relating to a Report and (ii) shall not be liable for any information contained in any Report; (c) the Reports are not comprehensive audits or examinations, and that any Person performing any field examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Loan Parties’ personnel and that the Administrative Agent and the Canadian Administrative Agent undertake no obligation to update, correct or supplement the Reports; (d) it will keep all Reports confidential and strictly for its internal use, not share the Report with any Loan Party or any other Person except as otherwise permitted pursuant to this Agreement; and (e) without limiting the generality of any other indemnification provision contained in this Agreement, it will pay and protect, and indemnify, defend, and hold the Administrative Agent, the Canadian Administrative Agent and any such other Person preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including reasonable attorney fees) incurred by as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

The Sole Bookrunner, the Co-Lead Arrangers and the Documentation Agent shall not have any right, power, obligation, liability, responsibility or duty under this Agreement.

ARTICLE IX – MISCELLANEOUS

9.1 Notices.

(a)	Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:

(i)	if to any Loan Party, to the Borrower Representative at:

Vitran Corporation Inc.

Suite 701

185 The West Mall

Toronto, ON M9C 5L5

Attention: Fayaz Suleman, Chief Financial Officer

Facsimile No: 416-596-8039

with a copy to:

McMillan LLP

Brookfield Place, Suite 4400

181 Bay Street

Toronto, ON M5J 2T3

Attention: Eric Friedman

Facsimile No: 416-865-7048

(ii)	if to the Administrative Agent, or the U.S. Swingline Lender, to:

JPMorgan Chase Bank, N.A.

1300 East Ninth Street, Floor 13

Cleveland, OH 44114

Attention: Randy Abrams

Facsimile No: 216-781-2071

(iii)	if to the Canadian Administrative Agent, or the Canadian Swingline Lender, to:

JPMorgan Chase Bank, N.A., Toronto Branch

Royal Bank Plaza, South Tower

1800 – 200 Bay street

Toronto, ON M5J 2J2

Attention: Auggie Marchetti

Facsimile No: 416-981-2375

(iv)	if to any other Lender or any Issuing Bank, to it at its address or facsimile number or electronic mail address set forth in its Administrative Questionnaire or in any other writing delivered by any such Person to the Administrative Agent.

All such notices and other communications (i) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received or (ii) sent by facsimile or electronic mail shall be deemed to have been given when sent, provided that if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient.

(b)	Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications (including e-mail and internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II, to compliance or Default certificates delivered pursuant to Section 5.1 unless otherwise agreed by the Administrative Agent and the Canadian Administrative Agent, as the case may be, and the applicable Lender. The Administrative Agent or the Borrower Representative (on behalf of the Loan Parties) may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. All such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (b)(i) of notification that such notice or communication is available and identifying the website address therefor.

(c)	Any party hereto may change its address, electronic mail address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

9.2 Waivers; Amendments.

(a)	No failure or delay by any Lender Party in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Lenders Parties, hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or the issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether any Lender Party may have had notice or knowledge of such Default at the time.

(b)

Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders or (ii) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent, the Canadian Administrative Agent (to the extent it is a party to such Loan Document) and each Loan Party that is a party thereto, with the consent of the Required Lenders; provided that no such agreement shall (A) increase the U.S. Commitment or the Canadian Commitment of any Lender without the written consent of such Lender (including any such Lender that is a Defaulting Lender), (B) reduce or forgive the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce or forgive any interest or fees payable hereunder, without the written consent of each Lender directly affected thereby (including any such Lender that is a Defaulting Lender), (C) postpone any scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any date for the payment of any interest, fees or other Obligations payable hereunder, or reduce the amount of, waive or excuse any such payment, postpone the scheduled date of expiration of the Revolving Commitment, without the written consent of each Lender (including any such Lender that is a Default Lender) directly affected thereby, (D) change Section 2.18(b) in any manner adverse to any Lender without such Lender’s consent or in a manner that would alter the manner in which payments are shared, without the written consent of each Lender affected thereby, (E) increase the advance rates set forth in the definition of Canadian Borrowing Base or U.S. Borrowing Base or add new categories of eligible assets, without the written consent of each Lender, (F) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender, (G) release any Loan Guarantor from its obligation under its Loan Guaranty, Canadian Guarantee or U.S. Guarantee (except as otherwise permitted herein or in the other Loan Documents), without the written consent of each Lender, or (H) except as provided in clause (c) of this Section or in any Collateral Document, release all or substantially all of the Collateral, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Canadian Administrative Agent, any Issuing Bank or any Swingline Lender hereunder without the prior written consent of the Administrative Agent, the Canadian Administrative Agent, such Issuing Bank or such Swingline Lender, as the case may be (it being understood that any change to Section 2.20 shall require the consent of the Administrative Agent, the Canadian Administrative Agent, the Swingline Lenders and the Issuing Banks). Notwithstanding the foregoing, (x) the Administrative Agent may also amend the Revolving Commitment Schedule to reflect assignments entered into pursuant to Section 9.4 and (y) any amendment entered into in connection with an Aggregate Commitment Increase or a Canadian Revolving Commitment Adjustment pursuant to Section 2.9(c), (e) or (f) as applicable, shall require only the signature of the Administrative Agent, the Borrowers and the Lender(s) being added or increasing their Revolving Commitment(s) or Canadian Commitments, as applicable, except as otherwise provided in such Section 2.9(e).

(c)

The Lender Parties hereby irrevocably authorize the Administrative Agent, at its option and in its sole discretion, to release any Liens granted to the Administrative Agent by the Loan Parties or the Canadian Loan Parties, as the case may be, on any Collateral (i) upon the termination of all Revolving Commitments, payment and satisfaction in full in cash of all Secured Obligations (other than Unliquidated Obligations), and the cash collateralization of all Unliquidated Obligations in a manner satisfactory to each affected Lender Party, (ii) constituting property being sold or disposed of if the Loan Party disposing of such property certifies to the Administrative Agent that the sale or disposition is made in compliance with the terms of this Agreement (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry), and to the extent that the property being sold or disposed of constitutes 100% of the Equity Interest of a Subsidiary, the Administrative Agent is authorized to release any Loan Guaranty, Canadian Guarantee or U.S. Guarantee provided by such Subsidiary, (iii) constituting property leased to a Loan Party under a lease which has expired or been terminated in a transaction permitted under this Agreement, (iv) as required to effect any sale or other disposition of such Collateral in connection with any exercise of remedies of the Administrative Agent and the Lenders pursuant to Article VII; (v) otherwise having a value in the aggregate not in excess of $7,000,000 during any calendar year; or (vi) as permitted under the Canadian Security Agreement and/or the U.S. Security Agreement. Except as provided in the preceding sentence, the Administrative Agent will not release any Liens on Collateral valued in the aggregate (A) in excess of $5,000,000 but not in excess of $7,000,000 during any calendar year without the prior written authorization of the

Required Lenders and (B) in excess of $7,000,000 during any calendar year without the prior written authorization of the Lenders. Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

(d)	If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender affected thereby,” the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Lender”), then the Borrowers may elect to replace a Non-Consenting Lender as a Lender party to this Agreement, provided that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Borrowers and the Administrative Agent shall agree, as of such date, to purchase for cash the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of clause (b) of Section 9.4, and (ii) the Borrowers shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (1) all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the Borrowers hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Sections 2.15 and 2.17, and (2) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 2.16 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender.

9.3 Expenses; Indemnity; Damage Waiver.

(a)

The Borrowers shall pay (i) all reasonable out of pocket expenses incurred by the Administrative Agent, the Canadian Administrative Agent and their Affiliates, including the reasonable fees, charges and disbursements of counsel, advisors and other professionals for the Administrative Agent and the Canadian Administrative Agent, in connection with the syndication and distribution (including, without limitation, via the internet or through a service such as Intralinks) of the credit facilities provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions of the Loan Documents (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the applicable Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, the Canadian Administrative Agent, any Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel, advisors and other professionals for the Administrative Agent, the Canadian Administrative Agent, any Issuing Bank

or any Lender, in connection with the enforcement, collection or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of pocket expenses incurred during any workout, restructuring or negotiations in respect thereof. Expenses being reimbursed by the Borrowers under this Section include, without limiting the generality of the foregoing, costs and expenses incurred by the Agents and their Affiliates in connection with:

(i)	appraisals and insurance reviews;

(ii)	field examinations and the preparation of Reports based on the fees charged by a third party retained by the Administrative Agent or the internally allocated fees for each Person employed by the Administrative Agent with respect to each field examination;

(iii)	background checks regarding senior management and/or key investors, as deemed necessary or appropriate in the sole discretion of the Administrative Agent;

(iv)	taxes, fees and other charges for (A) lien searches and (B) recording the Collateral Documents, filing financing statements and continuations, and other actions to perfect, protect, and continue the Administrative Agent’s Liens;

(v)	sums paid or incurred to take any action required of any Loan Party under the Loan Documents that such Loan Party fails to pay or take; and

(vi)	forwarding loan proceeds, collecting cheques and other items of payment, and establishing and maintaining the accounts and lock boxes, and costs and expenses of preserving and protecting the Collateral.

All of the foregoing costs and expenses may be charged to the Borrowers as Revolving Loans or to another deposit account, all as described in Section 2.18(c).

(b)

The Borrowers shall, jointly and severally, indemnify the Administrative Agent, the Canadian Administrative Agent, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, incremental taxes (other than taxes based on income), liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by an Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Borrower or any of their Subsidiaries, or any Environmental Liability related in any way to any Borrower or any of their Subsidiaries, (iv) the failure of the Borrowers to deliver to the Administrative Agent the required receipts or other required documentary evidence with respect to a payment made by the Borrowers for Taxes pursuant to Section 2.17, or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, penalties, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or wilful misconduct of such Indemnitee.

(c)	To the extent that the Borrowers fail to pay any amount required to be paid by it to the Administrative Agent, the Canadian Administrative Agent, any Issuing Bank or any Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, the Canadian Administrative Agent, such Issuing Bank or such Swingline Lender, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, penalty, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Canadian Administrative Agent, such Issuing Bank or such Swingline Lender in its capacity as such.

(d)	To the extent permitted by applicable law, no Loan Party shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e)	All amounts due under this Section shall be payable promptly after written demand therefor.

9.4 Successors and Assigns.

(a)

The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), except that (i) no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by a Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Canadian Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(i)	Subject to the conditions set forth in paragraph (b)(ii)(iv), and (v) below, any Lender may assign to one or more assignees (other than the Loan Parties or any of their Affiliates) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A)	the Borrower Representative, provided that no consent of the Borrower Representative shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee;

(B)	the Administrative Agent; and

(C)	the Issuing Banks.

(ii)	Assignments shall be subject to the following additional conditions:

(A)	except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Revolving Commitment or Loans of any Class, the amount of the Revolving Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower Representative and the Administrative Agent otherwise consent, provided that no such consent of the Borrower Representative shall be required if an Event of Default has occurred and is continuing;

(B)	each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C)	the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500;

(D)	the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more Credit Contacts to whom all syndicate-level information (which may contain material non-public information about the Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws; and

(E)	any assignments of all or a portion of a Lender’s Canadian Commitment or other rights and obligations under this Agreement relating to the Canadian Borrowers shall be made to a Canadian Qualified Lender;

(F)	each assignment shall be comprised of an equal percentage of the outstanding Canadian Commitment, U.S. Commitment, Canadian Revolving Exposure and U.S. Revolving Exposure of the applicable assignor; and

(G)	each assignee shall receive both a Canadian Commitment and a U.S. Commitment in accordance with the percentages set forth in the definitions of Canadian Lenders and U.S. Lenders.

For the purposes of this Section 9.4(b), the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii)	Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.3). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.4 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)	The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Commitment of, and principal amount and stated interest of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrowers, the Administrative Agent, the Canadian Administrative Agent, the Issuing Banks and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)	Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.5, 2.6(d) or (e), 2.7(b), 2.18(d) or 9.3(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(b)

Any Lender may, without the consent of the Borrowers, the Administrative Agent, the Canadian Administrative Agent, the Issuing Banks or the Swingline Lenders, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Revolving Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Administrative Agent, the Canadian Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.2(b) that affects such Participant. The Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the requirements and limitations therein, including the requirements under Section 2.17(f) (it being understood that the documentation required under Section 2.17(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 2.18 and 2.19 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Section 2.15, 2.16 or 2.17, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. The participating Lender, as a non-fiduciary agent of the Borrowers, shall maintain a register similar to that set forth in Section 9.4(b)(iv) with respect to the participation granted.

(c)	Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

9.5 Survival.

All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any Lender Party may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Revolving Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.3 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Revolving Commitments or the termination of this Agreement or any provision hereof.

9.6 Counterparts; Integration; Effectiveness.

This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent or the Canadian Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and the Canadian Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or electronic mail shall be effective as delivery of a manually executed counterpart of this Agreement.

9.7 Severability.

Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

9.8 Right of Setoff.

If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrowers or any Loan Guarantor against any of and all the Secured Obligations held by such Lender, irrespective of whether or not such Lender shall have made any demand under the Loan Documents and although such obligations may be unmatured. The applicable Lender shall notify the Borrower Representative and the Administrative Agent of such set-off or application, provided that any failure to give or any delay in giving such notice shall not affect the validity of any such set-off or application under this Section. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

9.9 Governing Law; Jurisdiction; Consent to Service of Process.

(a)	The Loan Documents (other than those containing a contrary express choice of law provision) shall be governed by and construed in accordance with the laws of the province of Ontario and the federal laws of Canada applicable therein, provided, however, that if the laws of any jurisdiction other than the province of Ontario shall govern in regard to the validity, perfection or effect of perfection of any Lien or in regard to procedural matters affecting enforcement of any Liens on all or any party of the Collateral, such laws of such other jurisdictions shall continue to apply to that extent.

(b)	Each Loan Party hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any Ontario court or Canadian federal court sitting in Toronto, Ontario in any action or proceeding arising out of or relating to any Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such province of Ontario or, to the extent permitted by law, in such federal court; provided that claims with respect to U.S. Loan Documents may, as provided therein, also be tried in the courts of Chicago, Illinois. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Canadian Administrative Agent, the Issuing Banks or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.

(c)	Each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)	Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.1. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

9.10 WAIVER OF JURY TRIAL; JUDICIAL REFERENCE.

EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD

NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

9.11 Headings.

Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

9.12 Confidentiality.

Each of the Lender Parties agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by Requirement of Laws or by any subpoena or similar legal process (in which event, the Administrative Agent or Lender, as applicable, will notify, to the extent practicable and not prohibited under the circumstances, the Borrower Representative on a timely basis prior to such disclosure), (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Loan Parties and their obligations, (g) with the consent of the Borrower Representative or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to any Lender Party on a non-confidential basis from a source other than the Loan Parties unless such Lender Party knows that such information was obtained in violation of any confidentiality agreement or arrangement. For the purposes of this Section, “Information” means all information received from the Loan Parties relating to the Loan Parties or their business, other than any such information that is available to any Lender Party on a non-confidential basis prior to disclosure by the Loan Parties; provided that, in the case of information received from the Loan Parties after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12 FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING VITRAN CORPORATION AND ITS AFFILIATES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE

SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND PROVINCIAL OR STATE SECURITIES LAWS.

ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWERS OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWERS AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND PROVINCIAL OR STATE SECURITIES LAWS.

9.13 Several Obligations; Nonreliance; Violation of Law.

The respective obligations of the Lenders hereunder are several and not joint and the failure of any Lender to make any Loan or perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. Each Lender hereby represents that it is not relying on or looking to any margin stock for the repayment of the Borrowings provided for herein. Anything contained in this Agreement to the contrary notwithstanding, neither any Issuing Bank nor any Lender shall be obligated to extend credit to the Borrowers in violation of any Requirement of Law.

9.14 USA PATRIOT Act.

Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrowers that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrowers, which information includes the names and addresses of the Borrowers and other information that will allow such Lender to identify the Borrowers in accordance with the Act.

9.15 Disclosure.

Each Loan Party and each Lender hereby acknowledges and agrees that the Administrative Agent and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with any of the Loan Parties and their respective Affiliates.

9.16 Appointment for Perfection.

Each Lender Party hereby appoints each other Lender Party as its agent for the purpose of perfecting Liens, for the benefit of the Lender Parties or the Canadian Lender Parties, as the case may be, in assets which, in accordance with Article 9 of the UCC, the PPSA, the Securities Transfer Act, 2006 (Ontario) or any other applicable law can be perfected only by possession. Should any Lender Party (other than the Administrative Agent) obtain possession of any such Collateral, such Lender Party shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions.

9.17 Interest Rate Limitation.

Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Canadian Prime Rate to the date of repayment, shall have been received by such Lender.

9.18 Judgment Currency Conversion.

(a)	The obligations of the Loan Parties hereunder and under the other Loan Documents to make payments in dollars or in Canadian Dollars, as the case may be (the “Obligation Currency”), shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt by the applicable Loan Party of the full amount of the Obligation Currency expressed to be payable to the applicable Loan Party under this Agreement or the other Loan Documents. If, for the purpose of obtaining or enforcing judgment against any Loan Party in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Obligation Currency (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in the Obligation Currency, the conversion shall be made, at the Administrative Agent’s quoted rate of exchange prevailing, in each case, as of the date immediately preceding the day on which the judgment is given (such Business Day being hereinafter referred to as the “Judgment Currency Conversion Date”).

(b)	If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, the Loan Parties each covenant and agree to pay, or cause to be paid, such additional amounts, if any (but in any event not a lesser amount), as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate of exchange prevailing on the Judgment Currency Conversion Date. Any amount due from a Loan Party under this Section 9.18 shall be due as a separate debt and shall not be affected by judgment being obtained for any other amounts due under or in respect of any of the Loan Documents.

(c)	For purposes of determining the prevailing rate of exchange, such amounts shall include any premium and costs payable in connection with the purchase of the Obligation Currency.

9.19 Canadian Anti-Money Laundering Legislation.

(a)	Each Borrower acknowledges that, pursuant to the Proceeds of Crime Act and other applicable anti-money laundering, anti-terrorist financing, government sanction and “know your client” laws (collectively, including any guidelines or orders thereunder, “AML Legislation”), the Lender Parties may be required to obtain, verify and record information regarding the Borrowers and their respective directors, authorized signing officers, direct or indirect shareholders or other Persons in control of the Borrowers, and the transactions contemplated hereby. Each Borrower shall promptly provide all such information, including supporting documentation and other evidence, as may be reasonably requested by any Lender Party or any prospective assignee or participant of a Lender, any Issuing Bank or any Agent, in order to comply with any applicable AML Legislation, whether now or hereafter in existence.

(b)	If the Canadian Administrative Agent has ascertained the identity of any Borrower or any authorized signatories of the Borrower for the purposes of applicable AML Legislation, then the Canadian Administrative Agent:

(i)	shall be deemed to have done so as an agent for each Lender Party, and this Agreement shall constitute a “written agreement” in such regard between each Lender Party and the Canadian Administrative Agent within the meaning of the applicable AML Legislation; and

(ii)	shall provide to each Lender Party copies of all information obtained in such regard without any representation or warranty as to its accuracy or completeness.

Notwithstanding the preceding sentence and except as may otherwise be agreed in writing, each of the Lender Parties agrees that neither the Canadian Administrative Agent nor any other Agent has any obligation to ascertain the identity of the Borrowers or any authorized signatories of the Borrowers on behalf of any Lender Party, or to confirm the completeness or accuracy of any information it obtains from any Borrower or any such authorized signatory in doing so.

ARTICLE X – LOAN GUARANTY

10.1 Guaranty.

Each Loan Guarantor hereby agrees that it is jointly and severally liable for, and absolutely and unconditionally guarantees to the Lender Parties, the prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Secured Obligations and all costs and expenses including, without limitation, all court costs and attorneys’ and paralegals’ fees (including allocated costs of in-house counsel and paralegals) and expenses paid or incurred by the Administrative Agent, the Canadian Administrative Agent, the Issuing Banks and the Lenders in endeavoring to collect all or any part of the Secured Obligations from, or in prosecuting any action against, any Borrower, any Loan Guarantor or any other guarantor of all or any part of the Secured Obligations (such costs and expenses, together with the Secured Obligations, collectively the “Guaranteed Obligations”). Each Loan Guarantor further agrees that the Guaranteed Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal. All terms of this Loan Guaranty apply to and may be enforced by or on behalf of any domestic or foreign branch or Affiliate of any Lender Party that extended any portion of the Guaranteed Obligations.

10.2 Guaranty of Payment.

This Loan Guaranty is a guaranty of payment and not of collection. Each Loan Guarantor waives any right to require any Lender Party to sue any Borrower, any other Loan Guarantor, any other guarantor, or any other person obligated for all or any part of the Guaranteed Obligations (each, an “Obligated Party”), or otherwise to enforce its payment against any collateral securing all or any part of the Guaranteed Obligations.

10.3 No Discharge or Diminishment of Loan Guaranty.

(a)	Except as otherwise provided for herein, the obligations of each Loan Guarantor hereunder are unconditional and absolute and not subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Guaranteed Obligations), including: (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration, or compromise of any of the Guaranteed Obligations, by operation of law or otherwise; (ii) any change in the corporate existence, structure or ownership of any Borrower or any other guarantor of or other person liable for any of the Guaranteed Obligations; (iii) any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Obligated Party, or their assets or any resulting release or discharge of any obligation of any Obligated Party; or (iv) the existence of any claim, setoff or other rights which any Loan Guarantor may have at any time against any Obligated Party, any Lender Party, or any other person, whether in connection herewith or in any unrelated transactions.

(b)	The obligations of each Loan Guarantor hereunder are not subject to any defense or setoff, counterclaim, recoupment, or termination whatsoever by reason of the invalidity, illegality, or unenforceability of any of the Guaranteed Obligations or otherwise, or any provision of applicable law or regulation purporting to prohibit payment by any Obligated Party, of the Guaranteed Obligations or any part thereof.

(c)	Further, the obligations of any Loan Guarantor hereunder are not discharged or impaired or otherwise affected by: (i) the failure of any Lender Party to assert any claim or demand or to enforce any remedy with respect to all or any part of the Guaranteed Obligations; (ii) any waiver or modification of or supplement to any provision of any agreement relating to the Guaranteed Obligations; (iii) any release, non-perfection, or invalidity of any indirect or direct security for the obligations of any Borrower for all or any part of the Guaranteed Obligations or any obligations of any other guarantor of or other person liable for any of the Guaranteed Obligations; (iv) any action or failure to act by any Lender Party with respect to any collateral securing any part of the Guaranteed Obligations; or (v) any default, failure or delay, willful or otherwise, in the payment or performance of any of the Guaranteed Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such Loan Guarantor or that would otherwise operate as a discharge of any Loan Guarantor as a matter of law or equity (other than the indefeasible payment in full in cash of the Guaranteed Obligations).

10.4 Defenses Waived.

To the fullest extent permitted by applicable law, each Loan Guarantor hereby waives any defense based on or arising out of any defense of any Borrower or any other Loan Guarantor or the unenforceability of all or any part of the Guaranteed Obligations from any cause, or the cessation from any cause of the liability of any Borrower or any Loan Guarantor, other than the indefeasible payment in full in cash of the Guaranteed Obligations. Without limiting the generality of the foregoing, each Loan Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any person against any Obligated Party, or any other person. Each Loan Guarantor confirms that it is not a surety under any state law and shall not raise any such law as a defense to its obligations hereunder. The Administrative Agent may, at its election, foreclose on any Collateral held by it by one or more judicial or nonjudicial sales, accept an assignment of any such Collateral in lieu of foreclosure or otherwise act or fail to act with respect to any collateral securing all or a part of the Guaranteed Obligations, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with any Obligated Party or exercise any other right or remedy available to it against any Obligated Party, without affecting or impairing in any way the liability of such Loan Guarantor under this Loan Guaranty except to the extent the Guaranteed Obligations have been fully and indefeasibly paid in cash. To the fullest extent permitted by applicable law, each Loan Guarantor waives any defense arising out of any such election even though that election may operate, pursuant to applicable law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Loan Guarantor against any Obligated Party or any security.

10.5 Rights of Subrogation.

No Loan Guarantor will assert any right, claim or cause of action, including, without limitation, a claim of subrogation, contribution or indemnification that it has against any Obligated Party, or any collateral, until the Loan Parties and the Loan Guarantors have fully performed all their obligations to the Lender Parties, the Commitments have been terminated and no Obligations (other than contingent indemnification obligations for which no claim has been made) are outstanding.

10.6 Reinstatement; Stay of Acceleration.

If at any time any payment of any portion of the Guaranteed Obligations is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, or reorganization of any Borrower or otherwise, each Loan Guarantor’s obligations under this Loan Guaranty with respect to that payment shall be reinstated at such time as though the payment had not been made and whether or not the Lender Parties are in possession of this Loan Guaranty. If acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of any Borrower, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Guaranteed Obligations shall nonetheless be payable by the Loan Guarantors forthwith on demand by the Lender Parties.

10.7 Information.

Each Loan Guarantor assumes all responsibility for being and keeping itself informed of the Borrowers’ financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that each Loan Guarantor assumes and incurs under this Loan Guaranty, and agrees that no Lender Party shall have any duty to advise any Loan Guarantor of information known to it regarding those circumstances or risks.

10.8 Taxes.

Each payment of the Guaranteed Obligations will be made by each Loan Guarantor without withholding for any Taxes, unless such withholding is required by law. If any Loan Guarantor determines, in its sole discretion exercised in good faith, that it is so required to withhold Taxes, then such Loan Guarantor may so withhold and shall immediately pay the full amount of withheld Taxes to the relevant Governmental Authority in accordance with applicable law. If such Taxes are Indemnified Taxes, then the amount payable by such Loan Guarantor shall be increased as necessary so that, net of such withholding (including such withholding applicable to additional amounts payable under this Section) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives the amount it would have received had no such withholding been made.

10.9 Maximum Liability.

The provisions of this Loan Guaranty are severable, and in any action or proceeding involving any state corporate law, or any state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Loan Guarantor under this Loan Guaranty would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of such Loan Guarantor’s liability under this Loan Guaranty, then, notwithstanding any other provision of this Loan Guaranty to the contrary, the amount of such liability shall, without any further action by the Loan Guarantors or the Lender Parties, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant Loan Guarantor’s “Maximum Liability”). This Section with respect to the Maximum Liability of each Loan Guarantor is intended solely to preserve the rights of the Lender Parties to the maximum extent not subject to avoidance under applicable law, and no Loan Guarantor nor any other person or entity shall have any right or claim under this Section with respect to such Maximum Liability, except to the extent necessary so that the obligations of any Loan Guarantor hereunder shall not be rendered voidable under applicable law. Each Loan Guarantor agrees that the Guaranteed Obligations may at any time and from time to time exceed the Maximum Liability of each Loan Guarantor without impairing this Loan Guaranty or affecting the rights and remedies of the Lender Parties hereunder; provided that nothing in this sentence shall be construed to increase any Loan Guarantor’s obligations hereunder beyond its Maximum Liability.

10.10 Contribution.

In the event any Loan Guarantor (a “Paying Guarantor”) shall make any payment or payments under this Loan Guaranty or shall suffer any loss as a result of any realization upon any collateral granted by it to secure its obligations under this Loan Guaranty, each other Loan Guarantor (each a “Non-Paying Guarantor”) shall contribute to such Paying Guarantor an amount equal to such Non-Paying Guarantor’s “Applicable Percentage” of such payment or payments made, or losses suffered, by such Paying Guarantor. For purposes of this Article X, each Non-Paying Guarantor’s “Applicable Percentage” with respect to any such payment or loss by a Paying Guarantor shall be determined as of the date on which such payment or loss was made by reference to the ratio of (i) such Non-Paying Guarantor’s Maximum Liability as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder) or, if such Non-Paying Guarantor’s Maximum Liability has not been determined, the aggregate amount of all monies received by such Non-Paying Guarantor from the Borrowers after the date hereof (whether by loan, capital infusion or by other means) to (ii) the aggregate Maximum Liability of all Loan Guarantors hereunder (including such Paying Guarantor) as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder), or to the extent that a Maximum Liability has not been determined for any Loan Guarantor, the aggregate amount of all monies received by such Loan Guarantors from the Borrowers after the date hereof (whether by loan, capital infusion or by other means). Nothing in this provision shall affect any Loan Guarantor’s several liability for the entire amount of the Guaranteed Obligations (up to such Loan Guarantor’s Maximum Liability). Each of the Loan Guarantors covenants and agrees that its right to receive any contribution under this Loan Guaranty from a Non-Paying Guarantor shall be subordinate and junior in right of payment to the payment in full in cash of the Guaranteed Obligations. This provision is for the benefit of both the Lender Parties and the Loan Guarantors and may be enforced by any one, or more, or all of them in accordance with the terms hereof.

10.11 Liability Cumulative.

The liability of each Loan Party as a Loan Guarantor under this Article X is in addition to and shall be cumulative with all liabilities of each Loan Party to the Lender Parties under this Agreement and the other Loan Documents to which such Loan Party is a party or in respect of any obligations or liabilities of the other Loan Parties, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

10.12 Termination.

The Lenders may continue to make loans or extend credit to the Borrowers based on this Loan Guaranty until thirty (30) days after it receives written notice of termination from any Loan Guarantor. Notwithstanding receipt of any such notice, each Loan Guarantor will continue to be liable to the Lenders for any Guaranteed Obligations created, assumed or committed to prior to the fifth day after receipt of the notice, and all subsequent renewals, extensions, modifications and amendments with respect to, or substitutions for, all or any part of that Guaranteed Obligations.

ARTICLE XI – THE BORROWER REPRESENTATIVE

11.1 Appointment; Nature of Relationship.

Vitran, an Ontario corporation, is hereby appointed by each of the Borrowers as its contractual representative (herein referred to as the “Borrower Representative”) hereunder and under each other Loan Document, and each of the Borrowers irrevocably authorizes the Borrower Representative to act as the contractual representative of such Borrower with the rights and duties expressly set forth herein and in the other Loan Documents. The Borrower Representative agrees to act as such contractual representative upon the express conditions contained in this Article XI. Additionally, the Borrowers hereby appoint the Borrower Representative as their agent to receive all of the proceeds of the Loans in the Funding Account(s), at which time the Borrower Representative shall promptly disburse such Loans to the appropriate Borrower, subject to the limits as between Canadian Borrowers and U.S. Borrowers contained in this Agreement. None of the Lender Parties and their respective officers, directors, agents or employees, shall be liable to the Borrower Representative or any Borrower for any action taken or omitted to be taken by the Borrower Representative or the Borrowers pursuant to this Section 11.1.

11.2 Powers.

The Borrower Representative shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Borrower Representative by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Borrower Representative shall have no implied duties to the Borrowers, or any obligation to the Lender Parties to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Borrower Representative.

11.3 Employment of Agents.

The Borrower Representative may execute any of its duties as the Borrower Representative hereunder and under any other Loan Document by or through authorized officers.

11.4 Notices.

Each Borrower shall immediately notify the Borrower Representative of the occurrence of any Default or unmatured Default hereunder referring to this Agreement describing such Default or unmatured Default and stating that such notice is a “notice of default.” In the event that the Borrower Representative receives such a notice, the Borrower Representative shall give prompt notice thereof to the Administrative Agent and the Lender Parties. Any notice provided to the Borrower Representative hereunder shall constitute notice to each Borrower on the date received by the Borrower Representative.

11.5 Successor Borrower Representative.

Upon the prior written consent of the Administrative Agent, the Borrower Representative may resign at any time, such resignation to be effective upon the appointment of a successor Borrower Representative. The Administrative Agent shall give prompt written notice of such resignation to the Lender Parties.

11.6 Execution of Loan Documents; Borrowing Base Certificate.

The Borrowers hereby empower and authorize the Borrower Representative, on behalf of the Borrowers, to execute and deliver to the Lender Parties the Loan Documents and all related agreements, certificates, documents, or instruments as shall be necessary or appropriate to effect the purposes of the Loan Documents, including without limitation, the Borrowing Base Certificates and the Compliance Certificates. Each Borrower agrees that any action taken by the Borrower Representative or the Borrowers in accordance with the terms of this Agreement or the other Loan Documents, and the exercise by the Borrower Representative of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Borrowers.

11.7 Reporting.

Each Borrower hereby agrees that such Borrower shall furnish promptly after each fiscal month to the Borrower Representative a copy of any certificate or report required hereunder or requested by the Borrower Representative on which the Borrower Representative shall rely to prepare the Borrowing Base Certificates and Compliance Certificates required pursuant to the provisions of this Agreement.

[Remainder of Page Left Intentionally Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

CANADIAN BORROWERS:

VITRAN CORPORATION INC., an Ontario Corporation

By:	/s/ Richard E. Gaetz
Name: Richard E. Gaetz
Title: President & Chief Executive Officer

By:
Name:
Title:

VITRAN EXPRESS CANADA INC., an Ontario Corporation

By:	/s/ Richard E. Gaetz
Name: Richard E. Gaetz
Title: Chief Executive Officer

By:
Name:
Title:

- Signature Page to Credit Agreement -

U.S. BORROWERS:

VITRAN CORPORATION, a Nevada Corporation

By:	/s/ Richard E. Gaetz
Name: Richard E. Gaetz
Title: Chief Executive Officer

By:
Name:
Title:

VITRAN EXPRESS, INC., a Pennsylvania Corporation

By:	/s/ Richard E. Gaetz
Name: Richard E. Gaetz
Title: Chief Executive Officer

By:
Name:
Title:

LAS VEGAS/L.A. EXPRESS, INC., a California Corporation

By:	/s/ Richard E. Gaetz
Name: Richard E. Gaetz
Title: Chief Executive Officer

By:
Name:
Title:

- Signature Page to Credit Agreement -

VITRAN LOGISTICS CORP., a Delaware Corporation

By:	/s/ Richard E. Gaetz
Name: Richard E. Gaetz
Title: Chief Executive Officer

By:
Name:
Title:

VITRAN LOGISTICS, INC., an Indiana Corporation

By:	/s/ Richard E. Gaetz
Name: Richard E. Gaetz
Title: Chief Executive Officer

By:
Name:
Title:

SHORTHAUL TRANSPORT CORPORATION, an Indiana Corporation

By:	/s/ Richard E. Gaetz
Name: Richard E. Gaetz
Title: Chief Executive Officer

By:
Name:
Title:

- Signature Page to Credit Agreement -

MIDWEST SUPPLY CHAIN, INC., a Kansas Corporation

By:	/s/ Richard E. Gaetz
Name: Richard E. Gaetz
Title: Chief Executive Officer

By:
Name:
Title:

- Signature Page to Credit Agreement -

OTHER LOAN PARTIES:

CAN-AM LOGISTICS INC., an Ontario Corporation

By:	/s/ Richard E. Gaetz
Name: Richard E. Gaetz
Title: President

By:
Name:
Title:

VITRAN LOGISTICS LIMITED, an Ontario Corporation

By:	/s/ Richard E. Gaetz
Name: Richard E. Gaetz
Title: Chief Executive Officer

By:
Name:
Title:

EXPEDITEUR T.W. LTÉE, a Canada Corporation

By:	/s/ Richard E. Gaetz
Name: Richard E. Gaetz
Title: Chief Executive Officer

By:
Name:
Title:

- Signature Page to Credit Agreement -

1098304 ONTARIO INC., an Ontario Corporation

By:	/s/ Richard E. Gaetz
Name: Richard E. Gaetz
Title: President

By:
Name:
Title:

DONEY HOLDINGS INC., an Ontario Corporation

By:	/s/ Richard E. Gaetz
Name: Richard E. Gaetz
Title: Chief Executive Officer

By:
Name:
Title:

ROUT-WAY EXPRESS LINES LTD./LES SERVICES ROUTIERS EXPRESS ROUT LTEE, a Canada Corporation

By:	/s/ Richard E. Gaetz
Name: Richard E. Gaetz
Title: Chief Executive Officer

By:
Name:
Title:

- Signature Page to Credit Agreement -

:

1277050 ALBERTA INC., an Alberta Corporation

By:	/s/ Richard E. Gaetz
Name: Richard E. Gaetz
Title: Chief Executive Officer

By:
Name:
Title:

SOUTHERN EXPRESS LINES OF ONTARIO LIMITED, an Ontario Corporation

By:	/s/ Richard E. Gaetz
Name: Richard E. Gaetz
Title: Chief Executive Officer

By:
Name:
Title:

VITRAN ENVIRONMENTAL SYSTEMS INC., an Ontario Corporation

By:	/s/ Richard E. Gaetz
Name: Richard E. Gaetz
Title: Chief Executive Officer

By:
Name:
Title:

- Signature Page to Credit Agreement -

0772703 B.C. LTD., a British Columbia Corporation

By:	/s/ Richard E. Gaetz
Name: Richard E. Gaetz
Title: Chief Executive Officer

By:
Name:
Title:

1833660 ONTARIO INC., an Ontario Corporation

By:	/s/ Richard E. Gaetz
Name: Richard E. Gaetz
Title: Chief Executive Officer

By:
Name:
Title:

- Signature Page to Credit Agreement -

ADMINISTRATIVE AGENT, EFFECTIVE DATE ISSUING BANK (U.S.) AND U.S. SWINGLINE LENDER:

JPMORGAN CHASE BANK, N.A.

By:	/s/ Randy Abrams
Name: Randy Abrams
Title: Authorized Officer

- Signature Page to Credit Agreement -

CANADIAN ADMINISTRATIVE AGENT, EFFECTIVE DATE ISSUING BANK (CANADA) AND CANADIAN SWINGLINE LENDER:

JPMORGAN CHASE BANK, N.A., TORONTO BRANCH

By:	/s/ Auggie Marchetti
Name: Auggie Marchetti
Title: Senior Vice President & Region Manager

- Signature Page to Credit Agreement -

“CANADIAN LENDERS”

JPMORGAN CHASE BANK, N.A., TORONTO BRANCH

By:	/s/ Auggie Marchetti
Name: Auggie Marchetti
Title: Senior Vice President & Region Manager

- Signature Page to Credit Agreement -

“CANADIAN LENDERS” continued

ROYAL BANK OF CANADA

By:	/s/ Edward Lynch
Name: Edward Lynch
Title: Attorney In Fact

By:	/s/ Robert Kizell
Name: Robert Kizell
Title: Attorney In Fact

- Signature Page to Credit Agreement -

“CANADIAN LENDERS” continued

FIFTH THIRD BANK

By:	/s/ Charles J. Miller
Name: Charles J. Miller
Title: Vice President

- Signature Page to Credit Agreement -

“CANADIAN LENDERS” continued

EXPORT DEVELOPMENT CANADA

By:	/s/ Robert Pelletier
Name: Robert Pelletier
Title: Financing Manager

By:	/s/ Janine Dopson
Name: Janine Dopson
Title: Financing Manager

- Signature Page to Credit Agreement -

“U.S. LENDERS”

JPMORGAN CHASE BANK, N.A.

By:	/s/ Randy Abrams
Name: Randy Abrams
Title: Authorized Officer

- Signature Page to Credit Agreement -

“U.S. LENDERS” continued

ROYAL BANK OF CANADA

By:	/s/ Edward Lynch
Name: Edward Lynch
Title: Attorney In Fact

By:	/s/ Robert Kizell
Name: Robert Kizell
Title: Attorney In Fact

- Signature Page to Credit Agreement -

“U.S. LENDERS” continued

FIFTH THIRD BANK

By:	/s/ William J. Krummen
Name: William J. Krummen
Title: Vice President

By:
Name:
Title:

- Signature Page to Credit Agreement -

“U.S. LENDERS” continued

EXPORT DEVELOPMENT OF CANADA

By:	/s/ Robert Pelletier
Name: Robert Pelletier
Title: Financing Manager

By:	/s/ Janine Dopson
Name: Janine Dopson
Title: Financing Manager